As filed with the Securities and Exchange Commission on July 15, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DARLING INGREDIENTS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2070	36-2495346
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

251 O’Connor Ridge Blvd.,

Suite 300

Irving, Texas 75038

(972) 717-0300

(Name, address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Randall C. Stuewe

Chairman of the Board and Chief Executive Officer

251 O’Connor Ridge Blvd.,

Suite 300

Irving, Texas 75038

(972) 717-0300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

See Table of Additional Registrants Below

Copies to:

Craig E. Chapman, Esq.

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Telephone: 212-839-5564

Facsimile: 212-839-5599

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE CHART

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
5.375% Senior Notes due 2022	$500,000,000	100%	$500,000,000	$64,400
Guarantees of 5.375% Senior Notes due 2022	—	—	—	—(2)

(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.
(2)	The Additional Registrants will guarantee the payment of the 5.375% Senior Notes due 2022. Pursuant to Rule 457(n) of the Securities Act, no separate registration fee for the guarantees is payable.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Exact Name of Registrant as Specified in its Charter (Or Other Organizational Document)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number (If None, Write N/A)	Primary Standard Industrial Classification Code Number	Address, Including Zip Code, of Registrant’s Principal Executive Offices	Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices
Craig Protein Division, Inc.	Georgia	58-1184115	2070	251 O’Connor Ridge Blvd. Ste 300 Irving, Texas 75038	(972) 717-0300
Darling AWS LLC	Delaware	80-0945703	2070	251 O’Connor Ridge Blvd. Ste 300 Irving, Texas 75038	(972) 717-0300
Darling National LLC	Delaware	16-1744509	2070	251 O’Connor Ridge Blvd. Ste 300 Irving, Texas 75038	(972) 717-0300
Darling Northstar LLC	Delaware	46-3686178	2070	251 O’Connor Ridge Blvd. Ste 300 Irving, Texas 75038	(972) 717-0300
Darling Global Holdings Inc.	Delaware	46-3678708	2070	251 O’Connor Ridge Blvd. Ste 300 Irving, Texas 75038	(972) 717-0300
EV Acquisition, Inc.	Arkansas	20-2053162	2070	251 O’Connor Ridge Blvd. Ste 300 Irving, Texas 75038	(972) 717-0300
Griffin Industries LLC	Kentucky	61-0563460	2070	251 O’Connor Ridge Blvd. Ste 300 Irving, Texas 75038	(972) 717-0300
Rousselot Dubuque Inc.	Delaware	75-3029395	2070	251 O’Connor Ridge Blvd. Ste 300 Irving, Texas 75038	(972) 717-0300
Rousselot Inc.	Delaware	20-4554170	2070	251 O’Connor Ridge Blvd. Ste 300 Irving, Texas 75038	(972) 717-0300
Rousselot Peabody Inc.	Massachusetts	04-1272190	2070	251 O’Connor Ridge Blvd. Ste 300 Irving, Texas 75038	(972) 717-0300
Sonac USA LLC	Delaware	27-1709469	2070	251 O’Connor Ridge Blvd. Ste 300 Irving, Texas 75038	(972) 717-0300
Terra Holding Company	Delaware	73-1624492	2070	251 O’Connor Ridge Blvd. Ste 300 Irving, Texas 75038	(972) 717-0300
Terra Renewal Services, Inc.	Arkansas	71-0774612	2070	251 O’Connor Ridge Blvd. Ste 300 Irving, Texas 75038	(972) 717-0300

The name, address and telephone number of agent for service for each of the Additional Registrants is:

Randall C. Stuewe

Chairman of the Board and Chief Executive Officer

251 O’Connor Ridge Blvd., Suite 300

Irving, Texas 75038

(972) 717-0300

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 15, 2014

PRELIMINARY PROSPECTUS

DARLING INGREDIENTS INC.

OFFER TO EXCHANGE

All Outstanding

$500,000,000 5.375% Senior Notes due 2022 (the “Restricted Notes”)

CUSIPs U23534AA5 and 237264AA4

for

$500,000,000 5.375% Senior Notes due 2022 (the “Exchange Notes”)

that have been registered under the Securities Act of 1933 (the “Securities Act”)

We refer herein to the foregoing offer to exchange as the “exchange offer.” The terms of the exchange offer are summarized below and are more fully described in this prospectus. When we use the term “notes” in this prospectus, the term includes the Restricted Notes and the Exchange Notes unless otherwise indicated or the context otherwise requires.

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2014, unless we extend the exchange offer in our sole and absolute discretion.

Material Terms of the Exchange Offer

•	The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, which we refer to as the SEC or the Commission; no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer and no material adverse development shall have occurred in any existing action or proceeding with respect to us; and all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offer.

•	We will exchange all outstanding Restricted Notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer for an equal principal amount of the applicable Exchange Notes.

•	You may withdraw tenders of Restricted Notes at any time prior to the expiration or termination of the exchange offer.

•	Restricted Notes may be tendered only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

•	The terms of the Exchange Notes are substantially identical in all material respects to those of the applicable outstanding Restricted Notes, except that transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the Exchange Notes. The Exchange Notes will be issued under the same indenture as the Restricted Notes.

•	We will not receive any proceeds from the exchange offer.

Results of the Exchange Offer

•	The Exchange Notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the Exchange Notes or the Restricted Notes on a national market.

•	All outstanding Restricted Notes not tendered will continue to be subject to the restrictions on transfer set forth in the outstanding Restricted Notes in the indenture. In general, outstanding Restricted Notes may not be offered or sold, unless registered under the Securities Act of 1933, as amended (the “Securities Act”), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

•	Other than in connection with the exchange offer, we do not plan to register the outstanding Restricted Notes under the Securities Act.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” on page 103.

Consider carefully the “Risk Factors” beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2014.

WHERE YOU CAN FIND MORE INFORMATION

Under the Securities Exchange Act of 1934, we are required to file annual, quarterly and special reports, proxy statements and other information with the SEC, which can be read and/or copies made at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. We file electronically with the SEC. This information is also available on our website at www.darlingii.com and the address for our investor relations web site is www.darlingii.com/investors.aspx. Information contained in our website does not constitute part of this prospectus and is not incorporated by reference herein.

We have filed a registration statement and related exhibits on Form S-4 under the Securities Act with the SEC with respect to the Exchange Notes to be sold hereunder. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. Our SEC filings, the registration statement and all exhibits to it are available for inspection and copying as set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. All documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the expiration or termination of this offering, will be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We are not, however, incorporating by reference any future documents or portions thereof that are not deemed “filed” with the SEC, unless expressly incorporated into this prospectus, including information furnished pursuant to Item 2.02 or 7.01 of Form 8-K.

i

We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to effectiveness of the registration statement and (ii) after the date of this prospectus and before the consummation or termination of this exchange offer:

•	Our Annual Report on Form 10-K for the fiscal year ended December 28, 2013, filed on February 26, 2014;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2014, filed on May 8, 2014;

•	Our Definitive Proxy Statement on Schedule 14A filed on March 26, 2014, but only to the extent that such information was incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 28, 2013; and

•	Our Current Report on Form 8-K/A filed on December 3, 2013 and our Current Reports on Form 8-K filed on January 6, 2014, January 8, 2014, January 10, 2014, January 21, 2014, February 18, 2014, May 7, 2014 and July 3, 2014.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Darling Ingredients Inc.

251 O’Connor Ridge

Suite 300

Irving, TX 75038

(972) 717-0300

Fax: (972) 717-1588

Attn: Investor Relations

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

To obtain timely delivery, you must request the information no later than five (5) business days before the expiration date of the exchange offer.

ii

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus and does not contain all the information that you should consider before deciding to participate in the exchange offer. You should carefully read the entire prospectus, including the section entitled “Risk Factors,” our Annual Report on Form 10-K for the year ended December 28, 2013, our Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2014, our financial statements and the related notes and the other documents incorporated into this prospectus by reference before making an investment decision.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Darling,” “Company,” “we,” “us” and “our” means Darling Ingredients Inc. and all of our subsidiaries.

Darling Ingredients Inc.

Founded by the Swift meat packing interests and the Darling family in 1882, Darling Ingredients Inc. (“Darling”, and together with its subsidiaries, the “Company” or “we,” “us” or “our”) was incorporated in Delaware in 1962 under the name “Darling-Delaware Company, Inc.” On December 28, 1993, Darling changed its name from “Darling-Delaware Company, Inc.” to “Darling International Inc.” On May 6, 2014, Darling changed its name from “Darling International Inc.” to “Darling Ingredients Inc.”

The Company is a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical fuel, bioenergy and fertilizer industries. With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into useable and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients. In addition, the Company provides grease trap services to food service establishments, environmental services to food processors and sells restaurant cooking oil delivery and collection equipment.

On January 7, 2014, the Company acquired the VION Ingredients business division (“VION Ingredients”) of VION Holding, N.V. (“VION”) by purchasing all of the shares of VION Ingredients International (Holding) B.V. and VION Ingredients Germany GmbH, and 60% of Best Hides GmbH (collectively, the “VION Companies”) pursuant to a Sale and Purchase Agreement dated October 5, 2013, as amended, between Darling and VION (the “VION Acquisition”). The VION Ingredients business is now conducted under the name Darling Ingredients International. In addition, on October 28, 2013, Darling completed the acquisition of substantially all of the assets of Rothsay (“Rothsay”), a division of Maple Leaf Foods, Inc. (“MFI”), a Canadian corporation, pursuant to an Acquisition Agreement between MFI and Darling dated August 23, 2013 (the “Rothsay Acquisition”). The Company’s business is conducted through a global network of over 200 locations across five continents.

Commencing with the first quarter of 2014, the Company’s business operations were reorganized into three new reportable operating segments: Feed Ingredients, Food Ingredients and Fuel Ingredients. This change was necessitated by the VION Acquisition and aligns the Company’s operations based on the products and services offered to various end markets. All historical periods have been restated to conform to the new reportable operating segment structure; however, it should be noted that none of the Company’s historic operations fall within the Food Ingredients operating segment and therefore, there is no comparable financial information for the Food Ingredients operating segment for prior periods.

The Feed Ingredients operating segment includes the Company’s global activities related to (i) the collection and processing of beef, poultry and pork animal by-products in North America and Europe into non-food grade oils and protein meals, (ii) the collection and processing of bakery residuals in North America into Cookie Meal®, which is predominantly used in poultry and swine rations, (iii) the collection and processing of used cooking oil in North America into non-food grade fats, as well as the production and sale of a variety of cooking oil collection delivery systems, (iv) the collection and processing of bovine, porcine and ovine blood in China, Europe and North America into blood plasma powder and hemoglobin, (v) the processing of cattle hides and hog skins in North American and Europe, (vi) the production of organic fertilizers using protein produced from the Company’s animal by-products processing activities in North America and Europe, and (vii) grease trap services to food service establishments and environmental services to food processors. Non-food grade oils and fats produced and marketed by the Company are principally sold to third parties to be used as ingredients in animal feed and pet food, as an ingredient for the production of biodiesel and renewable diesel or to the oleo-chemical industry to be used as an ingredient in a wide variety of industrial applications. Protein meals produced and marketed by the Company are sold to third parties to be used as ingredients in animal feed, pet food and aquaculture. Blood plasma powder and hemoglobin produced and marketed by the Company are sold to third parties to be used as ingredients in animal feed, pet food and aquaculture.

The Food Ingredients operating segment includes the Company’s global activities related to (i) the collection and processing of beef and pork bone chips, beef hides, pig skins, and fish skins into gelatin and hydrolyzed collagen in Europe, China, South America and North America, (ii) collection and processing of porcine and ovine intestines into natural casings in Europe, China and North America, (iii) the extraction and processing of porcine mucosa into crude heparin in Europe, (iv) the collection and refining of animal fat into food grade fat in Europe and (v) the processing of bones to bone chips for the gelatin industry and bone ash. Gelatins produced and marketed by the Company are sold to third parties to be used as ingredients in the pharmaceutical, nutriceutical, food and technical (i.e, photographic) industries. Natural casings produced and marketed by the Company are sold to third parties to be used as an ingredient in the production of sausages and other similar food products.

The Fuel Ingredients operating segment includes the Company’s global activities related to (i) the conversion of animal fats and recycled greases into biodiesel in North America, (ii) the conversion of organic sludge and food waste into biogas in Europe, (iii) the collection and conversion of fallen stock and certain animal by-products pursuant to applicable E.U. regulations into low-grade energy sources to be used in industrial applications, (iv) commencing with the second quarter of 2014, the processing of manure into natural bio-phosphate in Europe and (v) the Company’s share of the results of its equity investment in Diamond Green Diesel Holdings LLC, a joint venture with Valero Energy Corporation (the “DGD Joint Venture”) to convert animal fats, recycled greases, used cooking oil, inedible corn oil, soybean oil or other feed stocks that become economically and commercially viable into renewable diesel.

Corporate Activities principally includes unallocated corporate overhead expenses, acquisition-related expenses, interest expense net of interest income and other non-operating income and expenses.

Risks

You should carefully consider the risks discussed in the “Risk Factors” section beginning on page 12 of this prospectus, together with the other information contained in this prospectus, prior to deciding whether to participate in the exchange offer or invest in the Exchange Notes.

Our Executive Offices

Our principal executive offices are located at 251 O’Connor Ridge Blvd., Suite 300, Irving, Texas 75038. Our telephone number at that address is (972) 717-0300, and our website can be accessed at www.darlingii.com. Information contained in our website does not constitute part of this prospectus and is not incorporated by reference herein.

Guarantor Financial Information

The Exchange Notes will be guaranteed on a senior basis by our existing and future restricted subsidiaries, other than our foreign subsidiaries (the “Subsidiary Guarantors”, as defined under “Description of the Exchange Notes— Certain Definitions”). The guarantees will be unsecured senior indebtedness of the Subsidiary Guarantors and will have the same ranking with respect to indebtedness of the Subsidiary Guarantors as the Exchange Notes will have with respect to our indebtedness. See “Description of the Exchange Notes—Subsidiary Guarantees.”

As a result of the guarantee arrangements, we are required to provide supplemental guarantor financial information pursuant to Rule 3-10 of Regulation S-X for Darling and the guarantor subsidiaries. See Note 25 to the financial statements included in our Annual Report on Form 10-K for the year ended December 28, 2013 and Note 16 to the financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2014.

Summary of the Terms of the Exchange Offer

On January 2, 2014, we completed the private offering of $500,000,000 aggregate principal amount of our Restricted Notes. We refer to the issuance of the Restricted Notes in this prospectus as the “original issuance.”

At the time of the original issuance, we entered into a registration rights agreement with the initial purchasers of the Restricted Notes in which we agreed, among other things, to complete an exchange offer for the Restricted Notes. You are entitled to exchange your Restricted Notes in the exchange offer for Exchange Notes with substantially identical terms, except that the Exchange Notes will have been registered under the Securities Act and will not bear legends restricting their transfer or contain additional interest provisions. Unless you are a broker-dealer or unable to participate in the exchange offer, we believe that the Exchange Notes to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act. You should read the discussions under the headings “The Exchange Offer” and “Description of the Exchange Notes” for further information regarding the Exchange Notes.

Registration Rights Agreement	Under the registration rights agreement, we are obligated to offer to exchange the Restricted Notes for Exchange Notes with substantially identical terms. The exchange offer is intended to satisfy that obligation. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Restricted Notes.

The Exchange Offer	We are offering to exchange up to $500,000,000 aggregate principal amount of 5.375% Senior Notes due 2022 for a like principal amount of the Restricted Notes to satisfy our obligations under the registration rights agreement.

If we fail to satisfy our registration obligations under the registration rights agreement, including, if required, our obligation to have an effective shelf registration statement for the Restricted Notes, we may be required to pay additional interest to the holders of the Restricted Notes, up to a maximum of 1.00% per year. See “The Exchange Offer—Purpose and Effect.”

In order to be exchanged, Restricted Notes must be properly tendered and accepted. All Restricted Notes that are validly tendered and not validly withdrawn will be accepted and exchanged, subject to the conditions described herein

We will issue the Exchange Notes promptly after the expiration of the exchange offer.

Resales of the Exchange Notes	We believe that the Exchange Notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if, but only if, you meet the following conditions:

•	the Exchange Notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

•	at the time of the commencement of the exchange offer, you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes to be issued to you in the exchange offer in violation of the Securities Act;

•	you are not our affiliate, as that term is defined in Rule 405 of the Securities Act;

•	you are not engaging in, and do not intend to engage in, a distribution of the Exchange Notes to be issued to you in the exchange offer;

•	if you are a participating broker-dealer that will receive Exchange Notes for your own account in exchange for the Restricted Notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the Exchange Notes; and

•	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

Our belief is based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.

If you do not meet the above conditions, you may not participate in the exchange offer or sell, transfer or otherwise dispose of any Restricted Notes unless (i) they have been registered for resale by you under the Securities Act and you deliver a “resale” prospectus meeting the requirements of the Securities Act or (ii) you sell, transfer or otherwise dispose of the Exchange Notes in accordance with an applicable exemption from the registration requirements of the Securities Act.

Each broker-dealer that receives Exchange Notes in the exchange offer for its own account in exchange for Restricted Notes that were acquired by that broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any of its resales of those Exchange Notes. A broker-dealer may use this prospectus to offer to resell, resell or otherwise transfer those Exchange Notes. See “Plan of Distribution.” A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer those Exchange Notes for a period of 180 days after the expiration of the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on, 2014, unless we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so. If we determine to extend the exchange offer, we do not intend to extend it beyond, 2014.

Conditions to the Exchange Offer	The only conditions to completing the exchange offer are that:

•	the exchange offer does not violate applicable law or any applicable interpretation of the staff of the Commission;

•	no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, and no material adverse development shall have occurred in any existing action or proceeding with respect to us; and

•	all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offer.

See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedure for Tendering Restricted Notes	The Restricted Notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the Restricted Notes which are held by direct or indirect participants in The Depository Trust Company (“DTC”) through certificateless depositary interests are shown on, and transfers of the Restricted Notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

If you are a holder of a Restricted Note held in the form of a book-entry interest and you wish to tender your Restricted Note for exchange pursuant to the exchange offer, you must transmit to U.S. Bank National Association, as exchange agent, on or prior to the expiration of the exchange offer either:

•	a written or facsimile copy of a properly completed and executed letter of transmittal and all other required documents to the address set forth on the cover page of the letter of transmittal; or

•	a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program (ATOP) system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

The exchange agent must also receive on or prior to the expiration of the exchange offer either:

•	a timely confirmation of book-entry transfer of your original notes into the exchange agent’s account at DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer—Book-Entry Transfers”; or

•	the documents necessary for compliance with the guaranteed delivery procedures described below.

A form of letter of transmittal accompanies this prospectus. By examining the letter of transmittal or delivering a computer-generated message through DTC’s Automated Tender Offer Program (ATOP) system, you will represent to us that, among other things:

•	the Exchange Notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

•	at the time of the commencement of the exchange offer, you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes to be issued to you in the exchange offer in violation of the Securities Act;

•	you are not our affiliate, as that term is defined in Rule 405 of the Securities Act;

•	you are not engaging in, and do not intend to engage in, a distribution of the Exchange Notes to be issued to you in the exchange offer;

•	if you are a participating broker-dealer that will receive Exchange Notes for your own account in exchange for the Restricted Notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the Exchange Notes; and

•	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

Special Procedure for Beneficial Owners	If you are the beneficial owner of Restricted Notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your Restricted Notes, you should promptly contact the person in whose name your Restricted Notes are registered and instruct that person to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the exchange agent’s account.

Guaranteed Delivery Procedures	If you wish to tender your Restricted Notes and:

•	they are not immediately available;

•	time will not permit your Restricted Notes or other required documents to reach the exchange agent before the expiration of the exchange offer; or

•	you cannot complete the procedure for book-entry transfer on a timely basis,

you may tender your Restricted Notes in accordance with the guaranteed delivery procedures set forth in “The Exchange Offer—Procedures for Tendering Restricted Notes.”

Acceptance of Restricted Notes and Delivery of Exchange Notes	Except under the circumstances described above under “Conditions to the Exchange Offer,” we will accept for exchange any and all Restricted Notes which are properly tendered (and not validly withdrawn) in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The Exchange Notes to be issued to you in the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal	You may withdraw the tender of your Restricted Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. We will return to you any Restricted Notes not accepted for exchange for any reason without expense to you promptly after the expiration or termination of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer.

Consequences of Failure to Exchange	If you do not participate in the exchange offer, upon completion of the exchange offer, the liquidity of the market for your Restricted Notes could be adversely affected. See “The Exchange Offer—Consequences of Failing to Exchange Restricted Notes.”

Federal Income Tax Consequences	The exchange of Restricted Notes for Exchange Notes will not be a taxable event for federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Summary of the Terms of the Exchange Notes

The summary below describes the principal terms of the Exchange Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Notes.

Issuer	Darling Ingredients Inc.

Securities Offered	$500,000,000 aggregate principal amount of our 5.375% Senior Notes due 2022.

Maturity Date	January 15, 2022.

Interest Payment Dates	We will pay interest on the Exchange Notes semi-annually, in arrears, on January 15 and July 15, commencing January 15, 2015.

Guarantees	The Exchange Notes will be guaranteed by all of our restricted subsidiaries that guarantee our $350 million term loan A facility, $1.0 billion revolving credit facility and $1.3 billion term loan B facility (the “Senior Secured Facilities”) (other than foreign subsidiaries). Future domestic restricted subsidiaries of Darling Ingredients Inc. (other than any receivables entity) that guarantee or, in certain cases otherwise incur other indebtedness will also guarantee the Exchange Notes. See the section entitled “Description of the Exchange Notes—Certain Covenants—Future Subsidiary Guarantors.” The guarantees will be unsecured senior indebtedness of the Subsidiary Guarantors and will have the same ranking with respect to indebtedness of the Subsidiary Guarantors as the Exchange Notes will have with respect to our indebtedness. Under certain circumstances, Subsidiary Guarantors will be released from their guarantees without the consent of the holders of Exchange Notes. See the section entitled “Description of the Exchange Notes— Subsidiary Guarantees.”

Ranking	The Exchange Notes will be our senior unsecured obligations and will rank:

•	equal in right of payment to all of our existing and future senior indebtedness;

•	effectively junior to all of our existing and future secured indebtedness, including the Senior Secured Facilities, to the extent of the value of the assets securing such indebtedness;

•	effectively junior to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (including trade payables and capital lease obligations); and

•	senior in right of payment to all of our existing and future subordinated indebtedness, if any.

As of March 29, 2014:

•	we had approximately $2,392.9 million of indebtedness;

•	of our total indebtedness, we had approximately $1,853.5 million of secured indebtedness under our Senior Secured Facilities (excluding an additional $32.7 million represented by letters of credit under the Senior Secured Facilities) to which the Exchange Notes will be effectively subordinated;

•	we had undrawn commitments available for additional borrowings under the Senior Secured Facilities of up to $748.3 million (after giving effect to $32.7 million of outstanding letters of credit); and

•	our non-guarantor subsidiaries had $2,041.9 million of total liabilities (including trade payables but excluding intercompany liabilities), all of which are structurally senior to the Exchange Notes. Of the $3,454.1 million of total liabilities, $78.1 million were guaranteed by the Subsidiary Guarantors.

Optional Redemption	We may redeem some or all of the Exchange Notes at any time on or after January 15, 2017 at the redemption prices specified in this prospectus under “Description of the Exchange Notes—Optional Redemption.” We may also redeem, at any time prior to January 15, 2017, some or all of the Exchange Notes pursuant to a make-whole provision as described in this prospectus under “Description of the Exchange Notes—Optional Redemption.”

In addition, at any time and from time to time prior to January 15, 2017, we may redeem up to 40% of the aggregate principal amount of the Exchange Notes using the proceeds of one or more equity offerings at the redemption price set forth in this prospectus under “Description of the Exchange Notes—Optional Redemption.”

Mandatory Offers to Purchase	The occurrence of a change of control will be a triggering event requiring us to offer to purchase from you all or a portion of your Exchange Notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase, as described in this prospectus under “Description of the Exchange Notes—Change of Control.”

Certain asset dispositions will be triggering events that may require us to use the proceeds from those asset dispositions to make an offer to purchase the Exchange Notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase, as described in this prospectus under “Description of the Exchange Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”

Covenants	We will issue the Exchange Notes under an indenture between us and U.S. Bank National Association, as trustee. The indenture includes covenants that limit our ability and each of our restricted subsidiaries’ ability to:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends on or make other distributions or repurchase of our capital stock or make other restricted payments;

•	create restrictions on the payment of dividends or other amounts from our restricted subsidiaries;

•	make loans or investments;

•	enter into certain transactions with affiliates;

•	create liens;

•	designate our subsidiaries as unrestricted subsidiaries; and

•	sell certain assets or merge with or into other companies or otherwise dispose of all or substantially all of our assets.

In addition, many of the covenants in the indenture that will govern the Exchange Notes will be suspended if the Exchange Notes are rated investment grade by both Standard & Poor’s Ratings Services (“Standard & Poor’s”) and Moody’s Investors Service, Inc. (“Moody’s”) and no default has occurred and is continuing. These covenants are subject to important exceptions and qualifications. See the section entitled “Description of the Exchange Notes—Certain Covenants—Effectiveness of Covenants” and “Risk Factors—Risks Related to the Exchange Notes—The covenants included in the indenture that will govern the Exchange Notes will be subject to significant qualifications and exceptions. In addition, many of the covenants in the indenture will not apply during any period in which the Exchange Notes are rated investment grade by both Moody’s and Standard & Poor’s.”

No market	The Exchange Notes will be new issues of securities for which there is currently no public trading market. We do not intend to list the Exchange Notes on any national securities exchange or automated quotation system. We understand that the initial purchasers of the Restricted Notes currently intend to make a market in the Exchange Notes. However, they are not obligated to do so and may discontinue their market-making activities at any time without notice. As a result, we cannot assure you that an active trading market will develop for the Exchange Notes.

Governing Law	State of New York

Risk Factors	Investing in the Exchange Notes involves substantial risks. You should consider carefully the information set forth in the section entitled “Risk Factors” beginning on page 12 and all other information contained in this prospectus before deciding to invest in the Exchange Notes.

RISK FACTORS

Participation in the exchange offer and an investment in the Exchange Notes involves a high degree of risk. You should carefully consider the specific risks described below, and all of the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors listed under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 28, 2013, before making an investment decision. Each of these risks could adversely and materially affect our business, financial condition and operating results and are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement. For more information, see the sections of this prospectus titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Risks Related to the Exchange Notes

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Exchange Notes.

As of March 29, 2014, our total indebtedness was approximately $2,392.9 million, and we had undrawn commitments available for additional borrowings under our Senior Secured Facilities of up to $748.3 million (after giving effect to $32.7 million of outstanding letters of credit).

Our high level of indebtedness could have important consequences to you, as a holder of the Exchange Notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the Exchange Notes, our other indebtedness and our contractual and commercial commitments;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements on commercially reasonable terms or at all;

•	requiring us to use a substantial portion of our cash flows from operations to pay principal and interest on our indebtedness instead of other purposes, thereby reducing the amount of our cash flows from operations available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to adverse economic, industry and business conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings are, and certain of our future borrowings, including borrowings under the Senior Secured Facilities, will be at variable rates of interest;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	placing us at a competitive disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

In addition, the indenture that will govern the Exchange Notes and the credit agreement governing the Senior Secured Facilities contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our indebtedness.

Despite our existing level of indebtedness, we and our subsidiaries may still be able to incur substantially more indebtedness, which could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, including additional secured indebtedness under the Senior Secured Facilities. Although the indenture that will govern the Exchange Notes and the credit agreement governing the Senior Secured Facilities contain restrictions on our incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and the additional indebtedness that could be incurred in compliance with these restrictions could be substantial. In addition, subject to certain conditions, we will be able to issue additional notes under the indenture that will govern the Exchange Notes. If we incur any additional indebtedness that ranks equally with the Exchange Notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you, as a holder of the Exchange Notes, in any proceeds distributed in connection with our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. To the extent that we or our subsidiaries incur additional indebtedness, the risks associated with our indebtedness, including our possible inability to service our indebtedness, including the Exchange Notes, could intensify.

We may not be able to generate sufficient cash to service all of our indebtedness, including the Exchange Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations, including the Exchange Notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Exchange Notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations and to meet our other cash needs, we could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the Exchange Notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, such alternative actions may not allow us to meet our scheduled debt service obligations and our other cash needs. The credit agreement governing our Senior Secured Facilities and the indenture that will govern the Exchange Notes restrict, and the terms of any of our future debt agreements may also restrict, our ability to dispose of assets and use the proceeds from any such dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See the section entitled “Description of the Exchange Notes.”

If we cannot make scheduled payments under any of the agreements governing our debt, we would be in default under such agreement, which could allow lenders under any credit facilities to terminate their commitments to loan money and could allow the applicable lenders or other debt holders to declare all outstanding principal and interest of such debt to be immediately due and payable, and, in the case of secured debt, to foreclose against the assets securing such debt and apply the proceeds from such foreclosure to repay amounts owed to them. Any of these events would likely in turn trigger cross-acceleration or cross-default provisions in our other debt instruments, which would allow the creditors under those instruments to exercise similar rights. If any of these actions are taken, we could be forced into bankruptcy or liquidation, which could result in your losing your investment in the Exchange Notes.

Our ability to repay the Exchange Notes depends in part on the performance of our subsidiaries, including our non-guarantor subsidiaries, and their ability to make payments or distributions.

We conduct a significant portion of our operations through our subsidiaries. Accordingly, repayment of our indebtedness, including the Exchange Notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the Exchange Notes, our subsidiaries do not have any obligation to pay amounts due on the Exchange Notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Exchange Notes. Under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the credit agreement governing the Senior Secured Facilities, the indenture that will govern the Exchange Notes and the agreements governing certain of our other indebtedness limit the ability of certain of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain significant qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal, premium, if any, and interest payments on our indebtedness, including the Exchange Notes.

We may not be able to repurchase the Exchange Notes upon a change of control or an offer to repurchase the Exchange Notes in connection with an asset sale as required by the indenture.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding Exchange Notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. In addition, in connection with certain asset sales, we may be required to offer to repurchase Exchange Notes with all or a portion of the cash proceeds from such asset sales at a price equal to 100% of their principal amount, plus accrued and unpaid interest to the purchase date. Furthermore, under the credit agreement governing the Senior Secured Facilities a change of control (within the meaning of that agreement) will constitute an event of default that permits the lenders to accelerate the maturity of borrowings under the respective agreements and terminate their commitments to lend. The occurrence of a change of control or similar event may also constitute an event of default under any of our other future credit facilities or other debt instruments or we may be required, under such future debt instruments, to offer to repurchase the applicable debt upon the occurrence of a change of control or similar event. Moreover, due to the financial effect of such repurchase on us, the exercise by the holders of their right to require us to repurchase the Exchange Notes could cause a default under any other indebtedness we may have at the time, even if the change of control itself does not constitute a default under such indebtedness. Our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity, would be the source of funds for any purchase of the Exchange Notes pursuant to any such offer and the repayment of any other debt that may become payable (including, under the credit agreement governing the Senior Secured Facilities) or that we may be required to offer to repurchase upon a change of control, in connection with such an asset sale or for any other reason. We may not be able to repurchase the Exchange Notes upon a change of control because we may not have sufficient financial resources to purchase all of the Exchange Notes that are tendered upon a change of control or in connection with such asset sale and repay any other indebtedness of ours that becomes due or that we are required to repurchase. We may require additional financing from third parties to fund any such purchases or repayments, and we may be unable to obtain financing on satisfactory terms or at all.

Even if sufficient funds were otherwise available, the terms of the credit agreement governing the Senior Secured Facilities will, and the terms of any of our future indebtedness may, limit or prohibit our prepayment or repurchase of the Exchange Notes before their scheduled maturity. Consequently, if we are unable to prepay outstanding indebtedness under the Senior Secured Facilities and any such other future indebtedness containing similar restrictions or obtain requisite consents or waivers from the applicable lenders or other debt holders to make such repurchase, we will be unable to fulfill our repurchase obligations if holders of Exchange Notes exercise their repurchase rights following a change of control, resulting in a default under the indenture that will govern the Exchange Notes. Any such default under the indenture may result in a cross-default under the credit agreement governing the Senior Secured Facilities or any other future debt agreement that could entitle the applicable lenders or other debt holders to demand immediate repayment of the indebtedness thereunder and, in the case of secured indebtedness, to foreclose against the assets securing such indebtedness and apply the proceeds from such foreclosure to repay amounts owed to them. Further, our ability to repurchase the Exchange Notes may be limited by law. In order to avoid the obligations to repurchase the Exchange Notes and events of default and potential breaches of the credit agreement governing the Senior Secured Facilities and any future debt agreement, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, some important corporate events, such as leveraged recapitalizations, may not, under the indenture that will govern the Exchange Notes, constitute a “change of control” that would require us to repurchase the Exchange Notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the Exchange Notes. See the section entitled “Description of the Exchange Notes—Change of Control.”

The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of us and our restricted subsidiaries taken as a whole to any person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a person. As a result, it may be unclear as to whether a change of control has occurred and whether a holder of Exchange Notes may require us to make an offer to repurchase the Exchange Notes.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under the Senior Secured Facilities will be at variable rates of interest and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on our variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Assuming all loans are fully drawn, each quarter point change in interest rates would result in a $6.5 million change in annual interest expense on our indebtedness under the Senior Secured Facilities. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

The Exchange Notes will be unsecured and will be effectively subordinated to our and the Subsidiary Guarantors’ indebtedness under the Senior Secured Facilities and any other secured indebtedness to the extent of the value of the assets securing that indebtedness.

The Exchange Notes will not be secured by any of our or the Subsidiary Guarantors’ assets. As a result, the Exchange Notes and the guarantees will be effectively subordinated to our and the Subsidiary Guarantors’ secured indebtedness, including our and the Subsidiary Guarantors’ indebtedness under the Senior Secured Facilities, to the extent of the value of the assets that secure that indebtedness. As of March 29, 2014, we had:

•	approximately $1,853.5 million of secured indebtedness, including secured indebtedness under the Senior Secured Facilities (excluding an additional $32.7 million represented by letters of credit), to which the Exchange Notes would have been effectively subordinated; and

•	undrawn commitments available for additional borrowings under the Senior Secured Facilities of up to $748.3 million (after giving effect to $32.7 million of outstanding letters of credit that reduce availability), which could increase by at least $600.0 million, subject to certain conditions.

The indenture that will govern the Exchange Notes will permit us, subject to specified limitations, to incur a substantial amount of additional secured debt.

The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our or the Subsidiary Guarantors’ secured indebtedness, or in the event of our or the Subsidiary Guarantors’ bankruptcy, insolvency, liquidation, dissolution or reorganization, the proceeds from the sale of assets securing our secured indebtedness will be available to pay obligations on the Exchange Notes only after all such secured indebtedness has been paid in full. As a result, the holders of the Exchange Notes may receive less, ratably, than the holders of secured debt in the event of our or the Subsidiary Guarantors’ bankruptcy, insolvency, liquidation, dissolution or reorganization.

The Exchange Notes will be structurally subordinated to all indebtedness and other liabilities and all preferred equity of our existing and future subsidiaries that are not and do not become guarantors of the Exchange Notes.

The Exchange Notes will be guaranteed by each of our existing and subsequently acquired or organized U.S. subsidiaries that guarantee the Senior Secured Facilities or that, in the future, incur certain other indebtedness. See the sections entitled “Description of the Exchange Notes—Subsidiary Guarantees” and “Description of the Exchange Notes—Certain Covenants—Future Subsidiary Guarantors.” Except for such guarantees of the Exchange Notes (“Exchange Note Guarantees”) by such Subsidiary Guarantors, our subsidiaries, including all of our non-U.S. subsidiaries, will have no obligation, contingent or otherwise, to pay amounts due under the Exchange Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The Exchange Notes will be structurally subordinated to all indebtedness and other liabilities and all preferred equity of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of that subsidiary’s creditors (including trade creditors) and preferred equity holders would be entitled to payment in full out of that subsidiary’s assets before we would be entitled to any payment.

In addition, the indenture that will govern the Exchange Notes will, subject to some limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

For the twelve months ended December 28, 2013 and the three months ended March 29, 2014, our non-guarantor subsidiaries represented approximately 2.3% and 52.0%, respectively, of our net sales, approximately 0% and 0%, respectively, of our operating income and approximately 0.02% and 28.5%, respectively, of Adjusted EBITDA. As of March 29, 2014, our non-guarantor subsidiaries represented approximately 59.3% of our total assets and approximately 59.1% of our total liabilities, including trade payables but excluding intercompany liabilities. Of the $3,454.1 million of total liabilities, $78.1 million were guaranteed by the Subsidiary Guarantors.

In addition, our subsidiaries that provide, or will provide, Exchange Note guarantees will be automatically released from those Exchange Note guarantees upon the occurrence of certain events, including the following:

•	the designation of that Subsidiary Guarantor as an unrestricted subsidiary;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the Exchange Note guarantee of the Exchange Notes by that Subsidiary Guarantor; or

•	the sale or other disposition, including the sale of substantially all the assets, of that Subsidiary Guarantor.

If any note guarantee is released, no holder of the Exchange Notes will have a claim as a creditor against the applicable subsidiary, and the indebtedness and other liabilities, including trade payables and preferred equity, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the Exchange Notes. See the section entitled “Description of the Exchange Notes—Subsidiary Guarantees.”

We are permitted to create unrestricted subsidiaries, which will not provide guarantees of the Exchange Notes or be subject to any of the covenants in the indenture.

Our unrestricted subsidiaries will not provide guarantees of the Exchange Notes or be subject to the covenants under the indenture that will govern the Exchange Notes, even though we will be able to make certain investments in our unrestricted subsidiaries and guarantee certain of their obligations. As a result, our unrestricted subsidiaries will be able to engage in many of the activities that we and our restricted subsidiaries are prohibited or limited from doing under the terms of the indenture that will govern the Exchange Notes, such as selling, conveying or distributing assets, incurring additional debt, pledging assets, guaranteeing debt, paying dividends, making investments and entering into mergers or other business combinations, subject to any restrictive covenants in the financing documents, if any, of such unrestricted subsidiary. Any such activities by our unrestricted subsidiaries could be detrimental to our ability to make payments of principal, premium, if any, and interest when due and to comply with our other obligations under the Exchange Notes, and may reduce the amount of our assets that will be available to satisfy your claims should we default on the Exchange Notes. Our interests in the Joint Venture will be held through a subsidiary that is an unrestricted subsidiary. In the future, the Joint Venture may become an unrestricted subsidiary.

Restrictions imposed by the indenture that will govern the Exchange Notes, the credit agreement governing the Senior Secured Facilities and our other future debt agreements may limit our ability to finance future operations or capital needs or engage in other business activities that may be in our interest.

The indenture that will govern the Exchange Notes and the credit agreement governing the Senior Secured Facilities restrict, and future debt agreements may restrict, our and our restricted subsidiaries’ ability to:

•	incur additional indebtedness;

•	guarantee indebtedness or other obligations;

•	pay dividends or make other distributions, repay subordinated indebtedness (if any), or make certain investments or other restricted payments;

•	create liens securing indebtedness;

•	merge, consolidate or sell or otherwise dispose of all or substantially all our and our restricted subsidiaries’ assets;

•	sell or otherwise dispose of assets;

•	make changes to our capital structure;

•	engage in new lines of business unrelated to our current businesses; and

•	enter into transactions with affiliates.

These terms may negatively impact our ability to finance future operations, implement our business strategy, fund our capital needs or engage in other business activities that may be in our interest. In addition, the credit agreement governing the Senior Secured Facilities will require, and the agreements governing our future indebtedness may require, us to maintain compliance with specified financial ratios. Although we are currently in compliance with the financial ratios under the credit agreement and do not plan on engaging in transactions that may cause us not to be in compliance with the ratios, our ability to comply with these ratios may be affected by events beyond our control, including the risks described in the other risk factors and elsewhere in this prospectus.

A breach of any restrictive covenant or our inability to comply with any required financial ratio could result in a default under the applicable debt agreement. In the event that we default under any of these restrictive covenants, financial ratio covenants or other covenants, we would be required to seek waivers or amendments to the applicable debt agreements or to refinance the applicable indebtedness, and we cannot assure you that we would be able to do so on terms we deem acceptable, or at all. Any such default could allow lenders under any credit facilities to terminate their commitments to loan money and could allow the applicable lenders or other debt holders to declare all outstanding principal and interest of such debt to be immediately due and payable, and, in the case of secured debt, to foreclose against the assets securing such debt if we are unable to repay such debt and apply the proceeds from such foreclosure to repay amounts owed to them. Any of these events would likely in turn trigger cross-acceleration or cross-default provisions in our other debt instruments, which would allow the creditors under those instruments to exercise similar rights under the indenture or the credit agreement, the trustee under the indenture or the lenders under the credit agreement may elect to declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be immediately due and payable.

Any future agreements relating to our indebtedness may include the covenants described above and other restrictive or financial covenants.

The covenants included in the indenture that will govern the Exchange Notes will be subject to significant qualifications and exceptions. In addition, many of the covenants in the indenture will not apply during any period in which the Exchange Notes are rated investment grade by both Moody’s and Standard & Poor’s.

The covenants included in the indenture that will govern the Exchange Notes will be subject to significant qualifications and exceptions. In particular, the covenants will permit us to incur substantial indebtedness, including secured indebtedness, pay significant dividends or make other significant distributions, make substantial investments, including investments in joint ventures and other entities that we do not control, and sell or otherwise dispose of valuable assets. See the section entitled “Description of the Exchange Notes—Certain Covenants” and the related definitions under the section entitled “Description of the Exchange Notes—Certain Definitions.” Any of these and other actions that will not be restricted under the indenture governing the Exchange Notes could have a material adverse impact on our financial condition and results of operations and consequently your investment in the Exchange Notes.

In addition, many of the covenants in the indenture will not apply to us during any period in which the Exchange Notes are rated investment grade by both Moody’s and Standard & Poor’s, provided at such time no default or event of default has occurred and is continuing. The covenants that will not apply during such period include covenants that will restrict, among other things, our ability to incur or guarantee debt, to pay dividends or make other distributions or make other restricted payments, to sell or otherwise dispose of assets, to enter into affiliate transactions and to enter into certain other transactions. There can be no assurance that the Exchange Notes will ever be rated investment grade, or that if they are rated investment grade, they will maintain these ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the indenture. See the section entitled “Description of the Exchange Notes—Certain Covenants— Effectiveness of Covenants.”

A lowering or withdrawal of the credit ratings assigned to our debt securities by rating agencies may increase our future borrowing costs, reduce our access to capital and reduce the liquidity or market value of the Exchange Notes.

Our debt, including the Exchange Notes, have been rated by nationally recognized statistical rating agencies and may in the future be rated by additional rating agencies. Our debt currently has a non-investment grade credit rating, and any credit rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Consequently, real or anticipated changes in our credit ratings, including any downgrade, suspension or withdrawal of a rating by a rating agency, could reduce the liquidity or market value of the Exchange Notes. Credit ratings are not recommendations to purchase, hold or sell the Exchange Notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the Exchange Notes. Any downgrade by a rating agency could decrease earnings and may result in higher borrowing costs. Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the Exchange Notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your Exchange Notes without a substantial discount.

Federal and state laws may permit a court to void the Exchange Notes and/or the Exchange Note guarantees as a fraudulent transfer or conveyance, subordinate claims in respect of the Exchange Notes and/or the Exchange Note guarantees and require you to return payments received. If that occurs, you may not receive any payments on the Exchange Notes.

Federal and state creditor-protection related laws, including fraudulent transfer and conveyance statutes, may apply to the issuance of the Exchange Notes and the incurrence of the guarantees of the Exchange Notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the Exchange Notes or the Exchange Note guarantees could be voided as fraudulent transfers or conveyances if we or any of the Subsidiary Guarantors, as applicable, (i) issued the Exchange Notes or incurred the Exchange Note guarantees with the intent of hindering, delaying or defrauding creditors or (ii) received less than reasonably equivalent value or fair consideration in return for either issuing the Exchange Notes or incurring the Exchange Note guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any of the Subsidiary Guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the Exchange Notes or the incurrence of the Exchange Note guarantees;

•	the issuance of the Exchange Notes or the incurrence of the Exchange Note guarantees left us or any of the Subsidiary Guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on business;

•	we or any of the Subsidiary Guarantors intended to, or believed that we or such Subsidiary Guarantor would, incur debts beyond our or the Subsidiary Guarantor’s ability to pay as they mature; or

•	we or any of the Subsidiary Guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or the Subsidiary Guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that we or a Subsidiary Guarantor did not receive reasonably equivalent value or fair consideration for the Exchange Notes or its guarantee, as applicable, to the extent that we or the Subsidiary Guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the Exchange Notes or the applicable guarantee.

We cannot be certain as to the standards a court would use to determine whether or not we or the Subsidiary Guarantors were insolvent at the relevant time. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the Exchange Notes or the incurrence of an Exchange Note guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the Exchange Notes or that Exchange Note guarantee (the effect being that holders of the Exchange Notes would cease to have a claim under the Exchange Notes or Exchange Note guarantees) or could require the holders of the Exchange Notes to repay any amounts received with respect to that guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Exchange Notes. Further, the avoidance of the Exchange Notes or any Exchange Note guarantees could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Although the indenture that will govern the Exchange Notes will contain a provision intended to limit that Subsidiary Guarantor’s liability under its guarantee to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect the Exchange Note guarantees from being avoided under fraudulent transfer laws, or may reduce that Subsidiary Guarantor’s obligation to an amount that effectively makes its guarantee worthless. For example, in 2009, the U.S. Bankruptcy Court in the Southern District of Florida in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp N. Am., Inc. found this kind of provision in that case to be ineffective, and held the guarantees to be fraudulent transfers and voided them in their entirety; this decision was affirmed by the Eleventh

Circuit Court of Appeals on May 15, 2012. If the Exchange Note guarantees by the Subsidiary Guarantors were held to be unenforceable, the Exchange Notes would be effectively subordinated to all indebtedness and other liabilities of the Subsidiary Guarantors, including trade payables.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the Exchange Notes to other claims against us under the principle of equitable subordination if the court determines that (i) the holder of Exchange Notes engaged in some type of inequitable conduct, (ii) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of Exchange Notes and (iii) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

A financial failure by us or any of our subsidiaries may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

A financial failure by us or any of our subsidiaries could materially adversely affect payment of the Exchange Notes if a bankruptcy court were to substantively consolidate us and some or all of our subsidiaries. If a bankruptcy court substantively consolidated us and some or all of our subsidiaries, the assets of each entity would become subject to the claims of creditors of all entities. Such a ruling would expose holders of Exchange Notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, a restructuring of the Exchange Notes could occur through the “cramdown” provisions of the U.S. Bankruptcy Code. Under those provisions, the Exchange Notes could be restructured over your objections as to their interest rate, maturity and other general terms.

Because each Subsidiary Guarantor’s liability under its Exchange Note guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the Subsidiary Guarantors.

As noted above, each Exchange Note guarantee is limited to the maximum amount that the applicable Subsidiary Guarantor is permitted to guarantee under applicable law. As a result, a Subsidiary Guarantor’s liability under its Exchange Note guarantee could be reduced to zero, depending upon the amount of other obligations of such Subsidiary Guarantor. Further, under the circumstances discussed more fully above, a court under federal or state fraudulent conveyance and transfer statutes could avoid the obligations under an Exchange Note guarantee or further subordinate it to all other obligations of the Subsidiary Guarantor. In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under the section entitled “Description of the Exchange Notes—Subsidiary Guarantees.”

If an active trading market does not develop for the Exchange Notes, you may be unable to sell the Exchange Notes or to sell them at a price you deem sufficient.

The Exchange Notes will be new issues of securities for which there is currently no public trading market. We do not intend to list the Exchange Notes on any national securities exchange or automated quotation system. We understand that the initial purchasers of the Restricted Notes currently intend to make a market in the Exchange Notes. However, they are not obligated to do so and may discontinue their market-making activities at any time without notice. As a result, we cannot assure you that an active trading market will develop for the Exchange Notes. If no active trading market develops, the price at which you may be able to sell Exchange Notes, if at all, may be less than the price you pay for them. In addition, the liquidity of any trading market for the Exchange Notes, and the market price quoted for the Exchange Notes, may be adversely affected by changes in the overall market for those securities and by changes in our financial performance or prospects or in the prospects of companies in our industry generally. We cannot give you any assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their Exchange Notes; or

•	the price at which holders would be able to sell their Exchange Notes.

Even if a trading market develops, the Exchange Notes may trade at higher or lower prices than the principal amount or purchase price depending on many factors, including:

•	prevailing interest rates;

•	the number of holders of the Exchange Notes;

•	the interest of securities dealers in making a market for such Exchange Notes;

•	the market for securities similar to the Exchange Notes; and

•	our financial performance.

In addition, we have the right, pursuant to the registration rights agreement, to suspend the use of the registration statement in certain circumstances. In the event of such a suspension you would not be able to sell the Exchange Notes under the registration statement.

Risks Related to the Exchange Offer

Your Restricted Notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

We will not accept your Restricted Notes for exchange if you do not follow the exchange offer procedures. We will issue Exchange Notes as part of the exchange offer only after a timely receipt of your Restricted Notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you wish to tender your Restricted Notes, please allow sufficient time to ensure timely delivery. If we do not receive your Restricted Notes, letter of transmittal and other required documents by the time of expiration of the exchange offer, we will not accept your Restricted Notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of Restricted Notes for exchange. If there are defects or irregularities with respect to your tender of Restricted Notes, we will not accept your Restricted Notes for exchange.

If you do not exchange your Restricted Notes, there will be restrictions on your ability to resell your Restricted Notes.

Following the exchange offer, Restricted Notes that you do not tender, that we do not accept or that do not qualify to be registered in a “shelf” registration form will be subject to transfer restrictions. Absent registration, any untendered Restricted Notes may therefore only be offered or sold pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws or pursuant to an effective registration statement. If no such exemption is available, you will not be able to sell your Restricted Notes.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus are forward-looking statements that are subject to risks and uncertainties, including, in particular, statements about our plans, strategies, prospects and industry estimates. These statements identify prospective information and include words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “could,” “may,” “will,” “should,” “planned,” “potential” or the negative of these terms or similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Forward-looking statements are based on our current expectations and assumptions regard our business, the economy and other future conditions We caution investors that any such forward-looking statements we make are not guarantees of future performance and that actual results may differ materially from anticipated results or expectations expressed in our forward-looking statements as a result of a variety of factors, including many that are beyond Darling’s control.

Furthermore, such forward-looking statements may be included in various filings that we make with the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in the section entitled “Risk Factors” as well as risks and uncertainties relating to:

•	existing and unknown future limitations on the ability of the Company’s direct and indirect subsidiaries to upstream their profits to the Company for payments on the Company’s indebtedness or other purposes;

•	unanticipated costs or operating problems related to the acquisition and integration of Rothsay and Darling Ingredients International (including transactional costs and integration of the new ERP system);

•	reductions in raw material volumes available to the Company due to weak margins in the meat production industry as a result of higher feed costs, reduced consumer demand or other factors, reduced volume from food service establishments, reduced demand for animal feed, or otherwise;

•	reduced finished product prices; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the Renewable Fuel Standard Program (RFS2) and tax credits for biofuels both in the U.S. and abroad;

•	possible product recall resulting from developments relating to the discovery of unauthorized adulterations to food or food additives;

•	the occurrence of Bird Flu, bovine spongiform epilepsy (“BSE”), poricuine epidemic diarrhea (“PED”) or other diseases associated with animal origin in the U.S. or elsewhere;

•	unanticipated costs and/or reductions in raw material volumes related to the Company’s compliance with the existing or unforeseen new U.S. or foreign regulations (including, without limitation, China) affecting the industries in which the Company operates or its value added products (including new or modified animal feed, H1N1 flu, Bird Flu, PED or BSE or similar or unanticipated regulations);

•	increased contributions to the Company’s pension and benefit plans, including multiemployer and employer-sponsored defined benefit pension plans as required by legislation, regulation or other applicable U.S. or foreign law or resulting from a U.S. mass withdrawal event;

•	bad debt write-offs;

•	loss of or failure to obtain necessary permits and registrations;

•	continued or escalated conflict in the Middle East, North Korea or elsewhere;

•	unfavorable export or import markets;

•	volatile prices for natural gas and diesel fuel; and

•	the general performance of the U.S. and global economies and any decline in consumer confidence, including the inability of consumers and companies to obtain credit due to lack of liquidity in the financial markets.

Any forward-looking statement made by us in this prospectus speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. For all the foregoing reasons, we caution you against relying on forward-looking statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

THE EXCHANGE OFFER

Purpose and Effect

We issued the Restricted Notes on January 2, 2014, in a transaction exempt from registration under the Securities Act. In connection with the original issuance, we entered into an indenture and a registration rights agreement. The registration rights agreement requires that we file a registration statement under the Securities Act with respect to the Exchange Notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer you the opportunity to exchange your Restricted Notes for a like principal amount of Exchange Notes. Except as set forth below, these Exchange Notes will be issued without a restrictive legend or additional interest provisions and, we believe, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the Restricted Notes and the Exchange Notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. Notwithstanding anything to the contrary set forth in this prospectus, the exchange offer is not being made to you, and you may not participate in the exchange offer, if (a) you are our “affiliate” within the meaning of Rule 405 of the Securities Act or (b) you are a broker-dealer that acquired Restricted Notes directly from us.

Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties unrelated to us, we believe that the Exchange Notes to be issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, unless you are a broker-dealer that receives Exchange Notes in exchange for Restricted Notes acquired by you as a result of market-making activities or other trading activities. This interpretation, however, is based on your representation to us that:

•	the Exchange Notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

•	at the time of the commencement of the exchange offer, you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes to be issued to you in the exchange offer in violation of the Securities Act;

•	you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;

•	you are not engaging in, and do not intend to engage in, a distribution of the Exchange Notes to be issued to you in the exchange offer; and

•	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

If you have any of the disqualifications described above or cannot make each of the representations set forth above, you may not rely on the interpretations by the staff of the Commission referred to above. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale, transfer or other disposition of any notes unless you are able to utilize an applicable exemption from all of those requirements. In addition, each broker-dealer that receives Exchange Notes in the exchange offer for its own account in exchange for Restricted Notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those Exchange Notes. See “Plan of Distribution.”

If you will not receive freely tradable Exchange Notes in the exchange offer or are not eligible to participate in the exchange offer and the Restricted Notes held by you remain subject to the demand registration provisions of the registration rights agreement, you may elect to have your Restricted Notes registered in a “shelf” registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to use our reasonable best efforts to keep the shelf registration statement effective for a period of two years from January 8, 2014 or such shorter period that will terminate when (a) all of the notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement, (b) we file a subsequent shelf registration statement or (c) there ceases to be any Restricted Notes. Other than as set forth in this paragraph, you will not have the right to require us to register your Restricted Notes under the Securities Act. See “—Procedures for Tendering Restricted Notes” below.

In certain circumstances set forth in the registration rights agreement, including if the exchange offer is not consummated (or, if required, the shelf registration statement is not declared effective) on or before the date that is 270 days after January 8, 2014 (each, a “Target Registration Date”), the annual interest rate borne by the Restricted Notes will increase by 0.25% per annum, with respect to the first 90 days after the applicable Target Registration Date, and, if the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) prior to the end of each 90 day period thereafter, the interest rate borne by the Restricted Notes will increase by an additional 0.25% per annum up to a maximum increase for all such registration defaults of 1.00% per annum, in each case until the exchange offer is completed or the shelf registration statement is declared effective.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Restricted Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on,                      2014. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Restricted Notes accepted in the exchange offer. You may tender some or all of your Restricted Notes pursuant to the exchange offer. However, Restricted Notes may be tendered only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

The form and terms of the Exchange Notes are substantially the same as the form and terms of the Restricted Notes, except that the Exchange Notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. The Exchange Notes will be issued pursuant to, and entitled to the benefits of, the indenture. The indenture also governs the Restricted Notes. Each series of Exchange Notes and Restricted Notes will be deemed a single issue of the respective series of notes under the indenture.

As of the date of this prospectus, $500,000,000 aggregate principal amount of Restricted Notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the Restricted Notes. You do not have any appraisal or dissenters’ rights in connection with the exchange offer under the General Corporation Law of the State of Delaware or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered Restricted Notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the Exchange Notes from us. Any Restricted Notes not accepted for exchange for any reason will be returned without expense to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

You will not be required to pay brokerage commissions or fees or, except as set forth below under “—Transfer Taxes,” transfer taxes with respect to the exchange of your Restricted Notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See “—Fees and Expenses” below.

Expiration Date; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on,                      2014 unless we determine, in our sole discretion, to extend the exchange offer, in which case, it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we extend or terminate the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date. We will not extend the exchange offer past,                      2014.

We also reserve the right, in our sole discretion,

(1)	to delay accepting any Restricted Notes, to the extent in a manner compliant with Rule 14e-1(c) of the Exchange Act, in the event the exchange offer is extended,

(2)	subject to applicable law and by complying with Rule 14e-1(d) under the Exchange Act to the extent that rule applies, to extend the exchange offer or, if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent, or

(3)	to amend the terms of the exchange offer in any manner, by complying with Rule 14e-1(d) under the Exchange Act to the extent that rule applies. If we make any material amendment to the terms of the exchange offer or waive any material condition, we will keep the exchange offer open for such period as is required after we notify you of such change or waiver. If we make a material change to the terms of the exchange offer, it may be necessary for us to provide you with an amendment to this prospectus reflecting that change. We may only delay, terminate or amend the offer prior to its expiration.

We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to return the Restricted Notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.

Procedures for Tendering Restricted Notes

The Restricted Notes were issued as global notes in fully registered form without interest coupons. Beneficial interests in the global notes held by direct or indirect participants in DTC are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants. You may only tender your Restricted Notes by book-entry transfer of the Restricted Notes into the exchange agent’s account at DTC. The tender to us of Restricted Notes by you, as set forth below, and our acceptance of the Restricted Notes will constitute a binding agreement between us and you, upon the terms and subject to the conditions set forth in this prospectus. Except as set forth below, to tender Restricted Notes for exchange pursuant to the exchange offer, you must transmit to U.S. Bank National Association, as exchange agent, on or prior to the time of expiration either:

(1)	a written or facsimile copy of a properly completed and duly executed letter of transmittal for your Restricted Notes, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

(2)	a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program (ATOP) system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal for your notes.

In addition, the exchange agent must receive, on or prior to the expiration date:

(1)	a timely confirmation of book-entry transfer (a “book-entry confirmation”) of the Restricted Notes into the exchange agent’s account at DTC; or

(2)	you must comply with the guaranteed delivery procedures described below.

If you are a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the exchange agent’s account. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your Restricted Notes and delivering your Restricted Notes, either make appropriate arrangements to register ownership of the Restricted Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

•	Restricted Notes tendered in the exchange offer are tendered either

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible institution; and

•	the box entitled “Special Registration Instructions” on the letter of transmittal has not been completed.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

If the letter of transmittal is signed by a person other than you, your Restricted Notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those Restricted Notes.

If the letter of transmittal or any Restricted Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

We, in our sole discretion, will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Restricted Notes tendered for exchange. We reserve the absolute right to reject any and all tenders not properly tendered or to not accept any tender which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any individual tender before the expiration date (including the right to waive the ineligibility of any holder who seeks to tender Restricted Notes in the exchange offer). Our interpretation of the terms and conditions of the exchange offer as to any particular tender either before or after the expiration date will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Restricted Notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of Restricted Notes for exchange, and no one shall be liable for failing to provide such notification.

By tendering Restricted Notes, you represent to us that: (i) the Exchange Notes to be issued to you in the exchange offer are acquired in the ordinary course of your business; (ii) at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes to be issued to you in the exchange offer in violation of the Securities Act; (iii) you are not our affiliate, as defined in Rule 405 of the Securities Act; (iv) you are not engaging in, and do not intend to engage in, a distribution of the Exchange Notes to be issued to you in the exchange offer; (v) if you are a purchasing broker-dealer, that you will receive the Exchange Notes for your own account in exchange for the Restricted Notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of such Exchange Notes; and (vi) you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

If any holder or other person is an “affiliate” of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the Exchange Notes, that holder or other person cannot rely on the applicable interpretations of the staff of the Commission, may not tender its Restricted Notes in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where the Restricted Notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

Furthermore, any broker-dealer that acquired any of its Restricted Notes directly from us:

•	may not rely on the applicable interpretation of the staff of the Commission’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993);

•	must also be named as a selling securityholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

By delivering an agent’s message, a beneficial owner (whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) or holder will be deemed to have irrevocably appointed the exchange agent as its agent and attorney-in-fact (with full knowledge that the exchange agent is also acting as an agent for us in connection with the exchange offer) with respect to the Restricted Notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest subject only to the right of withdrawal described in this prospectus), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of such Restricted Notes, in accordance with the terms and conditions of the exchange offer.

Each beneficial owner or holder will also be deemed to have represented and warranted to us that it has authority to tender, exchange, sell, assign and transfer the Restricted Notes it tenders and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to such Restricted Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Restricted Notes tendered are not subject to any adverse claims or proxies. Each beneficial owner and holder, by tendering its Restricted Notes, also agrees that it will comply with its obligations under the registration rights agreement.

Acceptance of Restricted Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, after the expiration date, all Restricted Notes properly tendered and will issue the Exchange Notes promptly after the expiration date of the Restricted Notes. See “—Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered Restricted Notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each Restricted Note accepted for exchange will receive the applicable Exchange Note in the amount equal to the surrendered Restricted Note. Holders of Exchange Notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the Restricted Notes or, if no interest has been paid, from the issue date of the Restricted Notes. Holders of Exchange Notes will not receive any payment in respect of accrued interest on Restricted Notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

In all cases, issuance of Exchange Notes for Restricted Notes that are accepted for exchange will be made only after timely receipt by the exchange agent of an agent’s message and a timely confirmation of book-entry transfer of the Restricted Notes into the exchange agent’s account at DTC.

If any tendered Restricted Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Restricted Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Restricted Notes will be returned without expense to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

If you desire to tender your Restricted Notes and your Restricted Notes are not immediately available, time will not permit your Restricted Notes or other required documents to reach the exchange agent before the time of expiration or you cannot complete the procedure for book-entry on a timely basis, you may tender if:

•	you tender through an eligible financial institution;

•	on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

•	a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

•	your name and address;

•	the amount of Restricted Notes you are tendering; and

•	a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

•	a book-entry confirmation of tender;

•	a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Book-Entry Transfers

The exchange agent will make a request to establish an account for the Restricted Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of Restricted Notes by causing DTC to transfer those Restricted Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Restricted Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The transmission of the Restricted Notes and agent’s message to DTC and delivery by DTC to and receipt by the exchange agent of the related agent’s message will be deemed to be a valid tender.

If one of the following situations occurs:

•	you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the relevant account of the exchange agent at DTC; or

•	you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the time of expiration,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

For a withdrawal of a tender of Restricted Notes to be effective, the exchange agent must receive a valid withdrawal request through the Automated Tender Offer Program (ATOP) system from the tendering DTC participant before the expiration date. Any such request for withdrawal must include the VOI number of the tender to be withdrawn and the name of the ultimate beneficial owner of the related Restricted Notes in order that such notes may be withdrawn. Properly withdrawn Restricted Notes may be re-tendered by following the procedures described under “—Procedures for Tendering Restricted Notes” above at any time on or before 5:00 p.m., New York City time, on the expiration date.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any Restricted Notes so withdrawn will be deemed not to have been validly tendered for exchange. No Exchange Notes will be issued unless the Restricted Notes so withdrawn are validly re-tendered.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Restricted Notes and may terminate or amend the exchange offer, if at any time before the expiration of the exchange offer, any of the following events occur:

•	the exchange offer violates applicable law or any applicable interpretation of the staff of the Commission;

•	an action or proceeding has been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer and any material adverse development shall have occurred in any existing action or proceeding with respect to us; and

•	all governmental approvals have not been obtained, which approvals we deem necessary for the consummation of the exchange offer.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights that may be asserted at any time (in the case of any condition involving governmental approvals necessary to the consummation of the exchange offer) and from time to time prior to the time of expiration (in the case of all other conditions).

In addition, we will not accept for exchange any Restricted Notes tendered, and no Exchange Notes will be issued in exchange for any of those Restricted Notes, if at the time the Restricted Notes are tendered any stop order is threatened by the Commission or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act” or “TIA”).

The exchange offer is not conditioned on any minimum principal amount of Restricted Notes being tendered for exchange.

Exchange Agent

We have appointed U.S. Bank National Association as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

By Mail or Overnight Delivery:

U.S. Bank National Association

60 Livingston Ave.

St. Paul, Minnesota 55107

Attn: Specialized Finance Dept.

By Hand:

U.S. Bank National Association

60 Livingston Avenue

1st Floor - Bond Drop Window

St. Paul, Minnesota 55107

Attn: Specialized Finance Dept.

By Facsimile:

U.S. Bank National Association

(651) 466-7372

Attn: Specialized Finance Dept.

For Information or Confirmation by Telephone:

(800) 934-6802

The exchange agent also acts as trustee under the indenture.

Fees and Expenses

The principal solicitation is being made through DTC by U.S. Bank National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent registered public accounting firm. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay the estimated cash expenses to be incurred in connection with the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of Restricted Notes in the exchange offer unless you instruct us to register Exchange Notes in the name of, or request that Restricted Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

We will record the Exchange Notes at the same carrying value as the Restricted Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as the term of the Exchange Notes are substantially identical to those of the Restricted Notes. The expenses of the exchange offer will be amortized over the terms of the Exchange Notes.

Consequences of Failing to Exchange Restricted Notes

If you do not exchange your Restricted Notes for Exchange Notes in the exchange offer or qualify to elect to have your Restricted Notes registered in a “shelf” registration form, your Restricted Notes will continue to be subject to the provisions of the indenture regarding transfer and exchange of the Restricted Notes and the restrictions on transfer of the Restricted Notes imposed by the Securities Act and state securities law. These transfer restrictions are required because the Restricted Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Restricted Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Restricted Notes under the Securities Act.

If you do not exchange your Restricted Notes for Exchange Notes in the exchange offer or qualify to elect to have your Restricted Notes registered in a “shelf” registration form, you will continue to be entitled to all the rights and limitations applicable to the Restricted Notes as set forth in the indenture, but we will not have any further obligation to you to provide for the exchange and registration of the Restricted Notes under the registration rights agreement other than as set forth above under “—Purpose and Effect.” Therefore, the liquidity of the market for your Restricted Notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

Participating Broker-Dealers

Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the exchange offer. Accordingly, the issuance of the Exchange Notes will not result in any increase in our outstanding indebtedness or change in our capitalization.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our historical consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus. As of the date of this prospectus, we have no shares of preferred stock outstanding, and consequently, our ratio of earnings to preferred share dividends and ratio of earnings to fixed charges would be identical.

			Fifty-two Weeks Ended
	Quarterly Period Ended March 29, 2014		December 28, 2013	December 29, 2012	December 31, 2011	January 1, 2011	January 2, 2010
Ratio of earnings to fixed charges	—	(1)	4.82	8.32	7.60	6.87	11.72

(1)	Earnings for the three months ended March 29, 2014 were insufficient to cover fixed charges by $96,363.

For purposes of calculating the ratio of earnings to fixed charges, “earnings” represent the sum of income before income taxes and fixed charges minus capitalized interest and “fixed charges” consist of interest expense, capitalized interest, amortization of deferred financing costs, write-off of deferred financing costs and the portion of rental expense which management believes is representative of the interest component of rent expense.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following tables present our selected historical consolidated financial and operating information as of the dates and for the periods indicated. Our selected historical consolidated financial information as of December 28, 2013 and December 29, 2012 and for each of the years ended December 28, 2013, December 29, 2012 and December 31, 2011 is derived from our audited historical consolidated financial statements that are incorporated by reference in this prospectus. Our selected historical consolidated financial information as of December 31, 2011, January 1, 2011 and January 2, 2010 and for each of the years ended January 1, 2011 and January 2, 2010 is derived from our audited historical consolidated financial statements of Darling not incorporated by reference in this prospectus. The selected historical consolidated financial information of Darling as of March 29, 2014 and for the three months ended March 29, 2014 is derived from our unaudited historical consolidated financial statements incorporated by reference in this prospectus.

Our selected historical operating results are not necessarily indicative of the results to be expected for any future periods. You should read this information together with “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 28, 2013, “Item 2—Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2014 and our consolidated financial statements and related notes, each incorporated by reference in this prospectus.

	Fifty-two Weeks Ended January 2, 2010 (8)	Fifty-two Weeks Ended January 1, 2011 (9)	Fifty-two Weeks Ended December 31, 2011	Fifty-two Weeks Ended December 29, 2012 (10)	Fifty-two Weeks Ended December 28, 2013 (11)	Three months ended

(in thousands)						March 30, 2013	March 29, 2014 (12)
						(Unaudited)	(Unaudited)
Statements of Operations Data:
Net sales	$597,806	$724,909	$1,797,249	$1,701,429	$1,723,550	$445,422	$931,435

Cost of sales and operating expense (1)	439,817	531,699	1,268,221	1,232,604	1,261,101	322,686	755,453
Selling, general and administrative expenses	61,062	68,042	136,135	151,713	170,825	42,293	94,929
Depreciation and amortization	25,226	31,908	78,909	85,371	98,787	21,867	65,669
Acquisition costs	468	10,798	—	—	23,271	—	15,948
Goodwill impairment	—	—	—	—	—	—	—

Operating income	71,233	82,462	313,984	231,741	169,566	58,576	(564)
Interest expense (2)	3,105	8,737	37,163	24,054	38,108	(5,625)	(58,857)
Other (income)/expense, net (3)(4)(5)(6)	1,249	3,382	2,955	(1,760)	(24,560)	1,067	(14,952)
Equity in net loss of unconsolidated subsidiary	—	—	1,572	2,662	(7,660)	(1,195)	5,077

Income (loss) from continuing operations before income taxes	66,879	70,343	272,294	206,785	163,678	52,823	(69,296)
Income tax expense/(benefit)	25,089	26,100	102,876	76,015	54,711	20,418	(18,290)

Net income/(loss)	$41,790	$44,243	$169,418	$130,770	$108,967	$32,405	$(51,006)

Balance Sheet Data (at period end):
Total assets	$426,171	$1,382,258	$1,417,030	$1,552,416	$3,244,133	$1,591,793	$5,549,859
Current portion of long-term debt	5,009	3,009	10	82	19,888	83	62,451
Total long-term debt less current portion	27,539	707,030	280,020	250,142	866,947	250,120	2,330,494
Stockholders’ equity	284,877	464,296	920,375	1,062,436	2,020,952	1,097,859	2,095,752

	Fifty-two Weeks Ended January 2, 2010 (8)	Fifty-two Weeks Ended January 1, 2011 (9)	Fifty-two Weeks Ended December 31, 2011	Fifty-two Weeks Ended December 29, 2012 (10)	Fifty-two Weeks Ended December 28, 2013 (11)	Three months ended

(in thousands)						March 30, 2013	March 29, 2014 (12)
						(Unaudited)	(Unaudited)
Statement of Cash Flows Data:
Net cash provided (used) by operating activities	79,186	81,510	240,864	249,537	210,721	59,482	(30,504)
Net cash provided (used) in investing activities	(55,712)	(783,645)	(83,683)	(153,832)	(895,425)	(39,128)	(2,138,538)
Net cash provided (used) in financing activities	(6,106)	653,155	(137,447)	(31,392)	1,457,446	(1,826)	1,443,343

Net increase/(decrease) in cash and cash equivalents	17,368	(48,980)	19,734	64,313	767,608	18,528	(727,435)

Cash and cash equivalents at beginning of period	50,814	68,182	19,202	38,936	103,249	103,249	870,857

Cash and cash equivalents at end of period	68,182	19,202	$38,936	$103,249	$870,857	$121,777	$143,422

Other Financial Data:
Working capital	$75,100	$30,756	$92,423	$158,578	$950,698	$190,792	$568,711
Capital expenditures (7)	23,638	24,720	60,153	115,413	118,307	(26,392)	(51,360)

(1)	Fiscal 2011 through Fiscal 2009 includes certain prior year immaterial amounts that have been reclassified to conform to Fiscal 2013 and Fiscal 2012 presentation.

(2)	Included in interest expense for Fiscal 2013 is approximately $13.0 million for bank financing fees from an unutilized bridge facility. Fiscal 2012 includes the write-off of approximately $ 0.7 million in deferred loan costs as a result of the final payoff on the term loan portion of the Company’s previous secured credit facilities. Included in interest expense for Fiscal 2011 is approximately $ 4.9 million in deferred loan costs that were written off due to early payoff of a portion of a term loan from the Company’s previous secured credit facilities and in Fiscal 2010 is approximately $ 3.1 million for bank financing fees paid from a previous acquisition.

(3)	Included in other (income)/expense in Fiscal 2010 is a write-off of deferred loan costs of approximately $0.9 million for the early termination of a previous senior credit agreement.

(4)	Included in other (income)/expense in Fiscal 2010 is a write-off of property for fire and casualty losses of approximately $1.0 million for losses incurred in plant fires at two plant locations.

(5)	Included in other (income)/expense in Fiscal 2012 are gain contingencies from insurance proceeds from Fiscal 2012 and Fiscal 2010 fire and casualty losses of approximately $4.7 million.

(6)	Included in other (income)/expense in Fiscal 2013 is an unrealized gain of approximately $ 27.5 million on a foreign currency forward hedge contracts. Included in other (income)/expense for the three months ended March 29, 2014 is a foreign currency loss of approximately $13.8 million. Of the overall foreign currency loss for the three months ended March 29, 2014, approximately $12.6 million relates to certain euro forward contracts entered into to hedge against foreign exchange risks related to the closing of the VION Acquisition.

(7)	Excludes the capital assets acquired as part of the TRS acquisition and the Rothsay Acquisition in Fiscal 2013 of approximately $167.0 million. Excludes the capital assets acquired as part of the RVO BioPur, LLC acquisition in Fiscal 2012 of approximately $0.6 million. Also, excludes the capital assets acquired as part of the merger of Griffin Industries, Inc. (together with its subsidiaries “Griffin”) and from Nebraska By-Products, Inc. of approximately $243.7 million in Fiscal 2010. Finally, also excludes the capital assets acquired in Fiscal 2009 from Boca Industries, Inc. and Sanimax USA, Inc. of approximately $8.0 million.

(8)	Subsequent to the date of acquisition, Fiscal 2009 includes 45 weeks of contribution from the acquired assets of Boca Industries, Inc. and does not include any contribution from assets acquired from Sanimax USA, Inc. as the acquisition occurred on December 31, 2009.

(9)	Subsequent to the date of acquisition, Fiscal 2010 includes 2 weeks of contribution from the Griffin assets and 31 weeks of contribution from the assets of Nebraska By-Products, Inc.

(10)	Subsequent to the date of acquisition, Fiscal 2012 includes 29 weeks of contribution from the RVO BioPur, LLC assets.

(11)	Subsequent to the date of acquisition, Fiscal 2013 includes 18 weeks of contribution from the TRS assets and 9 weeks of contribution from the assets of Rothsay.

(12)	Subsequent to the date of acquisition, the three months ended March 29, 2014 includes 12 weeks of contribution from the VION assets.

DESCRIPTION OF THE EXCHANGE NOTES

The Restricted Notes were issued under a senior indenture dated as of January 2, 2014 (the “Indenture”), to which Darling, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Trustee”) are parties. The Exchange Notes will also be issued under the Indenture. The Restricted Notes and the Exchange Notes offered hereby will be treated as a single class of debt securities under the indenture, including for the purposes of redemptions, offers to purchase, and determining whether to require percentage of holders have given their approval or consent to an amendment or waiver or joined in the directing of the Trustee to take certain actions on behalf of holders. For purposes of this description, unless the context otherwise requires, references to the “Notes” include the Restricted Notes, the Exchange Notes offered hereby, and any additional notes offered under the Indenture.

The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Indenture is unlimited in aggregate principal amount, although the issuance of Notes in this offering will be limited to $500 million. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes (the “Additional Notes”) and which will be deemed to be in the same series as the Notes offered hereby; provided, that if any Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such Additional Notes will be issued as a separate series under the Indenture and will have a separate CUSIP number and ISIN from the Notes. We will only be permitted to issue such Additional Notes if, at the time of such issuance, we are in compliance with the covenants contained in the Indenture, including the covenant described under “—Certain Covenants—Limitation on Indebtedness.” Any Additional Notes will vote on all matters with the Notes.

In this description, references to the “Company,” “we,” “our” and “us” refer only to Darling Ingredients Inc. and not to its subsidiaries.

This description of the Notes is intended to be a useful overview of the material provisions of the Notes and Indenture. Since this description of the Notes is only a summary of the obligations of the Company and your rights and you should refer to the Indenture for a complete description of the obligations of the Company and your rights.

You will find the definitions of capitalized terms used in this description of the Exchange Notes under “—Certain Definitions.”

General

The Notes:

•	are general unsecured, senior obligations of the Company;

•	are limited to an aggregate principal amount of $500 million, subject to our ability to issue Additional Notes;

•	mature on January 15, 2022;

•	will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	rank equally in right of payment to any existing and future senior Indebtedness of the Company, without giving effect to collateral arrangements;

•	will be effectively junior to existing and future secured Indebtedness of the Company and the Subsidiary Guarantors, including Indebtedness under the Senior Secured Credit Agreement, to the extent of the value of the assets securing such debt;

•	will be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of the Subsidiaries of the Company that do not guarantee the Notes; and

•	will be unconditionally guaranteed on a senior basis by the Subsidiary Guarantors. See “—The Subsidiary Guarantees.”

The Subsidiary Guarantees

The Notes will be guaranteed by all Restricted Subsidiaries of the Company that guarantee the Senior Secured Credit Agreement (other than Foreign Subsidiaries). Future domestic Restricted Subsidiaries of the Company (other than any Receivables Entity) that guarantee the Senior Secured Credit Agreement or otherwise incur certain other Indebtedness will also guarantee the Notes. See “—Certain Covenants—Future Subsidiary Guarantors.”

Each Subsidiary Guarantee:

•	will be a general unsecured, senior obligation of the Subsidiary Guarantor;

•	will rank equally in right of payment to any existing and future senior Indebtedness of such Subsidiary Guarantor, without giving effect to collateral arrangements;

•	will be effectively junior to existing and future secured Indebtedness of such Subsidiary Guarantor, including Indebtedness under the Senior Secured Credit Agreement, to the extent of the value of the assets securing such Indebtedness; and

•	will be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of the Subsidiaries of such Subsidiary Guarantor that do not guarantee the Notes.

Interest

Interest on the Notes will compound semi-annually and:

•	accrue at the rate of 5.375% per annum;

•	accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on January 15 and July 15, commencing on January 15, 2015;

•	be payable to the holders of record on the January 1 and July 1 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the Notes; Paying Agent and Registrar

We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the Registrar’s books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. In connection with any transfer or exchange, the Registrar and the Trustee may require a holder to furnish appropriate endorsements, transfer and other documents, including those described in the Offering Circular under the caption “Notice to Investors.” No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered holder of a Note will be treated as the owner of it for all purposes.

Optional Redemption

Except as described below, the Notes are not redeemable until January 15, 2017.

On and after January 15, 2017, the Company may redeem all or, from time to time, a part of the Notes (including Additional Notes, if any), upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Notes, if any, to, but excluding, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Percentage
2017	104.031%
2018	102.688%
2019	101.344%
2020 and thereafter	100.000%

Prior to January 15, 2017, the Company may on any one or more occasions redeem up to 40% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes), upon not less than 30 nor more than 60 days’ notice, with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 105.375% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1)	at least 50% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

(2)	the redemption occurs within 90 days after the closing of such Equity Offering.

In addition, at any time prior to January 15, 2017, the Company may redeem the Notes, in whole but not in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess, if any, of (A) the present value as of such redemption date of (1) the redemption price of such Note at January 15, 2017 (such redemption price being described above) plus (2) all required interest payments due on such Note through January 15, 2017 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points, over (B) the principal amount of such Note. The Trustee shall have no duty to calculate or verify the calculation of the Applicable Premium.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to any redemption date or, in the case of a redemption in connection with a satisfaction and discharge or defeasance, at least two Business Days prior to the deposit of funds with the Trustee in accordance with the applicable provisions of the Indenture (or, if such Statistical Release is no longer published, any publicly available source or similar market data)), in each case most nearly equal to the period from such redemption date to January 15, 2017; provided, however, that if the period from such redemption date to January 15, 2017 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to January 15, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid on the optional redemption date to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Company. Unless the Company defaults on the payment of the redemption price, interest will cease to accrue on the Notes or the portions thereof called for redemption on the applicable redemption date.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate; provided that the unredeemed portion of any Note redeemed in part must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” The Company may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities law, so long as such acquisition does not otherwise violate the terms of the Indenture.

Ranking

The Notes will be general unsecured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated. The Notes will be effectively subordinated to all of the Company’s and the Subsidiary Guarantors’ existing and future secured Indebtedness, including Indebtedness under the Senior Secured Credit Agreement, to the extent of the value of the assets securing such Indebtedness. The Notes will be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of the subsidiaries of the Company that do not guarantee the Notes. In the event of the bankruptcy, liquidation, reorganization or other winding-up of the Company or the Subsidiary Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Secured Credit Agreement or other secured Indebtedness, the assets of the Company and the Subsidiary Guarantors that secure such secured Indebtedness will be available to pay obligations on the Notes and the Subsidiary Guarantees only after all Indebtedness under the Senior Secured Credit Agreement and other secured Indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Subsidiary Guarantees then outstanding.

As of March 29, 2014:

•	we had approximately $2,392.9 million of total Indebtedness (including the Notes), all of which ranked equally with the Notes;

•	of our total Indebtedness, we had approximately $1,853.5 million of secured Indebtedness, including secured Indebtedness under the Senior Secured Credit Agreement (excluding an additional $32.7 million represented by outstanding letters of credit under the Senior Secured Credit Agreement), to which the Notes would have been effectively subordinated to the extent of the value of the assets securing such Indebtedness;

•	we had commitments available to be borrowed under the Senior Secured Credit Agreement of up to $748.3 million (after giving effect to $32.7 million of outstanding letters of credit under the Senior Secured Credit Agreement), which could increase by at least an additional $600.0 million, subject to certain conditions; and

•	our non-guarantor subsidiaries would have had approximately $2,041.9 million of total liabilities (including trade payables but excluding intercompany liabilities), all of which would have been structurally senior to the Notes. Of the $3,454.1 million of total liabilities, $78.1 million is guaranteed by the Subsidiary Guarantors.

Although the Indenture limits the amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur, such Indebtedness may be substantial and a significant portion of such Indebtedness may be secured Indebtedness or structurally senior to the Notes.

Subsidiary Guarantees

The Subsidiary Guarantors will, jointly and severally, unconditionally guarantee on a senior unsecured basis the Company’s obligations under the Notes and all obligations under the Indenture. In addition, such Subsidiary Guarantors will agree to pay any and all costs and expenses (limited, in the case of legal fees and expenses, to the fees and expenses of one primary counsel to each of the Trustee and the holders of the Notes, taken as a whole, and, in the case of an actual or perceived conflict of interest, to the fees and expenses of one additional counsel to each group of similarly situated holders of Notes, taken as a whole) reasonably Incurred by the Trustee or the holders in enforcing any rights under the Subsidiary Guarantees. The obligations of the Subsidiary Guarantors under the Subsidiary Guarantees will rank equally in right of payment with other Indebtedness of such Subsidiary Guarantors, except to the extent such other Indebtedness is expressly subordinated to the obligations arising under the Subsidiary Guarantees.

As of March 29, 2014:

•	the Subsidiary Guarantors had no Indebtedness other than intercompany liabilities and guarantees under the Senior Secured Credit Agreement and the Indenture; and

•	the Subsidiary Guarantors had no Subordinated Obligations (other than intercompany obligations).

Although the Indenture will limit the amount of indebtedness that Restricted Subsidiaries may Incur, such indebtedness may be substantial.

For the twelve months ended December 28, 2013 and the three months ended March 29, 2014, our non-guarantor subsidiaries represented approximately 2.3% and 52.0%, respectively, of our net sales, approximately 0% and 0%, respectively, of our operating income and approximately 0.02% and 28.5%, respectively, of Adjusted EBITDA. As of March 29, 2014, our non-guarantor subsidiaries represented approximately 59.3% of our total assets and approximately 59.1% of our total liabilities, including trade payables but excluding intercompany liabilities. All of these liabilities were structurally senior to the Notes. Of the $3,454.1 million of total liabilities, $78.1 million was guaranteed by the Subsidiary Guarantors.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other Indebtedness (including Guarantees and other contingent liabilities) of the Subsidiary Guarantor, and, depending on the amount of such Indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero.

A Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee upon the release or discharge of such Subsidiary Guarantor from its Guarantee of (a) if the Senior Secured Credit Agreement is outstanding, Indebtedness under the Senior Secured Credit Agreement (including, by reason of the termination of the Senior Secured Credit Agreement) and (b) if the Senior Secured Credit Agreement is not outstanding, any other Indebtedness that resulted in the obligation of such Subsidiary Guarantor to Guarantee the Notes if the aggregate amount of such other Indebtedness is not in excess of $50.0 million following such release, provided that, in each case, such Subsidiary Guarantor would not then otherwise be required to Guarantee the Notes pursuant to the Indenture, and, in each case, except a release or discharge by or as a result of payment under such Guarantee under the Senior Secured Credit Agreement or such other Indebtedness, as applicable (it being understood that a release subject to contingent reinstatement shall constitute a release).

In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets) and whether or not the Subsidiary Guarantor is the surviving Person in such transaction to a Person which is not the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity), such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if:

(1)	the sale or other disposition is in compliance with the Indenture, including the covenants “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time) and “—Certain Covenants—Merger and Consolidation”; and

(2)	(a) if the Senior Secured Credit Agreement is outstanding, such Subsidiary Guarantor is also released from its Guarantee granted in connection with the Senior Secured Credit Agreement and (b) if the Senior Secured Credit Agreement is not outstanding, all the obligations of such Subsidiary Guarantor under any agreements relating to any other Indebtedness of the Company or its Restricted Subsidiaries with an aggregate amount in excess of $50.0 million terminate upon consummation of such transaction.

In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement (i) if the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture, (ii) in connection with any legal or covenant defeasance of the Notes or (iii) upon satisfaction and discharge of the Indenture, each in accordance with the terms of the Indenture.

Neither the Issuer nor any Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any release, discharge or termination of such Guarantee.

Change of Control

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under “—Optional Redemption,” each holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under “—Optional Redemption,” the Company will mail a notice (the “Change of Control Offer”) to each holder, with a copy to the Trustee, stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3)	the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

A Change of Control Offer may be made in advance of a Change of Control, conditioned upon consummation of the Change of Control, if a definitive agreement is in effect at the time of making such Change of Control Offer that, when consummated in accordance with its terms, will result in a Change of Control; provided that such Change of Control Offer complies with all applicable securities laws or regulations.

The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer; or (ii) notice of redemption to redeem the Notes in full has been given pursuant to the Indenture as described under the caption “—Optional Redemption,” unless and until there is a default of the applicable redemption price.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

The Company’s ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Senior Secured Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Secured Credit Agreement and cause a default under that agreement may not constitute a Change of Control under the Indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, including as the result of a failure to repurchase such Indebtedness when required, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Exchange Notes—We may not be able to repurchase the Exchange Notes upon a change of control or an offer to repurchase the Exchange Notes in connection with an asset sale as required by the indenture.”

Even if sufficient funds were otherwise available, the terms of the Senior Secured Credit Agreement will, and future Indebtedness may, prohibit the Company’s prepayment or repurchase of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay its obligations under the Senior Secured Credit Agreement and any such other Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A default under the Indenture may result in a cross-default under the Senior Secured Credit Agreement.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

Prior to the occurrence of a Change of Control, the provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of such Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

Effectiveness of Covenants

Following the first day:

(a) the Notes have an Investment Grade Rating from both of the Ratings Agencies; and

(b) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing causes (a) and (b) being collectively referred to as a “Covenant Suspension Event”);

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under:

•	“—Limitation on Indebtedness”;

•	“—Limitation on Restricted Payments”;

•	“—Limitation on Restrictions on Distributions from Restricted Subsidiaries”;

•	“—Limitation on Sales of Assets and Subsidiary Stock”;

•	“—Limitation on Affiliate Transactions”;

•	Clause (3) of the first paragraph of “—Merger and Consolidation”; or

•	“—Limitation on Lines of Business”

(collectively, the “Suspended Covenants”). If at any time the Notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency (such date, a “Reversion Date”), then the Suspended Covenants will thereafter be reinstated as if such covenant had never been suspended and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes subsequently attain an Investment Grade Rating from both of the Rating Agencies and no Default is then in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating from both Rating Agencies); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or the Subsidiary Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring after the Notes attain Investment Grade Rating and before any reinstatement of such Suspended Covenants as provided above, or any actions taken at any time pursuant to any contractual obligation arising prior to such reinstatement, regardless of whether such actions or events would have been permitted if the Suspended Covenants remained in effect during such period. The period of time between the occurrence of a Covenant Suspension Event and a Reversion Date is referred to as the “Suspension Period.”

During any Suspension Period, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture unless, so long as the Senior Secured Credit Agreement is outstanding, such Subsidiary is also designated as an “unrestricted subsidiary” under the Senior Secured Credit Agreement.

On a Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph or clauses (1) through (27) of “—Limitation on Indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be permitted to be Incurred pursuant to such paragraph or clauses of “—Limitation on Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Acquisition Closing Date, so that it is classified as permitted under clause (4) of “—Limitation on Indebtedness.” Calculations made after a Reversion Date of the amounts available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenants described under “—Limitation on Restricted Payments” had been in effect since the Acquisition Closing Date and throughout any Suspension Period. Accordingly, Restricted Payments made during such Suspension Period will reduce the amount available to be made as Restricted Payments under clause (c) of the first paragraph of “—Limitation on Restricted Payments.” However, no Default or Event of Default will be deemed to have occurred as a result of the Reversion Date occurring on the basis of any actions taken or the continuance of any circumstances resulting from actions taken or the performance of obligations under agreements entered into by the Company or any of the Restricted Subsidiaries during the Suspension Period relating to any Suspended Covenant (other than agreements to take actions after the Reversion Date that would not be permitted outside of the Suspension Period entered into in contemplation of the Reversion Date). Upon the occurrence of a Suspension Period, the amount of Excess Proceeds shall be reset at zero.

There can be no assurance that the Notes will ever achieve or maintain an Investment Grade Rating.

The Trustee will be under no duty to monitor, inquire as to or ascertain compliance with the covenants in the Indenture.

Limitation on Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) if on the date thereof and after giving effect thereto on a pro forma basis (including a pro forma application of the proceeds therefrom) (1) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.0 to 1.0 and (2) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence; provided further that Non-Guarantor Restricted Subsidiaries may not Incur Indebtedness pursuant to this paragraph if, after giving pro forma effect to such Incurrence (including a pro forma application of the proceeds therefrom), the aggregate principal amount of Indebtedness Incurred by Non-Guarantor Restricted Subsidiaries pursuant to this paragraph and then outstanding would exceed the greater of (x) $250.0 million and (y) 4.35% of Consolidated Total Assets.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Company or any Restricted Subsidiary Incurred pursuant to a Credit Facility (including the issuance and creation of letters of credit, bank guarantees, bankers’ acceptances and similar instruments thereunder) in an aggregate principal amount up to $3,250.0 million at any one time outstanding;

(2) Guarantees by the Company or any Restricted Subsidiary of Indebtedness Incurred in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be, to the same extent as the Indebtedness being Guaranteed;

(3) Indebtedness of the Company owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary (other than a Receivables Entity); provided, however,

(a) if the Company is the obligor on such Indebtedness and a Subsidiary Guarantor is not an obligee, such Indebtedness is subordinated in right of payment to the Notes (except (i) in respect of the intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and its Restricted Subsidiaries or (ii) if not permitted by any applicable law or regulation or order of any relevant governmental authority);

(b) if a Subsidiary Guarantor is the obligor on such Indebtedness and the Company or a Subsidiary Guarantor is not an obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor (except (i) in respect of the intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and its Restricted Subsidiaries or (ii) if not permitted by any applicable law or regulation or order of any relevant governmental authority); and

(c)(i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company and other than in connection with any pledge of such Indebtedness constituting a Permitted Lien shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be.

(4) Indebtedness represented by (a) the Notes issued on the Issue Date, the Subsidiary Guarantees and the related exchange notes and exchange guarantees issued pursuant to the Registration Rights Agreement, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (8), (10), (11) and (14) of this paragraph) outstanding on the Acquisition Closing Date, and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) of this paragraph or Incurred pursuant to the first paragraph of this covenant;

(5) Indebtedness of the Company or any Restricted Subsidiary (a) Incurred and outstanding on the date of any acquisition of any assets (including through the acquisition of a Person that becomes or is merged with and into the Company or a Restricted Subsidiary) or secured by a Lien on any assets (including the assets of the Company or any such Restricted Subsidiary) on or prior to the acquisition thereof and (b) Incurred to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions in connection with, or in contemplation of, any acquisition of any assets (including through the acquisition of a Person that becomes or is merged with and into the Company or a Restricted Subsidiary) or secured by a Lien on any assets (including the assets of the Company or any such Restricted Subsidiary) prior to the acquisition thereof; provided, however, that at the time of any such transaction in clauses (a) and (b) above, either (i) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5) or (ii), on a pro forma basis, the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than or equal to such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(6)(a) Indebtedness of Non-Guarantor Restricted Subsidiaries not to exceed the greater of (x) $250.0 million and (y) 4.35% of Consolidated Total Assets at any time outstanding and (b) Indebtedness of Non-Guarantor Restricted Subsidiaries Incurred under short-term working capital facilities, lines of credit or overdraft facilities secured by such Non-Guarantor Restricted Subsidiary’s accounts receivable and/or inventory in an aggregate principal amount not to exceed 75% of the book value of such Non-Guarantor Restricted Subsidiary’s accounts receivable and inventory;

(7) Indebtedness in connection with Qualified Receivables Transactions in an aggregate principal amount not to exceed $100.0 million at any time outstanding;

(8) Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(9) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments, in each case Incurred to finance all or any part of the purchase price or cost of design, construction, lease, installation or improvement of assets or property (other than Capital Stock, except Capital Stock in a Person that becomes a Restricted Subsidiary) acquired, constructed, repaired or improved in the ordinary course of business of the Company or such Restricted Subsidiary, and Attributable Indebtedness, in an aggregate principal amount, including all Refinancing Indebtedness Incurred to refund, defease, renew, extend, refinance or replace any Indebtedness Incurred pursuant to this clause (9), not to exceed the greater of (x) $100.0 million and (y) 1.75% of Consolidated Total Assets at any time outstanding;

(10) Indebtedness Incurred in respect of workers’ compensation claims, health, disability or other employee benefits or unemployment and social security laws and regulations, property, casualty or liability insurance and premiums related thereto, self-insurance obligations, performance, customs, stay, appeal, tax (including VAT), surety and similar bonds, performance or completion guarantees and similar obligations provided by the Company or a Restricted Subsidiary in the ordinary course of business;

(11) to the extent constituting Indebtedness, contingent obligations arising under indemnity agreements to title insurance companies to cause such title insurers to issue title insurance policies in the ordinary course of business with respect to the real property of the Company or any Restricted Subsidiary;

(12) to the extent constituting Indebtedness, unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(13) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case, Incurred or assumed in connection with an Investment or the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary;

(14) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished or reimbursed within five Business Days of Incurrence;

(15) Indebtedness in the form of (a) Guarantees of Indebtedness of the Renewable Diesel Joint Venture or other joint ventures; provided that the aggregate principal amount of the Indebtedness so guaranteed pursuant to such Guarantees shall not exceed $300.0 million at any one time outstanding, (b) Guarantees of the obligation to make an Investment in the Renewable Diesel Joint Venture or other joint venture which Investment is otherwise permitted to be made under the definition of “Permitted Investments” or the covenant described under “—Limitation on Restricted Payments,” (c) Liens on the Capital Stock of the Renewable Diesel Joint Venture or other joint ventures consisting of a Permitted Renewable Joint Venture Investment or any other Investment permitted to be made under the definition of “Permitted Investments” or the covenant described under “—Limitation on Restricted Payments” in favor of the holder of any Indebtedness of the Renewable Diesel Joint Venture or any other joint venture and/or the Guarantee set forth in the foregoing clause (15)(a) and (d) Liens on cash and cash equivalents to secure (x) obligations to make an Investment in the Renewable Diesel Joint Venture or any other joint venture permitted under the definition of “Permitted Investments” or the covenant described under “—Limitation on Restricted Payments,” or (y) a letter of credit posted to secure obligations set forth in the foregoing clause (15)(d)(x);

(16) to the extent constituting Indebtedness, (a) obligations under any take-or-pay obligations contained in supply and similar arrangements and Incurred in the ordinary course of business, (b) Indebtedness consisting of the financing of insurance premiums, and (c) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(17) all obligations of the Company or any Restricted Subsidiary for the reimbursement of any obligor on any letter of credit, banker’s acceptance, bank guarantee, surety bond or similar credit transaction (including any such obligations supported by any letter of credit, banker’s acceptance, bank guarantee or similar instruments); provided that if at any time after the issuance of such letter of credit, banker’s acceptance, bank guarantee, surety bond or other similar credit transaction there is a drawing thereunder, such drawing must, as of the date thereof, then otherwise be permitted pursuant to this covenant;

(18) to the extent constituting Indebtedness, deferred compensation payable to directors, officers, members of management, employees or consultants of the Company or any Restricted Subsidiary;

(19) Indebtedness in respect of repurchase agreements constituting Cash Equivalents;

(20) Indebtedness consisting of promissory notes issued by the Company or any Restricted Subsidiary to future, present or former directors, officers, members of management, employees or consultants of the Company or any of its Subsidiaries or their respective assigns, estates, heirs, family members, spouses, former spouses, domestic partners or former domestic partners to finance the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company permitted under “—Limitation on Restricted Payments”;

(21) obligations, contingent or otherwise, for the payment of money under any non-compete, consulting or similar agreement entered into with the seller of a business or any other similar arrangements providing for the deferred payment of the purchase price for an acquisition permitted under the Indenture;

(22) cash management obligations and Indebtedness incurred by the Company or any Restricted Subsidiary in respect of netting services, overdraft protections, commercial credit cards, stored value cards, purchasing cards and treasury management services, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate deposit network services, dealer incentive, supplier finance or similar programs, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management and similar arrangements, in each case entered into in the ordinary course of business in connection with cash management, including cash management among the Company and its Subsidiaries, and deposit accounts;

(23) intercompany Indebtedness among the Company and its Subsidiaries Incurred in connection with the consummation and/or implementation of the Vion Acquisition and the other Transactions (or implied thereunder as necessary to implement the Transactions);

(24) any liability or obligation arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Article 2:403 of the Dutch Civil Code, issued prior to the date of this Agreement or any joint and several liability (hoofdelijke aansprakelijkheid) under any fiscal unity for Dutch corporate income purposes;

(25) Indebtedness of the type described in clause (7) of the definition of “Indebtedness” to the extent the related Lien is permitted under “—Limitation on Liens”;

(26) Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (26) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution) of the Company subsequent to the Acquisition Closing Date; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under the covenant described below under “—Limitation on Restricted Payments” to the extent the Company and its Restricted Subsidiaries incur Indebtedness in reliance hereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause (26) to the extent the Company or any of its Restricted Subsidiaries makes a Restricted Payment under the covenant described below under “—Limitation on Restricted Payments” in reliance thereon; and

(27) in addition to the items referred to in clauses (1) through (26) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (27) and then outstanding, will not exceed the greater of (x) $150.0 million and (y) 2.6% of Consolidated Total Assets at any time outstanding.

Neither the Company nor any Subsidiary Guarantor will Incur any Refinancing Indebtedness under clause (4) of the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company or such Subsidiary Guarantor unless such Indebtedness will be subordinated to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor to at least the same extent as such Subordinated Obligations. No Restricted Subsidiary (other than a Subsidiary Guarantor or a Foreign Subsidiary) may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Subsidiary Guarantor.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1) subject to clause (2) below, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may later reclassify and redivide all or a portion of such item of Indebtedness among one or more of the types of Indebtedness described in the first and second paragraphs of this covenant in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness in one of any such clauses;

(2) all Indebtedness outstanding or Incurred prior to or on the Acquisition Closing Date under the Senior Secured Credit Agreement shall be deemed Incurred under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (4)(c) of the second paragraph of this covenant;

(3) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4) if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(7) the principal amount of any Indebtedness outstanding in connection with a Qualified Receivables Transaction is the Receivables Transaction Amount;

(8) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and

(9) for purposes of Indebtedness Incurred under clause (3) of the second paragraph of this covenant, (a) it is understood that payments may be made thereon unless an Event of Default has occurred and is continuing and the Notes have been accelerated in accordance with the provisions described under “Events of Default” and (b) it is understood that, with respect to any Indebtedness Incurred in connection with the Vion Acquisition, any such subordination documentation shall have been put in place within 90 days after the Acquisition Closing Date.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock, the payment of any premiums, fees, costs, expenses or charges and the reclassification of commitments or obligations due to a change in GAAP, in each case, will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness (other than Renewable Diesel Joint Venture Indebtedness) or issue any shares of Disqualified Stock, unless such Incurrence of Indebtedness is otherwise permitted under the definition of “Unrestricted Subsidiary” and the Indenture. The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness

with respect to the Renewable Diesel Joint Venture (unless the Renewable Diesel Joint Venture is a Restricted Subsidiary subject to the limitations set forth under this “—Limitation on Indebtedness” covenant) other than the Renewable Diesel Joint Venture Indebtedness. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “—Limitation on Indebtedness” covenant, the Company shall be in Default of this covenant).

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of the Company’s or its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(a) dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

(b) dividends or distributions payable to the Company or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock (other than Disqualified Stock) on a pro rata basis, taking into account the relative preferences, if any, of the various classes of Capital Stock in such Restricted Subsidiaries), including, for the avoidance of doubt, solely with respect to Subsidiaries organized in Germany, the entering into domination and profit and loss pooling agreements (Beherrschungs—und Ergebnisabführungsverträge) within the meaning of Section 291 of the German Stock Corporation Act (AktG) as well as the distribution of profits and the compensation for losses in connection therewith;

(2) purchase, redeem, retire, defease or otherwise acquire for value, including in connection with any merger or consolidation, any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, in each case, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than (x) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary permitted under clause (3) of the second paragraph of the “—Limitation on Indebtedness” covenant or (y) the payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) make any Restricted Investment in any Person

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, payments, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(a) a Default shall have occurred and be continuing (or would result therefrom);

(b) the Company is not able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph under the “—Limitation on Indebtedness” covenant after giving effect, on a pro forma basis, to such Restricted Payment; and

(c) the aggregate amount of such Restricted Payment, together with all other Restricted Payments declared or made subsequent to the Acquisition Closing Date (excluding Restricted Payments made pursuant to clauses (1), (2), (3), (4), (7), (8), (9) and (12) of the next succeeding paragraph but including Restricted Payments made pursuant to all other clauses of the next succeeding paragraph) would exceed the sum of:

(i)(A) $340.4 million plus (B) 50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Acquisition Closing Date occurred to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii) 100% of the aggregate (A) Net Cash Proceeds and (B) the fair market value (as determined in good faith by the Company) of Related Business Assets or Capital Stock (other than Disqualified Stock) of a Person that becomes a Restricted Subsidiary engaged in a Related Business, in each case received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Acquisition Closing Date (in each case, other than an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination), excluding in any event Excluded Contributions and Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under the second paragraph of the caption “—Optional Redemption”;

(iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the Acquisition Closing Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange);

(iv) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(A) repurchases or redemptions or other acquisitions or retirements of such Restricted Investments by such Person, proceeds realized upon the sale or other disposition of such Restricted Investment to a Person (other than the Company or a Restricted Subsidiary of the Company), repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payment or other return on capital or Investment) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments); or

(B) the (i) redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries, (ii) merger or consolidation of Unrestricted Subsidiaries into the Company or any of its Restricted Subsidiaries or (iii) transfer (other than by lease) of all or substantially all of the Unrestricted Subsidiaries’ assets to the Company or any of its Restricted Subsidiaries after the Acquisition Closing Date (valued in each case as provided in the definition of “Investment”);

which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments made after the Acquisition Closing Date; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income;

(v) the amount of the cash and Cash Equivalents and the fair market value (as determined in good faith by the Company) of property or assets or of marketable securities received by the Company or any Restricted Subsidiary in connection with:

(A) the sale or other disposition (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock of an Unrestricted Subsidiary of the Company; or

(B) any dividend or distribution made by an Unrestricted Subsidiary to the Company or a Restricted Subsidiary;

provided, however, that no amount will be included under this clause (v) to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph will not prohibit:

(1) any payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the Net Cash Proceeds of (i) the substantially contemporaneous contribution to the common equity capital of the Company or (ii) the substantially concurrent sale of Capital Stock of the Company (or any direct or indirect parent company of the Company to the extent contributed to the capital of the Company) (other than Disqualified Stock and other than Capital Stock issued or sold to a Restricted Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

(2)(a) any payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any Subsidiary Guarantor that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” and that in each case constitutes Refinancing Indebtedness and (b) any payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of any Non-Guarantor Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of any Non-Guarantor Restricted Subsidiary that is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” and that constitutes Refinancing Indebtedness;

(3) any payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” and that in each case constitutes Refinancing Indebtedness;

(4) so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations of the Company or any Restricted Subsidiary from Net Available Cash to the extent permitted under “—Limitation on Sales of Assets and Subsidiary Stock”;

(5) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration or the giving of the irrevocable notice, as applicable, if at the date of declaration or the giving of the irrevocable notice such payment would have complied with this covenant;

(6) so long as no Default or Event of Default has occurred and is continuing, (a) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company held by any future, present or former director, officer, member of management, employee or consultant of the Company or any Subsidiary of the Company or their assigns, estates, heirs, family members, spouses, former spouses, domestic partners or former domestic partners, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, were received for services related to, or for the benefit of, the Company and its Restricted Subsidiaries; and provided further that such redemptions or repurchases pursuant to this clause will not exceed $10.0 million in the aggregate during any fiscal year (with any unused amounts in any fiscal year from each of the immediately preceding four fiscal years being carried over to the immediately succeeding fiscal year), plus the amount of any capital contributions to the Company as a result of sales of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of the Company or any direct or indirect parent of the Company to such persons (provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph), and (b) loans or advances to employees, officers or directors of the Company or any Subsidiary of the Company, the proceeds of which are used to purchase Capital Stock of the Company, in an aggregate amount not to exceed $5.0 million outstanding at any one time (without giving effect to the forgiveness of any such loan);

(7) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(8)(a) repurchases of fractional shares of Capital Stock for nominal amounts which are required to be repurchased in connection with the exercise of stock options or warrants to permit the issuance of whole shares of Capital Stock; and (b) repurchases of Capital Stock deemed to occur upon the cashless exercise of stock options, warrants or other convertible securities if such Capital Stock represents (i) a portion of the exercise price thereof or (ii) withholding Incurred in connection with such exercise to pay for any taxes in connection therewith;

(9)(a) any payments made in connection with the Transactions pursuant to the Rothsay Acquisition Agreement, the Vion Acquisition Agreement, the Transitional Services Agreement and any other agreements or documents related to the Transactions (without giving effect to amendments, waivers or other modifications to such agreements or documents after December 18, 2013 that are materially adverse to the interests of the holders of the Notes) or as otherwise described in the Offering Circular, and (b) any Restricted Payment in connection with the consummation of the Vion Acquisition and the other Transactions and any actions necessary to implement such transactions;

(10) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “—Change of Control” covenant or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “—Limitation on Sales of Assets and Subsidiary Stock” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(11) the distribution, by dividend or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries (other than the Renewable Diesel Joint Venture or Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(12) Restricted Payments that are made with Excluded Contributions;

(13) Restricted Payments in the form of Investments in Unrestricted Subsidiaries in an amount not to exceed the greater of (x) $75.0 million and (y) 1.3% of Consolidated Total Assets;

(14) so long as no Default has occurred and is continuing, additional Restricted Payments; provided that, if, after giving pro forma effect to any such Restricted Payment, the Leverage Ratio would be greater than 2.75 to 1.00, the aggregate amount of Restricted Payments made pursuant to this clause (14) shall not exceed the greater of (x) $100.0 million and (y) 1.75% of Consolidated Total Assets; and

(15) the payment of dividends, distributions or advances to any holding company that meets the requirements set forth in clause (1) of the definition of “Change of Control” to pay, without duplication, (a) (x) consolidated, combined or similar Federal, state and local income taxes payable by such holding company and directly attributable to the operations of the Company and its Subsidiaries and (y) franchise or similar taxes of such holding company required to maintain such holding company’s corporate existence; provided that the amount of such dividends, distributions or advances paid in respect of this clause (a) shall not exceed (A) the excess, if any, of the amount of income tax that would be due with respect to a hypothetical consolidated, combined or similar Federal, state or local tax return that included only the Company and its Subsidiaries over the income tax actually payable by the Company and its Subsidiaries directly to taxing authorities plus (B) the actual amount of such franchise or similar taxes of such holding company required to maintain such holding company’s corporate existence, each as applicable; (b) fees and expenses (including legal, audit and tax (including franchise tax) expenses) required to maintain its corporate existence, and general corporate operating and overhead expenses of such holding company (including customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of such holding company), in each case to the extent such fees and expenses are attributable to the ownership or operation of the Company and its Subsidiaries and public company listing fees to a national securities exchange with respect to such holding company’s securities; and (c) fees and expenses, other than to Affiliates of the Company, related to any unsuccessful equity offering of such holding company that has been undertaken to finance the Company and its Subsidiaries.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively in good faith by an Officer or the Board of Directors of the Company.

As of the Acquisition Closing Date, all of the Company’s Subsidiaries (other than the Insurance Company of Colorado, Inc., Darling Green Energy, LLC, Roseller Marine, Ltd. and each of their respective Subsidiaries) were Restricted Subsidiaries. The Board of Directors shall not designate any Restricted Subsidiaries as Unrestricted Subsidiaries except in compliance with the provisions of the definition of “Unrestricted Subsidiary.”

Limitation on Liens

The Company will not, and will not permit any of the Subsidiary Guarantors to, directly or indirectly, create or Incur any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of its Subsidiaries) or income or profits therefrom, whether owned on the Acquisition Closing Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Subsidiary Guarantor’s property or assets, any Subsidiary Guarantee of such Subsidiary Guarantor, equally and ratably with (or senior in priority to in the case of Liens with respect to Subordinated Obligations) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

The preceding provisions will not prohibit:

(i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Acquisition Closing Date, including, without limitation, the Indenture, the Notes, the Subsidiary Guarantees, and the Senior Secured Credit Agreement (and related documentation) in effect on such date or any exchange notes and the related guarantees issued pursuant to the terms of the Registration Rights Agreement;

(ii) any encumbrance or restriction with respect to a Restricted Subsidiary (or its assets) pursuant to an agreement relating to any Capital Stock, other assets or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date; provided that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;

(iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement, amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing are not materially less favorable, taken as a whole, as determined in good faith by the Company, to the holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clauses (i) or (ii) of this paragraph on the Acquisition Closing Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(iv) any encumbrance or restriction:

(a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, sublease, license or similar contract, or the assignment or transfer of any such lease, sublease, license or other contract;

(b) contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(c) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(v) any encumbrance or restriction pursuant to (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions on the property so acquired;

(vi) any Purchase Money Note or other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, as determined in good faith by the Company, are necessary to effect such Qualified Receivables Transaction;

(vii) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(viii) any customary provisions in partnership agreements, limited liability company governance documents, joint venture agreements and other similar agreements (including, without limitation, those with respect to the Renewable Diesel Joint Venture), asset sale agreements, sale leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(ix) restrictions on cash and other deposits or net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(x) encumbrances or restrictions arising or existing by reason of applicable law, any applicable rule, regulation or order or any regulatory authority (including a taxing authority);

(xi) encumbrances or restrictions contained in indentures or debt instruments or other agreements governing Indebtedness Incurred or Preferred Stock issued by the Company or any Restricted Subsidiary subsequent to the Acquisition Closing Date and permitted pursuant to the covenant described under “—Limitation on Indebtedness”; provided that such encumbrances and restrictions with respect to such Restricted Subsidiary contained in any agreement or instrument will not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Company);

(xii) customary provisions in leases, subleases, licenses and other agreements and instruments entered into in the ordinary course of business;

(xiii) any encumbrance or restriction pursuant to Hedging Obligations; and

(xiv) any encumbrances or restrictions imposed by an amendments, modifications, restatements, amendments and restatements, extensions, restructurings, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (iv) through (xiii) above; provided that, without duplication of any provisions in clauses (iv) through (xiii) above, such amendments, modifications, restatements, amendments and restatements, extensions, restructurings, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrance and other restriction, taken as a whole, than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Sales of Assets and Subsidiary Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Company (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition; and

(2) at least 75% of the consideration (excluding any consideration by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

Within 365 days of the later of the date of such Asset Disposition or the receipt of Net Available Cash from such Asset Disposition, an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

(a) first, to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness) to prepay, repay or purchase Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock) (in each case other than Indebtedness owed to the Company or an Affiliate of the Company); provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness (other than revolving Indebtedness) pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and

(b) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (a), to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets;

provided that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture; provided, further, that in the case of clause (b), a binding commitment to invest in Additional Assets shall be treated as a permitted application of the Net Available Cash so long as the Company or a Restricted Subsidiary enters into such commitment within such 365-day period with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 180 days of the end of such 365-day period (an “Acceptable Commitment”) and such Net Available Cash is actually applied in such manner within such time period (such period, the “Acceptable Commitment Period”), and in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within the Acceptable Commitment Period and such Net Available Cash is actually applied in such manner within 180 days from the date of the Second Commitment, it being understood that if a Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall constitute Excess Proceeds.

Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” If the aggregate amount of Excess Proceeds exceeds $50.0 million, the Company will be required to make an offer (“Asset Disposition Offer”) to all holders of Notes and to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”), to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in denominations of $2,000 and integral multiples of $1,000 in excess thereof. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero. Notwithstanding anything to the contrary in the foregoing, the Company may commence an Asset Disposition Offer prior to the expiration of 365 days after the occurrence of an Asset Disposition or the receipt of Net Available Cash from such Asset Disposition; provided that such Asset Disposition Offer complies with all applicable securities laws and regulations.

The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than ten Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid on the Asset Disposition Purchase Date to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000; provided, that if following a repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately following such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced to that the remaining principal amount of such Note outstanding immediately following such repurchase is $2,000. The Company will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after the termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Company, will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

For the purposes of this covenant, the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness of the Company or Indebtedness of a Restricted Subsidiary (other than Subordinated Obligations or Disqualified Stock) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (3)(a) above);

(2) securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days following the closing of such Asset Disposition;

(3) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (i) $50.0 million and (ii) 0.85% of Consolidated Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value); and

(4) any Additional Assets.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

Limitation on Affiliate Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million unless:

(1) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate; and

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $25.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the disinterested members of such Board, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above).

The preceding paragraph will not apply to:

(1) any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, severance arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers and employees of the Company and its Restricted Subsidiaries;

(3) to the extent permitted by the terms of the Indenture, loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(4)(a) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, and (b) Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with “—Limitation on Indebtedness”;

(5) transactions in the ordinary course of business between the Company or any of its Restricted Subsidiaries and any Person, including the Renewable Diesel Joint Venture or any other joint venture, in which the Company or any of its Restricted Subsidiaries owns any Capital Stock for the purchase or sale of inventory, goods or services;

(6) the payment of reasonable and customary fees and expenses paid to, and indemnity provided on behalf of, officers, directors, employees, members of management and consultants of the Company or any Subsidiary;

(7) the existence of, and the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Acquisition Closing Date, as these agreements may be amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified from time to time; provided, however, that any future amendment, restatement, amendment and restatement, supplement, extension, renewal or other modification entered into after the Issue Date will be permitted to the extent that its terms are not more disadvantageous to the holders of the Notes than the terms of the agreements in effect on the Acquisition Closing Date;

(8) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(9) any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

(10) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

(11) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or a Restricted Subsidiary; provided, that such agreement was not entered into in contemplation of such acquisition or merger, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect in the good faith judgment of the Company when taken as a whole as compared to such agreement as in effect on the date of such acquisition or merger);

(12) any transaction on arm’s length terms with non-Affiliates that become Affiliates as a result of such transaction;

(13) transactions in which the Company or any Restricted Subsidiary delivers to the Trustee an opinion or appraisal issued by an independent accounting, appraisal or investment banking firm of national standing stating that the terms of such transaction are not materially less favorable than those that might reasonably have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate; and

(14) the Transactions and the payment of all fees, costs and expenses (including any payments in respect of bonuses and awards) related to the Transactions.

SEC Reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the SEC, and make available to the Trustee and the registered holders of the Notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act with respect to U.S. issuers within the time periods specified therein or in the relevant forms. In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act reports, documents and information to the Trustee and the holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and the Consolidated EBITDA of the Unrestricted Subsidiaries taken together exceeds 5% of the Consolidated EBITDA of the Company, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Company and its Restricted Subsidiaries. Notwithstanding the foregoing, the Company shall comply with the separate financial information requirements for Guarantors and non-guarantor subsidiaries (including any Unrestricted Subsidiaries) contemplated by Rule 3-10 of Regulation S-X promulgated by the SEC.

In addition, the Company and the Subsidiary Guarantors have agreed that they will make available to the holders and to prospective investors, upon the request of such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. For purposes of this covenant, the Company and the Subsidiary Guarantors will be deemed to have furnished the reports to the Trustee and the holders of Notes as required by this covenant if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

The filing requirements set forth above for the applicable period may be satisfied by the Company prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act; provided that this paragraph shall not supersede or in any manner suspend or delay the Company’s reporting obligations set forth in the first three paragraphs of this covenant.

Merger and Consolidation

The Company will not consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of all or substantially all its property and assets in one or more related transactions to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation or a limited liability company, provided that in the case the Successor Company is a limited liability company there shall be a corporate co-issuer, in each case organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture and will expressly assume, by written agreement, all the obligations of the Company under the Registration Rights Agreement;

(2) immediately after giving pro forma effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the “—Limitation on Indebtedness” covenant or the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than or equal to such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(4) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) in the penultimate paragraph of this covenant shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the Indenture and the Notes and shall have, by written agreement, confirmed that its obligations under the Registration Rights Agreement shall continue to be in effect; and

(5) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The predecessor Company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of or interest on the Notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances, there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

The foregoing clause (3) shall not apply to the merger of Darling Escrow Corporation with and into Darling on the Acquisition Closing Date. Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax benefits, so long as the amount of Indebtedness of the Company and the Restricted Subsidiaries is not increased thereby; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with the preceding clauses (4) and (5).

In addition, the Company will not permit any Subsidiary Guarantor to consolidate with, merge with or into any Person and will not permit the conveyance, transfer, lease or other dispositions of all or substantially all of the property or assets of any Subsidiary Guarantor in one or more related transactions to any Person unless:

(1)(a) if such entity shall remain a Subsidiary Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia or any other jurisdiction in which the predecessor Subsidiary was organized; (b) immediately after giving pro forma effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; (c) the Successor Guarantor, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Indenture, the Notes and its Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee and assumes by written agreement all the obligations of such Subsidiary Guarantor under the Registration Rights Agreement, and (d) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; or

(2) the transaction is made in compliance with the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time).

Notwithstanding the foregoing paragraphs, any Subsidiary Guarantor may merge with or into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Company. Notwithstanding the foregoing paragraphs (and solely for the avoidance of doubt), any Restricted Subsidiary may (a) merge with or into or transfer all or substantially all of its properties and assets to another Restricted Subsidiary, a Subsidiary Guarantor or the Company or (b) dissolve, liquidate or wind up its affairs or merge with or into the Company or another Restricted Subsidiary if such dissolution, liquidation or winding-up or merger is in the best interest of the Company and is not materially disadvantageous to the holders of the Notes (in the good faith determination of the Company).

Future Subsidiary Guarantors

The Company will cause each Restricted Subsidiary (other than a Foreign Subsidiary or a Receivables Entity) created or acquired by the Company, which, (a) if the Senior Secured Credit Agreement is outstanding, Guarantees the Senior Secured Credit Agreement and (b) if the Senior Secured Credit Agreement is not outstanding, individually or in the aggregate, Incurs Indebtedness (other than Renewable Diesel Joint Venture Indebtedness, Indebtedness owed to the Company or another Subsidiary Guarantor, or Indebtedness consisting solely of Guarantees by a domestic Restricted Subsidiary of Indebtedness of a Foreign Subsidiary whose sole assets are the Capital Stock of or other Investments in the Foreign Subsidiary whose Indebtedness is being guaranteed) in excess of $50.0 million, to execute and deliver to the Trustee within 20 Business Days a Subsidiary Guarantee pursuant to which such Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes on a senior basis.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the Senior Secured Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Each Subsidiary Guarantee shall be released in accordance with the provisions of the Indenture described under “—Subsidiary Guarantees.”

Limitation on Lines of Business

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Payments for Consent

Neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default

Each of the following is an Event of Default:

(1) default in any payment of interest on any Note when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company to comply with its obligations under “—Certain Covenants—Merger and Consolidation”;

(4) failure by the Company or any Subsidiary Guarantor to comply for 60 days after written notice as provided below with any of its obligations described under “—Certain Covenants” or any of its other agreements contained in the Indenture (other than a failure by the Company to comply with its obligations under the covenant described under “—Certain Covenants—Merger and Consolidation,” which constitutes an Event of Default under clause (3) above);

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(a) is caused by a failure to pay principal of, or premium, if any, on such Indebtedness when due and payable (after giving effect to any grace period provided in such Indebtedness) (“payment default”); or

(b) relates to an obligation other than the obligation to pay principal of, or premium, if any, on such Indebtedness and results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default (after giving effect to any grace period provided in such Indebtedness) or the maturity of which has been so accelerated, aggregates $100.0 million or more;

(6) certain events of bankruptcy or insolvency of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(7) failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $100.0 million (net of any amounts that an insurance company has not denied coverage), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”); or

(8) any Subsidiary Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary denies in writing or disaffirms in writing its obligations under the Indenture or its Subsidiary Guarantee, other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with the terms of the Indenture.

However, a default under clause (4) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clause (4) of this paragraph after receipt of such notice. In addition, a default under clause (5) of this paragraph in respect of the Renewable Diesel Joint Venture

Indebtedness will not constitute an Event of Default unless and until the Company or any of its Restricted Subsidiaries fails to make payments in respect of any Guarantee relating to such Indebtedness in accordance with its terms; provided that the provisions of this sentence shall not apply to any other Indebtedness of the Company or its Restricted Subsidiaries as to which a payment default or cross acceleration occurs as a result of a default in respect of the Renewable Diesel Joint Venture Indebtedness.

If an Event of Default (other than an Event of Default described in clause (6) above) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) under “Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (6) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest of any Note held by a non-consenting holder) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture will provide that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture will provide that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 10 Business Days after receiving written notice or a responsible officer becoming aware thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and Waivers

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment, supplement or waiver may, among other things:

(1) reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the stated rate of or extend the stated time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described above under “—Optional Redemption,” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(5) waive or modify the Company’s obligation to make an offer to repurchase the Notes, or reduce the premium payable upon the repurchase of any Note or change the time at which any Note may be repurchased as described above under “—Change of Control”, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise unless such amendment, waiver or modification shall be in effect prior to the occurrence of a Change of Control;

(6) make any Note payable in money other than that stated in the Note;

(7) impair the right of any holder to receive payment of principal, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(9) modify the Subsidiary Guarantees in any manner adverse to the holders of the Notes; or

Notwithstanding the foregoing, without the consent of any holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture, the Notes and the Subsidiary Guarantees to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor entity of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f) (2) (B) of the Code);

(4) provide for the issuance of Additional Notes;

(5) add Guarantees with respect to the Notes or release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;

(6) secure the Notes or confirm and evidence the release, termination or discharge of any Subsidiary Guarantee of or Lien securing the Notes when such release, termination or discharge is permitted by, and made in accordance with, the Indenture;

(7) add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

(8) provide additional rights or benefits of the Holders of the Notes;

(9) make any change that does not adversely affect, in any material respect, the rights of any holder;

(10) comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(11) provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(12) provide for the issuance of exchange notes in an exchange offer pursuant to a Registration Rights Agreement which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities; or

(13) conform the text of the Indenture, the Notes or the Subsidiary Guarantees to any provision of this “Description of the Exchange Notes” to the extent that such provision in this “Description of the Exchange Notes” is intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Subsidiary Guarantees.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder’s Notes will not be rendered invalid by such tender. After an amendment or supplement under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.

Defeasance

The Company at any time may terminate all its obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. If the Company exercises its legal defeasance option, the Subsidiary Guarantees in effect at such time will terminate.

The Company at any time may terminate its obligations described under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than “—Merger and Consolidation”), the operation of the cross-default upon a payment default and cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision and the Subsidiary Guarantee provision described under “—Events of Default” above and the limitations contained in clause (3) under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”). If the Company exercises its covenant defeasance option, the Subsidiary Guarantees in effect at such time will terminate.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4) (but only with respect to covenants that are terminated as a result of such defeasance), (5), (6) (with respect only to Significant Subsidiaries), (7) or (8) under “—Events of Default” above or because of the failure of the Company to comply with clause (3) under “—Certain Covenants—Merger and Consolidation” above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations, or a combination thereof, for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. federal income tax law.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when either:

(1) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(2)    (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(b) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or an Event of Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any Credit Facility or any other material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(c) the Company has paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing Law

The Indenture provides that it, the Notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Rules of Construction

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness or Liens, the making of any Investment, Permitted Investment or Restricted Payment or Asset Disposition or the entering into any Affiliate Transaction or any other transaction, event or circumstance, or any determination made under any other provision of the Indenture (any of the foregoing, a “subject transaction”), the U.S. dollar-equivalent principal amount of a subject transaction denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date of such subject transaction (which, in the case of revolving credit Indebtedness, shall be deemed to be date first committed, and, in all other cases shall be deemed to be the date Incurred, made or entered into or the date of the occurrence of such transaction, event or circumstance or the applicable date of determination); provided that if such Indebtedness is Incurred (and, if applicable, any associated Lien is granted) to refinance or replace other Indebtedness denominated in a foreign currency, and such refinancing or replacement would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, any associated Lien) does not exceed the principal amount of such Indebtedness being refinanced or replaced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded (and no Default or Event of Default shall be deemed to have occurred) solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

For purposes of determining compliance with any financial ratio in connection with any subject transaction (as defined above), such financial ratio shall only be calculated as of the time of such subject transaction. For purposes of determining the value of any Cash Equivalents in connection with any subject transaction, the value of such Cash Equivalents shall be determined as of the time of such subject transaction.

Certain Definitions

“Acquired Indebtedness” means Indebtedness (i) of a Person existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Acquisition Closing Date” means January 8, 2014.

“Additional Assets” means:

(1) any property, plant, equipment or other assets (excluding assets that are qualified as current assets under GAAP) to be used by the Company or a Restricted Subsidiary in a Related Business or capital expenditures relating thereto;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity);

(2) the sale or other disposition of cash or Cash Equivalents in the ordinary course of business;

(3) a disposition of inventory (including on an intercompany basis) or vehicles in the ordinary course of business;

(4) a disposition of damaged, obsolete, used, worn-out or surplus assets or property that are no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries or that are economically impracticable to maintain and that are disposed of, in each case, in the ordinary course of business;

(5) the disposition of all or substantially all of the assets of the Company or a Restricted Subsidiary in a manner permitted pursuant to “—Certain Covenants—Merger and Consolidation” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary that is not a Receivables Entity (and each other equity holder on a pro rata basis);

(7) for purposes of “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, the making of a Permitted Investment or a disposition subject to “—Certain Covenants—Limitation on Restricted Payments,” including a disposition of property to a joint venture in connection with establishing a joint venture;

(8) an Asset Swap effected in compliance with “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(9) sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(10) dispositions of assets in a single transaction or series of related transactions with an aggregate fair market value in any fiscal year of less than the greater of (i) $20.0 million and (ii) 0.35% of Consolidated Total Assets (with unused amounts in any fiscal year being carried over to the next succeeding fiscal year subject to a maximum of $40.0 million in such next succeeding fiscal year);

(11)	the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(12) dispositions of Investments or receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(13) the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under the caption “—Certain Covenants—Limitation on Indebtedness”;

(14)(a) the licensing, sublicensing and cross-licensing of intellectual property or other general intangibles, (b) licenses, sublicenses, leases or subleases of other property in the ordinary course of business and (c) the abandonment of intellectual property which, in the reasonable good faith determination of the Company, is not material to the business of the Company and its Restricted Subsidiaries, taken as a whole;

(15) any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(16) the unwinding or termination of any Hedging Obligations;

(17) the sale of Permitted Investments (other than sales of Capital Stock of any Restricted Subsidiaries) made by the Company or any Restricted Subsidiary after the Acquisition Closing Date, if such Permitted Investments were (a) received in exchange for, or purchased out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Capital Stock of the Company (other than Disqualified Stock) or (b) received in the form of, or were purchased from the proceeds of, a substantially concurrent contribution of cash or such Permitted Investment to the common equity capital of the Company; provided that any such proceeds, Permitted Investments or contributions in clauses (a) and (b) will be excluded from clause (c)(ii) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments”;

(18) the sale or other Investment of Capital Stock of, or any Investment in, any Unrestricted Subsidiary;

(19) foreclosure on assets;

(20) dispositions of Investments (a) entered into pursuant to clause (28)(b) of the definition of “Permitted Investments” and (b) in joint ventures (including the Renewable Diesel Joint Venture) permitted under the Indenture to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in the joint venture agreement or similar binding agreements entered into with respect to such Investment in such joint venture;

(21) the expiration of any option agreement with respect to real or personal property;

(22) dispositions of property subject to or resulting from casualty losses and condemnation or similar proceedings (including dispositions in lieu thereof);

(23) dispositions of non-core assets (which may include real property) acquired in an acquisition permitted under the Indenture to the extent such acquisition was consummated within two years of such disposition;

(24) dispositions in connection with any Sale/Leaseback Transaction or similar transaction; provided that the fair market value of all property so disposed shall not exceed $30.0 million from and after the Acquisition Closing Date;

(25) dispositions of residential real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees or consultants of the Company or any Restricted Subsidiary;

(26) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(27) dispositions of letters of credit, bankers’ acceptances or bank guarantees (or the rights thereunder) to banks or other financial institutions in the ordinary course of business in exchange for cash or other Permitted Investments;

(28) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such acquisition; and

(29) dispositions in existence, or made pursuant to binding commitments existing, on the Acquisition Closing Date.

“Asset Swap” means a concurrent purchase and sale or exchange of Related Business Assets between the Company or any of its Restricted Subsidiaries and another Person; provided that the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of the contractually agreeing to such transaction) as determined in good faith by the Company and any cash received must be applied in accordance with “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction, as reasonably determined by the Company) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or Dallas, Texas are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the balance sheet of such Person in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP. Notwithstanding the foregoing, Capital Lease Obligations shall be excluded for purposes of (i) calculating Consolidated Interest Expense, (ii) calculating the Secured Leverage Ratio, the Leverage Ratio and the Consolidated Coverage Ratio, (iii) determining the amount of Indebtedness under the covenant described under “Certain Covenants—Limitation on Indebtedness” and (iv) determining the amount of Permitted Investments (to the extent re-characterized as Capital Lease Obligations after such obligation is entered into), in each case, to the extent such Capital Lease Obligation would have been characterized as an operating lease in accordance with GAAP on the Issue Date.

“Cash Equivalents” means:

(1) U.S. dollars, euros, Canadian dollars or the currency of any country having a credit rating of “A” (or the equivalent thereof) or better from either Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc.;

(2) securities issued or directly and fully guaranteed or insured by the United States of America, the European Union or the Government of Canada or any agency or instrumentality of the United States of America, the European Union or the Government of Canada (provided that the full faith and credit of the United States of America, the European Union or the Government of Canada, as applicable, is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America, any member of the European Union or province of Canada or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof (provided that the full faith and credit of such state, member or province, as applicable, is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” (or the equivalent thereof) or better from either Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc.;

(4) certificates of deposit, time deposits, Eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc., or “A” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at the time of acquisition thereof at least “A-1” (or the equivalent thereof) by Standard & Poor’s Ratings Group, Inc. or “P-1” (or the equivalent thereof) by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(7) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above;

(8) in the case of any Foreign Subsidiary (which may include investments made indirectly by the Company or any Restricted Subsidiary that is not a Foreign Subsidiary), investments of the type and maturity described in clauses (1) through (7) above of foreign obligors, which investments or obligors have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; and

(9) in the case of the Company or any Restricted Subsidiary, other currencies, to the extent obtained by the Company or the applicable Restricted Subsidiary in the ordinary course of operations or for the purpose of consummating transactions otherwise permitted under the Indenture, and other short-term investments utilized by the Company or such Restricted Subsidiary in the ordinary course of business and in accordance with normal investment practices for cash management in investments substantially similar to the investments described in clauses (1) through (7) above.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent entity); provided that the consummation of any transaction resulting in such person or group beneficially owning more than 50% of total voting power of the Voting Stock of the Company shall not be deemed to be a Change of Control if (a) the Company becomes a Wholly-Owned Subsidiary of a holding company with no other material assets or operations, (b) immediately following such transaction, the holders that beneficially own the voting power of the Voting Stock of such holding company are substantially the same as the holders that beneficially owned the voting power of the Company’s Voting Stock immediately prior to such transaction, and (c) (i) such holding company executes and delivers to the Trustee a supplemental indenture, in form satisfactory to the Trustee, pursuant to which such holding company will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, or premium, if any, and interest on the Notes on a senior basis and expressly agrees in writing to be bound by the terms of the Registration Rights Agreement as if it were a Subsidiary Guarantor or (ii) such transaction is made in compliance with the first paragraph of the covenant described under “—Certain Covenants—Merger and Consolidation” (any such transaction pursuant to this clause (ii), a “Reorganization Transaction”); or

(2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(3) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company (other than any liquidation or dissolution in connection with a Reorganization Transaction).

Notwithstanding the foregoing, the Vion Acquisition and the merger of Darling Escrow Corporation, Inc. with and into Darling shall not constitute or give rise to a “Change of Control.”

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Restricted Subsidiaries.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” means Darling Ingredients Inc. and its successors.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1) if the Company or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed (or discontinued operations) of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

(a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged (including, but not limited to, through the assumption of such Indebtedness by another Person if the Company and its Restricted Subsidiaries are no longer liable for such Indebtedness after the assumption thereof) with respect to the Company and its continuing Restricted Subsidiaries in connection with such disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost savings). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) Consolidated Interest Expense; plus

(2) Consolidated Income Taxes; plus

(3) consolidated depreciation expense; plus

(4) consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles” and Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets”; plus

(5) any non-recurring or extraordinary loss; plus

(6) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); plus

(7) the amount of any fee, cost, expense or reserve to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that, such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be excluded in calculating Consolidated EBITDA for such fiscal quarters); plus

(8) the amount of any expense or deduction associated with any subsidiary of such Person attributable to non-controlling interests or minority interests of third parties; plus

(9) the amount of any loss on sales of Receivables and related assets in connection with any Qualified Receivables Transaction; plus

(10) any proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person in good faith expects to receive the same within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be excluded in calculating EBITDA for such fiscal quarters)); plus

(11)(i) costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings, operating expense reductions, product margin synergies and product cost and other synergies and similar initiatives, integration, transition, reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, facilities opening and pre-opening (including unused warehouse space costs), business optimization and other restructuring costs (including those related to tax restructurings), charges, accruals, reserves, expenses (including inventory optimization programs, software development costs, systems implementation and upgrade expenses and costs related to the closure or consolidation of facilities (including severance, rent termination costs, moving costs and legal costs related thereto) and curtailments and costs related to entry into new markets (including unused warehouse space costs, consulting fees, signing costs, retention or completion bonuses, relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs)) and (ii) expected cost savings, operating expense reductions, other operating improvements, product margin synergies and product cost and other synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable (in the good faith determination of such Person) related to (A) the Rothsay Acquisition and the Transactions and (B) after the Acquisition Closing Date, permitted asset sales, acquisitions, Investments, Asset Dispositions, operating improvements, restructurings, cost saving initiatives and other similar initiatives and transactions; provided that, with respect to clause (B), such cost savings, operating expense reductions, other operating improvements, product margin synergies and product cost and other synergies are reasonably expected to be realized within 18 months of the event giving rise thereto; provided further that the aggregate amount of any increases to Consolidated EBITDA for any applicable period pursuant to clauses (i) and (ii) shall not exceed (x) the amount of any such cost savings, operating expense reductions, other operating improvements, product margin synergies and product cost and other synergies of the type that would be permitted to be included in pro forma financial statements prepared in accordance with Article 11 of Regulation S-X of the Securities Act plus (y) 5% of Consolidated EBITDA for such applicable period; less

(12) non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges made in any prior period that did not increase Consolidated EBITDA in any prior period); less

(13) any non-recurring or extraordinary gain.

Notwithstanding the preceding sentence, clauses (2) through (6) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (6) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2) amortization of debt discount and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3) non-cash interest expense;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries; provided that, with respect to the Renewable Diesel Joint Venture Indebtedness or the Indebtedness of any other joint venture, interest expense pursuant to this clause (5) shall include only interest actually paid by the Company or any Restricted Subsidiary (including through the exercise of remedies under any Lien permitted in respect thereof);

(6) costs associated with Hedging Obligations (including amortization of fees); provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8) the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries that are not Subsidiary Guarantors payable to a party other than the Company or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

(9) Receivables Fees; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the penultimate paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income on an after tax basis:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

(a) subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(i) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary (except the Renewable Diesel Joint Venture)) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash (other than with a Permitted Renewable Joint Venture Investment) from the Company or a Restricted Subsidiary;

(2) any net income (but not loss) of any Restricted Subsidiary (other than a Subsidiary Guarantor) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than any restrictions that have been waived or otherwise released), except that:

(a) subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its Restricted Subsidiaries (including pursuant to any Sale/ Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4) extraordinary, nonrecurring, non-operating or noncash gains, charges or losses (including (x) costs of, and payments of, actual or prospective legal settlements, fines, judgments or orders, (y) costs of, and payments of, corporate reorganizations and (z) gains, income, losses, expenses or charges (less all fees and expenses chargeable thereto) attributable to any sales or dispositions of Capital Stock or assets (including asset retirement costs) or returned surplus assets of any employee benefit plan outside of the ordinary course of business);

(5) the cumulative effect of a change in accounting principles;

(6) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(7) any unrealized net losses, charges or expenses and unrealized net gains in the fair market value of any arrangements under Hedging Obligations;

(8) any unrealized net foreign currency translation gains or losses and unrealized net foreign currency transaction gains or losses (including currency re-measurements of Indebtedness, any unrealized net gains or losses resulting from Currency Agreements and those resulting from intercompany Indebtedness);

(9) any non-cash compensation expense, charge, cost, accrual or reserve, including any such expense, charge, cost, accrual or reserve arising from grants of stock appreciation or similar rights, stock options, restricted stock or other equity incentive programs, and any cash charges associated with the rollover, acceleration or payment of management equity in connection with the Rothsay Acquisition, the Vion Acquisition and the other Transactions, including, in each case, any related financings;

(10) any net gains, income, losses, expenses or charges with respect to (i) disposed, abandoned, closed and discontinued operations (other than assets held for sale) and any accretion or accrual of discounted liabilities and on the disposal of disposed, abandoned, and discontinued operations and (ii) facilities, plants or distribution centers that have been closed during such period;

(11) any fees, expenses and charges (including rationalization, legal, tax and structuring fees, costs and expenses) Incurred in connection with (i) the consummation of the Rothsay Acquisition, the Vion Acquisition and the other Transactions, including, in each case, any related financings (in each case, other than any Consolidated Interest Expense relating thereto), including any expenses relating to the extinguishment of debt, (ii) any Investment (other than an Investment among the Company and its Subsidiaries in the ordinary course of business), (iii) any Asset Disposition outside the ordinary course of business, (iv) the Incurrence or repayment of Indebtedness (other than an Incurrence or repayment of Indebtedness among the Company and its Subsidiaries in the ordinary course of business), (v) any issuance of Equity Interests, and (vi) any refinancing, amendment or modification of Indebtedness, in each case including (A) any such transaction consummated prior to the Acquisition Closing Date and any such transaction undertaken but not completed and (B) any charges or non-recurring merger costs Incurred during such period as a result of any such transaction;

(12) effects of adjustments (including the effects of such adjustments pushed down to any Restricted Subsidiary) in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase/acquisition accounting or recapitalization accounting in relation to the Rothsay Acquisition, the Vion Acquisition or any other consummated acquisition or recapitalization or the amortization or write-off of any amounts thereof in accordance with GAAP, net of taxes;

(13) any accruals and reserves established or adjusted within 12 months after the Acquisition Closing Date that are required to be established or adjusted as a result of the Rothsay Acquisition and the Transactions, in accordance with GAAP or as a result of the adoption or modification of accounting policies; and

(14) any goodwill or other intangible asset impairment charge or write-off.

“Consolidated Total Assets” as of any date of determination, means the total amount of assets which would appear on a consolidated balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facility” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Senior Secured Credit Agreement) or commercial paper facilities, in each case, with banks or other lenders or investors or indentures or other agreements providing for revolving credit loans, term loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or other indebtedness, in each case, as amended, restated, amended and restated, supplemented, modified, renewed, refunded, replaced in any matter (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to investors) in whole or in part from time to time (including successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing, including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including by means of sales of debt securities to investors), and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Secured Credit Agreement or any other credit or other agreement or indenture and whether any Credit Facility exists at any time).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Darling” means Darling Ingredients Inc.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary, until converted or exchanged); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is redeemable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is redeemable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and such repurchase or redemption complies with “—Certain Covenants—Limitation on Restricted Payments.”

“Dutch Subsidiary” means any Subsidiary incorporated in The Netherlands.

“Equity Offering” means an offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (w) public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S 4 or S-8, (x) an issuance to any Restricted Subsidiary, (y) any offering of Common Stock issued in connection with the Vion Acquisition or in connection with a transaction that constitutes a Change of Control or (z) any offering giving rise to Excluded Contributions.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Net Cash Proceeds or the fair market value of the assets (as determined conclusively by the Company) received by the Company after the Acquisition Closing Date from:

(1) capital contributions to its common equity capital, and

(2) the sale (other than to a Restricted Subsidiary or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) of Capital Stock (other than Disqualified Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial

Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, except for any reports or financial statements required to be delivered under the covenant described under “Certain Covenants—SEC Reports,” which shall be prepared in accordance with GAAP as in effect on the date thereof and as in effect from time to time. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in the Indenture. However, at any time after adoption of IFRS by the Company for its financial statements and reports for all financial reporting purposes, the Company may elect to apply IFRS for all purposes of the Indenture, and, upon any such election, references in the Indenture to GAAP shall be construed to mean IFRS as in effect on the date of such election; provided that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to the Indenture shall be prepared on the basis of IFRS as in effect from time to time, (3) from and after such election, all ratios, computations, calculations and other determinations based on GAAP contained in the Indenture shall be computed in conformity with IFRS with retroactive effect being given thereto assuming that such election had been made on the Issue Date, (4) such election shall not have the effect of rendering invalid (or causing a Default or an Event of Default as a result of) any transaction made prior to the date of such election pursuant to the covenants described under “—Certain Covenants” if such transaction was valid under the Indenture on the date made, Incurred or taken, as the case may be, and (5) all accounting terms and references in the Indenture to accounting standards shall be deemed to be references to the most comparable terms or standards under IFRS. The Company shall give written notice of any election to the Trustee and the holders of Notes within 5 Business Days of such election.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to maintain financial statement conditions or otherwise); or

(2) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Pari Passu Indebtedness” means Indebtedness of a Subsidiary Guarantor that ranks equally in right of payment to its Subsidiary Guarantee.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(5)(a) Capitalized Lease Obligations of such Person and (b) all Attributable Indebtedness of such Person that appears as a liability on the balance sheet of such Person under GAAP;

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset as determined by such Person in good faith on the date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person;

(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the maximum aggregate amount (giving effect to any netting arrangements) that would be payable by such Person at such time); and

(10) to the extent not otherwise included in this definition, the Receivables Transaction Amount outstanding relating to Qualified Receivables Transaction.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness”; provided that such money is held to secure the payment of such interest. For purposes of determining compliance with any covenant contained in the Indenture (including the computation of the Consolidated Coverage Ratio, the Leverage Ratio and the Secured Leverage Ratio), Indebtedness shall be determined without giving effect to (a) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value,” as defined therein, and (b) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

The term “Indebtedness” shall not include:

(1) in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing;

(2) any lease of property which would be considered an operating lease under GAAP;

(3)(a) any contingent obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes and (b) any joint and several tax liabilities arising by operation of consolidated return, fiscal unity or similar provisions of applicable law; or

(4) Contingent Obligations Incurred in the ordinary course of business.

“interest” with respect to the Notes means interest with respect thereto.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business; and

(3) an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Permitted Investment,”

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined in good faith by the Company) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company;

(3)(a) guarantees of obligations not constituting Indebtedness shall not be deemed to be “Investments” and (b) the amount of any Investment shall be deemed to be the initial amount invested, without regard to write-offs or write-downs, but after giving effect to (such effect shall result in the replenishment of any basket) all payments or repayments of, or returns on, such Investment; and

(4) “Investment” will include in connection with the sale or other disposition of any Voting Stock of any Restricted Subsidiary where, after giving effect to any such sale or disposition, such entity will no longer be a Subsidiary of the Company, an amount, calculated on the date of any such sale or disposition, equal to the fair market value (as conclusively determined in good faith by the Company) of the Capital Stock of such Subsidiary not being sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor’s Ratings Group, Inc. (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside the Company’s control, any equivalent investment grade rating by any Rating Agency selected by the Company as a replacement Rating Agency).

“Issue Date” means January 2, 2014.

“Leverage Ratio” means, as of any date of determination, the ratio of (1) Total Indebtedness of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which financial statements prepared on a consolidated basis in accordance with GAAP are available (the “balance sheet date”) minus all obligations, contingent or otherwise, of such Person as an account party in respect of the undrawn face amount of letters or credit, banker’s acceptances or similar instruments outstanding as of the balance sheet date to (2) Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on the balance sheet date. The Leverage Ratio shall be adjusted on a pro forma basis in a manner consistent with the definition of “Consolidated Coverage Ratio” (including for acquisitions).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition;

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Asset Disposition); provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to the Company or any Restricted Subsidiary.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor Restricted Subsidiary” means a Restricted Subsidiary that is not a Subsidiary Guarantor.

“Offering Circular” means the offering circular dated December 18, 2013 relating to the offer and sale of the Restricted Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, any Vice President, the Treasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. Such counsel may be an employee of or counsel to the Company or the Trustee.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)(a) the Company or any Restricted Subsidiary (other than a Receivables Entity), and (b) a Subsidiary in connection with (i) reorganizations and related to tax planning and (ii) the consummation of any Restricted Payment or Permitted Investment permitted under the Indenture substantially contemporaneously with the receipt by such Subsidiary of the proceeds of such Investment;

(2)(a) another Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than a Receivables Entity), including in connection with the formation of a Restricted Subsidiary

(other than a Receivables Entity) and (b) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary (other than a Receivables Entity); provided, however, that, in each case, such Person’s primary business is a Related Business;

(3) cash and Cash Equivalents or Investments that were Cash Equivalents when made;

(4) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel, entertainment, relocation and similar loans or advances to cover matters that are made in the ordinary course of business;

(6) loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary of the Company in the ordinary course of business in an aggregate amount not in excess of $10.0 million outstanding at any one time;

(7) extension of trade credit, loans or advances to customers, clients or suppliers in the ordinary course of business;

(8) Investments received in settlement of debts (including delinquent accounts and disputes) created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization, workout, recapitalization or similar arrangement, including upon the bankruptcy or insolvency of a debtor or upon foreclosure, deed in lieu of foreclosure or other transfer of title;

(9) Investments made as a result of the receipt of notes and other non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(10) Investments in existence, or made pursuant to binding commitments existing, on the Acquisition Closing Date and any modification, replacement, renewal or extension thereof (provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by the Indenture);

(11) Investments represented by Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “—Certain Covenants—Limitation on Indebtedness”;

(12) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (12), in an aggregate amount at the time of such Investment not to exceed the greater of (x) $125.0 million and (y) 2.2% of Consolidated Total Assets outstanding at any one time;

(13) Guarantees issued in accordance with “—Certain Covenants—Limitation on Indebtedness” (including payments thereunder and Investments in respect thereof in lieu of such payments);

(14) Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(15) any Asset Swap made in accordance with “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(16) Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(17) Investments in inventory and goods in the ordinary course of business;

(18) Investments of a Restricted Subsidiary acquired after the Acquisition Closing Date or of an entity merged into, amalgamated with, or consolidated with the Company or a Restricted Subsidiary in a transaction that is not prohibited by the covenant described under “—Certain Covenants—Merger and Consolidation” after the Acquisition Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation and any modification, replacement, renewal or extension of any such Investment so long as no such modification, replacement, renewal or extension increases the amount of such Investment except as otherwise permitted by the Indenture;

(19) any acquisition of assets or Capital Stock solely in exchange for, or out of the Net Cash Proceeds received from, the substantially contemporaneous issuance of Capital Stock (other than Disqualified Stock) of the Company; provided that the amount of any such Net Cash Proceeds that are utilized for any such Investment pursuant to this clause (19) will be excluded from clause (c)(ii) of the first paragraph of the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments”;

(20) Investments made in joint ventures and non-Wholly-Owned Subsidiaries as required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements in the ordinary course of business in an aggregate amount not to exceed the greater of (x) $50.0 million and (y) 0.85% of Consolidated Total Assets;

(21) pledges or deposits permitted under clauses (2), (5), (26) and (28) of the definition of Permitted Liens;

(22) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(23) Investments (a) of up to the greater of (x) $300.0 million and (y) 5.25% of Consolidated Total Assets in joint ventures, including the Renewable Diesel Joint Venture and (b) in respect of the Renewable Diesel Joint Venture or any other joint venture in the form of Guarantees permitted under clause (15) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” or Liens permitted by clause (24) of the definition of “Permitted Liens”;

(24) to the extent constituting an Investment, Liens permitted by the Indenture;

(25) Investments in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; provided that the cash balances for the purposes of making such advances to Subsidiaries or joint ventures are held by the Company or a Restricted Subsidiary;

(26) the Company may serve as an account party under a letter of credit or provide cash collateral to support obligations of Insurance Company of Colorado, Inc. or any other captive insurance company as long as such support is required by, and is in the amount required by, applicable insurance regulations;

(27) Investments (i) constituting deposits, prepayments or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business; and

(28)(a) any Investment in a Related Business or any Related Business Assets; provided that, if after giving pro forma effect to any such Investment, the Leverage Ratio would be greater than 3.75 to 1.00, the aggregate fair market value of any such Investment, taken together with all other Investments made pursuant to this clause (28)(a) that are at that time outstanding, shall not exceed the greater of $150.0 million and 2.6% of Consolidated Total Assets, and (b) the purchase, holding or other acquisition of Capital Stock in Persons that after giving effect to any such Investment will not be a Subsidiary of the Company, so long as (i) no Default exists or would result therefrom at the time such Investment is committed to be made and (ii) the Secured Leverage Ratio would be less than or equal to 2.75 to 1.00 after giving pro forma effect to any such Investment.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness and other obligations under any Credit Facility and Hedging Obligations and cash management arrangements with Persons or Affiliates of Persons party to such Credit Facility permitted to be secured by such Liens by such Credit Facility and Liens securing Guarantees of Restricted Subsidiaries of Indebtedness and other obligations under such Credit Facility, in each case permitted to be Incurred under the Indenture under the provisions described in clause (1) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness”;

(2)(i) pledges or deposits by such Person or Liens arising (A) under workers’ compensation laws, health, disability or other employment benefits, unemployment insurance laws, social security or similar legislation or regulations, property, casualty or liability insurance or premiums related thereto, self-insurance obligations or captive insurance subsidiaries or (B) to secure letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar instruments posted to support payment of items set forth in this clause (2)(i), (ii) good faith deposits in connection with (and Liens securing the performance of, or granted in lieu of) bids, tenders, contracts with trade creditors, bids, contracts (other than in respect of debt for borrowed money) or leases to which such Person is a party, (iii) deposits to secure (and Liens securing the performance of, or granted in lieu of) public or statutory obligations of such Person, or (iv) deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) Liens arising or imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s, landlord’s, customs’ and revenue authorities’ and other like Liens Incurred in the ordinary course of business, or created in order to comply with applicable requirements of law, including any security requested to be created by any creditor of a German Subsidiary in connection with (i) a merger of a German Subsidiary pursuant to Section 22 of the German Reorganization Act (Umwandlungsgesetz) and/or (ii) the termination of a domination and profit and loss pooling agreement (Beherrschungs—und Gewinnnabführungsvertrag) pursuant to Section 303 of the German Stock Corporation Act (AktG);

(4) Liens for taxes (including VAT), assessments or other governmental charges (a) that are not overdue by more than 30 days or, if overdue by more than 30 days, are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof or (b) with respect to which the failure to make payment is not reasonably expected by the Company to have a material adverse effect on the financial condition or results of operations of the Company and its Restricted Subsidiaries, taken as a whole;

(5) Liens, including deposits made in connection therewith, in favor of issuers of surety, customs, stay, appeal or performance bonds or performance and completion guarantees and other obligations of a like nature or letters of credit, bankers’ acceptances, bank guarantees or similar instruments issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such instruments are issued in compliance with the covenant described under the “Certain Covenants—Limitation on Indebtedness”;

(6) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect or impair the use of such property in the operation of the business of such Person;

(7) Liens securing (a) Hedging Obligations permitted under the Indenture and (b) Indebtedness of the type described in clause (22) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness”;

(8) Liens in favor of a commodity, brokerage or security intermediary who holds a commodity, brokerage or, as applicable, a security account on behalf of the Company or a Restricted Subsidiary provided such Lien encumbers only the related account and the property held therein;

(9) any interest or title of a lessor, sublessor, licensee, sublicense, licensor or sublicensor under any lease or license agreement permitted or not prohibited by the Indenture and leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) granted in the ordinary course of business which do not interfere in any material respect with the business of the Company or any of its Restricted Subsidiaries;

(10) Liens in respect of judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights related to litigation being contested that do not constitute an Event of Default under clause (7) of the first paragraph under “—Events of Default”;

(11) Liens for the purpose of securing Indebtedness represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments (including the interests of vendors and lessors under conditional sale, title retention agreements and extended title retention agreements (verlängerter Eigentumsvorbehalt)) Incurred to finance all or any part of the purchase price or cost of design, construction, lease, installation or improvement of assets or property (other than Capital Stock, except Capital Stock in a Person that becomes a Restricted Subsidiary) acquired, constructed, repaired or improved in the ordinary course of business; provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under clause (9) or clause (26) of “—Certain Covenants—Limitation on Indebtedness”; and

(b) such Liens are created within 180 days of the acquisition or the completion of the construction or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto, provided, further, that such Liens shall not apply to any other property or asset of the Company or a Restricted Subsidiary (other than the proceeds and products thereof and accessions thereto, except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings secured by Liens permitted under the Indenture provided by such Person or its Affiliates);

(12) Liens (a) arising by virtue of any statutory or common law provisions relating to banker’s Liens (including Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code), rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution or (b) encumbering reasonable customary initial deposits and margin deposits;

(13) Liens arising from Uniform Commercial Code or PPSA (or similar law of any jurisdiction) financing statement filings regarding leases and consignment or bailee arrangements entered into by the Company and its Restricted Subsidiaries in the ordinary course of business and Liens securing liabilities in respect of indemnification obligations thereunder as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold) or consignment or bailee;

(14) Liens existing on the Acquisition Closing Date (other than Liens permitted under clause (1));

(15) Liens on assets or Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary (other than the proceeds and products thereof and accessions thereto and after acquired property subjected to a Lien pursuant to the terms existing at the time of such acquisition and except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings secured by Liens permitted by the Indenture provided by such Person or its Affiliates);

(16) Liens on assets at the time the Company or a Restricted Subsidiary acquired, constructed, repaired or improved the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to the terms existing at the time of such acquisition, except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings secured by Liens permitted by the Indenture provided by such Person or its Affiliates);

(17) Liens securing Indebtedness permitted to be Incurred under clause (3) of “—Certain Covenants—Limitation on Indebtedness” or other obligations of a Restricted Subsidiary owing to the Company or any Restricted Subsidiary;

(18) Liens (a) securing the Notes and Subsidiary Guarantees and any exchange notes and related guarantees issued in an exchange offer under the Registration Rights Agreement and (b) on the proceeds of Indebtedness Incurred in connection with the financing of a transaction permitted under the Indenture, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds in connection with the closing of such transaction;

(19) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (11), (14), (15), (16), (18)(a) and (19) of this definition, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien thereunder (except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings secured by Liens permitted by the Indenture provided by such Person or its Affiliates);

(20) Liens representing the interest of a purchaser of goods sold by the Company or any of its Restricted Subsidiaries in the ordinary course of business under conditional sale, title retention, extended title retention (verlängerter Eigentumsvorbehalt), consignment, bailee or similar arrangements; provided that such Liens arise only under the applicable conditional sale, title retention, consignment or similar arrangements and such Liens only encumber the good so sold hereunder;

(21) Liens in favor of the Company or any Subsidiary Guarantor;

(22) Liens under industrial revenue, municipal or similar bonds;

(23) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case Incurred in connection with a Qualified Receivables Transaction;

(24) Liens on (a) the Capital Stock of the Renewable Diesel Joint Venture or any other joint venture consisting of a Permitted Renewable Joint Venture Investment or any other Investment permitted to be made pursuant to the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or the definition of “Permitted Investments” in favor of the holder of (x) any Indebtedness of the Renewable Diesel Joint Venture or any other joint venture, (y) any Guarantee of such Indebtedness otherwise permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness” or (z) any Guarantee of the commitment to make an Investment in the Renewable Diesel Joint Venture or any other joint venture which Investment is otherwise permitted to be made under the definition of “Permitted Investments” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and (b) cash and cash equivalents to secure (x) obligations to make an Investment in the Renewable Diesel Joint Venture or any other joint venture permitted under the definition of “Permitted Investments” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or (y) a letter of credit posted to secure obligations set forth in the foregoing clause (24)(b)(x);

(25) Liens arising as a result of agreements to enter into a Sale/Leaseback Transaction and not securing Indebtedness; provided, that such Liens shall not extend beyond the property that is the subject of such Sale/Leaseback Transaction;

(26)(i) Liens (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or the definition of “Permitted Investment,” which are applied against the purchase price for such Investment, and (B) consisting of an agreement to dispose of any property in a disposition permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” in each case, solely to the extent such transaction is permitted under the Indenture, and (ii) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted under the Indenture;

(27) Liens securing Indebtedness (other than Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed the greater of (x) $100.0 million and (y) 1.75% of Consolidated Total Assets;

(28) Liens granted in the ordinary course of business to secure (a) (i) liabilities for premiums or reimbursement obligations to insurance carriers or self-insurance obligations and (ii) liabilities in respect of indemnification obligations under leases or other contractual obligations and (b) letters of credit, bank guarantees, banker’s acceptances, surety bonds or similar instruments posted to support payment of items set forth in this clause (28); provided that such letters of credit, bank guarantees, banker’s acceptances, surety bonds or similar instruments are issued in compliance with the Indenture;

(29) Liens (a) arising in connection with pooled deposit or sweep accounts, cash netting, deposit accounts or similar arrangements of the Company or any Restricted Subsidiary and consisting of the right to apply the funds held therein to satisfy overdraft or similar obligations Incurred in the ordinary course of business of such Person or (b) granted in the ordinary course of business by the Company or any Restricted Subsidiary to any bank with whom it maintains accounts to the extent required by the relevant bank’s (or custodian’s or trustee’s, as applicable) standard terms and conditions (including, without limitation, any Lien arising by entering into standard banking arrangements (AGB-Banken or AGB-Sparkassen) in Germany), in each case, which are within the general parameters customary in the banking industry;

(30) Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into in the ordinary course of business;

(31)(a) Liens on Capital Stock in joint ventures (including the Renewable Diesel Joint Venture) or Unrestricted Subsidiaries; provided such Liens secure Indebtedness of such joint ventures or Unrestricted Subsidiaries, as applicable and (b) and any encumbrance or restriction (including put and call arrangements) in favor of a joint venture party with respect to Capital Stock of, or assets owned by, any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(32) Liens consisting of customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(33) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(34) Liens securing Indebtedness of any Non-Guarantor Restricted Subsidiary; provided that any such Lien is limited to all or part of the property or assets of such Non-Guarantor Restricted Subsidiary and the Capital Stock of such Non-Guarantor Restricted Subsidiary;

(35) any Lien arising under clause 24 or clause 25 of the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions;

(36) any netting or set-off arrangement entered into by any Dutch Subsidiary in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of any Dutch Subsidiary;

(37) Liens on repurchase agreements constituting Cash Equivalents; and

(38) Liens securing Indebtedness (other than Subordinated Obligations); provided that at the time of Incurrence and after giving pro forma effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, the Secured Leverage Ratio (calculated assuming all commitments relating to any revolving credit facility have been fully drawn) of the Company would not exceed 2.75 to 1.0.

“Permitted Renewable Joint Venture Investments” means, without duplication, (i) any Investment in the Renewable Diesel Joint Venture or any other joint venture made pursuant to clause (23) of the definition of “Permitted Investment” and (ii) the amount of any unreimbursed payments made pursuant to the Guarantee or the exercise of remedies under any Lien, in each case permitted under clause (15) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness.”

“Person” means any individual, corporation, company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“PPSA” means the Personal Property Security Act (Ontario), as in effect from time to time.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization involving Receivables.

“Rating Agencies” means Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. or if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of its Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly-Owned Subsidiary (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is guaranteed by the Company or any Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b) is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3) to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Receivables Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Acquisition Closing Date or Incurred in compliance with the Indenture, including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1)(a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness, reasonable tender premiums and fees Incurred in connection therewith); and

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or a Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or such Subsidiary Guarantee on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being refinanced.

“Registration Rights Agreement” means the registration rights agreement dated as of January 2, 2014 by and among the Company, the Subsidiary Guarantors and the initial purchasers set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended from time to time.

“Related Business” means any business which is the same as or related, ancillary or complementary to, or a reasonable extension or expansion of, any of the businesses of the Company and its Restricted Subsidiaries on the Acquisition Closing Date, including, for the avoidance of doubt, the Renewable Diesel Joint Venture.

“Related Business Assets” means any property, plant, equipment or other assets (excluding assets that are qualified as current assets under GAAP) to be used or useful by the Company or a Restricted Subsidiary in a Related Business or capital expenditures relating thereto.

“Renewable Diesel Joint Venture” means one or more joint ventures formed with an Affiliate of Valero Energy Corporation in connection with the building and/or operation of one or more renewable diesel facilities in the United States, including any Subsidiary thereof and any Subsidiary that is a holding company through which the Company holds its interests in such joint ventures and, in the case of an Unrestricted Subsidiary, has no other material assets or operations unrelated to such joint ventures.

“Renewable Diesel Joint Venture Indebtedness” means any Indebtedness specified in clause (15) of the second paragraph of “—Certain Covenants—Limitation on Indebtedness”; provided that the Renewable Diesel Joint Venture is not a Restricted Subsidiary of the Company.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Rothsay Acquisition” means the acquisition by the Company of the Rothsay business pursuant to the Rothsay Acquisition Agreement.

“Rothsay Acquisition Agreement” means the Acquisition Agreement, dated as of August 23, 2013, between Maple Leaf Foods Inc. and the Company.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Restricted Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means Total Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (1) Secured Indebtedness of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which financial statements prepared on a consolidated basis in accordance with GAAP are available (the “balance sheet date”) minus all obligations, contingent or otherwise, of such Person as an account party in respect of the undrawn face amount of letters or credit, banker’s acceptances or similar instruments outstanding as of the balance sheet date to (2) Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on the balance sheet date. The Secured Leverage Ratio shall be adjusted on a pro forma basis in a manner consistent with the definition of “Consolidated Coverage Ratio” (including for acquisitions).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Secured Credit Agreement” means the Amended and Restated Credit Agreement, dated as of September 27, 2013, among the Company, J.P. Morgan Chase Bank, N.A., as Administrative Agent, and the lenders parties thereto from time to time, as the same may be amended, restated, amended and restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder provided that such additional Indebtedness is Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Indebtedness”), including the amendment and restatement of such credit agreement on or prior to the Acquisition Closing Date as described, in all material respects, in the Offering Circular.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in Qualified Receivables Transactions.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company or any Restricted Subsidiary (whether outstanding on the Acquisition Closing Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or any Subsidiary Guarantee pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes and exchange notes issued in a registered exchange offer pursuant to the Registration Rights Agreement by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

“Subsidiary Guarantor” means each Restricted Subsidiary in existence on the Acquisition Closing Date that provides a Subsidiary Guarantee on the Acquisition Closing Date and any other Restricted Subsidiary that provides a Subsidiary Guarantee in accordance with the Indenture; provided that upon release or discharge of such Restricted Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Restricted Subsidiary ceases to be a Subsidiary Guarantor.

“Total Indebtedness” means, at the time of determination, the sum of the following determined for the Company and the Restricted Subsidiaries on a consolidated basis (without duplication) in accordance with GAAP: (a) all obligations for borrowed money; plus (b) all Guarantees of obligations for borrowed money; plus (c) all Capitalized Lease Obligations and purchase money indebtedness; plus (d) all obligations, contingent or otherwise, of such Person as an account party in respect of the undrawn face amount of letters of credit, banker’s acceptances or similar instruments.

“Transactions” means (i) the transactions contemplated by the Vion Acquisition Agreement and the Transitional Services Agreement, (ii) the borrowings under the Senior Secured Credit Agreement to finance a portion of the consideration for the Vion Acquisition, (iii) the issuance of the Notes on the Issue Date, (iv) the offering by the Company of its Common Stock in connection with the Vion Acquisition, (v) the refinancing, repayment or redemption of Indebtedness (including the redemption of the Company’s 8.5% Senior Notes due 2018 Notes and the discharge of the related indenture) in connection with the foregoing transactions, (vi) the merger of Darling Escrow Corporation, Inc. with and into Darling on the Acquisition Closing Date, and (vii) the payment of fees and expenses related to the foregoing.

“Transitional Services Agreement” means the Transitional Services Agreement to be dated the Acquisition Closing Date relating to the Ingredients business of the VION Group between VION Holding N.V. and the Company as described, in all material respects, in the Offering Circular.

“Uniform Commercial Code” means the Uniform Commercial Code, as in effect in the relevant jurisdiction from time to time.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; provided, that each of the Insurance Company of Colorado, Inc., Darling Green Energy, LLC, Roseller Marine, Ltd. and each of their respective Subsidiaries shall be an Unrestricted Subsidiary of the Company as of the Acquisition Closing Date; provided, further, that if the Renewable Diesel Joint Venture is or becomes a Subsidiary of the Company, the Renewable Diesel Joint Venture shall be an Unrestricted Subsidiary of the Company notwithstanding that it fails to satisfy the criteria set forth below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Indebtedness to which the lender has no recourse to any of the assets of the Company or any Restricted Subsidiary;

(3) such designation and the Investment of the Company in such Subsidiary constitutes a Permitted Investment or complies with “—Certain Covenants—Limitation on Restricted Payments”; and

(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary (other than the Renewable Diesel Joint Venture, but without limiting the application of the provisions described under the caption “—Certain Covenants” to the Renewable Diesel Joint Venture) would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) the Company could Incur at least $1.00 of additional Indebtedness under the first paragraph of the “—Certain Covenants—Limitation on Indebtedness” covenant on a pro forma basis taking into account such designation or the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than or equal to such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation; and

(3) all Liens of such Unrestricted Subsidiary outstanding immediately following such designation as a Restricted Subsidiary would either (a) if Incurred at such time, have been permitted to be Incurred under the “—Certain Covenants—Limitation on Liens” covenant, or (b) extend only to the assets or property of such Unrestricted Subsidiary that is being designated to be a Restricted Subsidiary that will become a Subsidiary Guarantor; provided, however, that, in the case of clause (b), such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such designation.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Vion Acquisition” means the acquisition by the Company of the Ingredients business of the VION Group pursuant to the Vion Acquisition Agreement.

“Vion Acquisition Agreement” means the Sale and Purchase Agreement, dated as of October 5, 2013, relating to the Ingredients business of the VION Group between VION Holding N.V. and the Company, as described, in all material respects, in the Offering Circular, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified (it being understood and agreed that any amendment, restatement, amendment and restatement, supplement or other modification that in the reasonable opinion of the Company is materially adverse to the interests of the holders of the Notes will not be given effect unless consented to by a majority of the holders).

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such Exchange Notes. Broker-dealers who acquired the Restricted Notes directly from us in the initial offering must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resales of the Exchange Notes and cannot rely on the position of the staff of the Commission enunciated in the Exxon Capital no-action letter. In addition, broker-dealers who acquired Restricted Notes directly from us in the initial offering cannot use this prospectus in connection with resales of the Exchange Notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer Exchange Notes for, any Restricted Notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase Restricted Notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of Exchange Notes received in the exchange offer, where such Exchange Notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any Restricted Notes outstanding after expiration of the exchange offer. We have agreed that, for a period of up to 180 days from the date on which the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until,                      2014, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of such Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of up to 180 days from the date on which the exchange offer is completed, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify holders of the Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences to a holder who exchanges its Restricted Notes for Exchange Notes pursuant to the exchange offer. This summary is based upon existing U.S. federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as original notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations) and partnerships and their partners), or to persons that hold the original notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes or that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any state, local, or non-U.S. tax considerations. Each holder is urged to consult his tax advisor regarding the U.S. federal, state, local, and non-U.S. income and other tax consequences of the ownership and disposition of the Exchange Notes.

An exchange of Restricted Notes for Exchange Notes pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes. Consequently, a holder of Restricted Notes should not recognize gain or loss, for U.S. federal income tax purposes, as a result of exchanging Restricted Notes for Exchange Notes pursuant to the exchange offer. The holding period of the Exchange Notes should be the same as the holding period of the Restricted Notes and the tax basis in the Exchange Notes should be the same as the adjusted tax basis in the Restricted Notes as determined immediately before the exchange.

LEGAL MATTERS

Sidley Austin LLP has passed upon the validity of the Exchange Notes and the related guarantees on behalf of the issuer.

EXPERTS

The consolidated financial statements of Darling Ingredients Inc. and its subsidiaries (formerly Darling International Inc.) as of December 28, 2013 and December 29, 2012, and for each of the years in the three years ended December 28, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 28, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 28, 2013, contains an explanatory paragraph that states during 2013 Darling Ingredients Inc. acquired Terra Renewal Services (TRS) and Rothsay, and management excluded from its assessment of the effectiveness of Darling Ingredients Inc.’s internal control over financial reporting as of December 28, 2013, TRS and Rothsay’s internal control over financial reporting associated with total assets of $798.6 million and total revenues of $49.8 million included in the consolidated financial statements of Darling Ingredients Inc. and subsidiaries as of and for the year ended December 28, 2013. Our audit of internal control over financial reporting of Darling Ingredients Inc. also excluded an evaluation of internal control over financial reporting of TRS and Rothsay.

The statement of assets acquired and liabilities assumed of the Rothsay Rendering Business as of December 29, 2012 and December 31, 2011, and the statements of net revenues and direct costs and operating expenses for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated and combined financial statements as of December 31, 2013, 2012 and 2011 and for each of the three years in the period ended December 31, 2013 of VION Ingredients Nederland (Holding) B.V., VION Ingredients International (Holding) B.V. and VION Ingredients Germany GmbH and certain other subsidiaries and joint venture entities, incorporated by reference in this Prospectus, have been so incorporated in reliance on the report of BDO Audit & Assurance B.V., independent accountants, given on the authority of said firm as experts in auditing and accounting.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Darling Ingredients Inc. since the date hereof or that the information contained in this prospectus is correct as of any time subsequent to its date.

DARLING INGREDIENTS INC.

OFFER TO EXCHANGE

All Outstanding

$500,000,000 5.375% Senior Notes due 2022

for

$500,000,000 5.375% Senior Notes due 2022

that have been registered under the Securities Act of 1933

Prospectus

                    , 2014

Dealer Prospectus Delivery Obligation

Until                     , 2014, all dealers that effect transactions in the Restricted Notes or the Exchange Notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Arkansas Corporation

EV Acquisition, Inc. (“EV”) and Terra Renewal Services, Inc. (“Terra”) are each corporations organized under the laws of the State of Arkansas.

Section 4-27-850 of the Arkansas Business Corporation Act of 1987, as amended (the “ABCA”), permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they are or were a director, officer, employee or agent if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses that the court deems proper despite such adjudication of liability.

Section 4-27-850 of the ABCA provides that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her. Section 4-27-850 of the ABCA provides that expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation under Section 4-27-850 of the ABCA. Section 4-27-850 of the ABCA also affords a corporation the power to obtain insurance on behalf of its directors officers, employees and agents against liabilities incurred by them in these capacities.

The Articles of Incorporation of EV permit indemnification of its directors and officers to the fullest extent legally permissible under the ABCA. Additionally, as permitted by Section 4-27-202 of the ABCA, the Articles of Incorporation of EV provide that its directors shall not be personally liable for monetary damages for breach of the directors’ fiduciary duty as directors to EV or its shareholders to the fullest extent permitted by the ABCA.

The respective Amended and Restated Bylaws of EV and Terra provide for mandatory indemnification of any person who was or is a director or officer of such corporation and permissible indemnification of any person who was or is an employee or other agent of such corporation to the fullest extent legally permissible under the ABCA. In addition, the respective Amended and Restated Bylaws of EV and Terra authorize the respective corporations to maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of such corporation, whether or not such corporation would have the power to provide indemnification to such person.

The respective Amended and Restated Bylaws of EV and Terra provide that expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of such corporation shall be paid by such corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified for such expenses by such corporation. The rights to indemnification and advancement of expenses under the respective Amended and Restated Bylaws of EV and Terra continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of such person’s heirs, executors and administrators.

As discussed under “—Delaware Corporations,” Darling has entered into indemnification agreements with certain of its officers and directors which provide for indemnification when acting in their capacity as officers and directors of EV and Terra.

Delaware Corporations

Darling, Darling Global Holdings Inc., Rousselot Inc., Rousselot Dubuque Inc. and Terra Holding Company are Delaware corporations.

Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of officers and directors of a corporation under certain conditions and subject to certain limitations. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.

Darling’s Certificate of Incorporation provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. The Certificate of Incorporation of Darling Global Holdings Inc. provides that the corporation shall indemnify its directors and officers to the full extent permitted by Section 145 of the Delaware General Corporation Law, and its bylaws further provide that it shall indemnify any person serving at its request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Certificates of Incorporation of Rousselot Inc. and Rousselot Dubuque Inc. each provide that the respective corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, indemnify all persons whom they may indemnify pursuant thereto. The Certificate of Incorporation of Terra Holding Company provides that the corporation shall, to the extent permitted by Delaware General Corporation Law, indemnify and hold harmless its directors and officers, and any individual serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to the fullest extent it is empowered to do so under the Delaware General Corporation Law. In addition, the respective bylaws of Darling, Darling Global Holdings Inc., Rousselot Inc., Rousselot Dubuque Inc. and Terra Holding Company provide that expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of such corporation (or was serving at such corporation’s request as a director or officer of another corporation) shall be paid by such corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by such corporation as authorized by the relevant section of the Delaware General Corporation Law.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Certificates of Incorporation of Darling, Darling Global Holdings Inc., Rousselot Inc. and Rousselot Dubuque Inc. each provide that, pursuant to Delaware law, the directors of each respective corporation shall not be personally liable for monetary damages for breach of the directors’ fiduciary duty as directors to such corporation and its stockholders. These provisions in the Certificates of Incorporation do not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to his or her respective corporation, for acts or omission not in good faith or involving intentional misconduct, for knowing violations of law, for any transactions from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Section 174 of the Delaware General Corporation Law. The Certificate of Incorporation of Darling Global Holdings Inc. further specifies that the elimination and limitation of liability therein continues after a director has ceased to occupy such position as to acts or omissions occurring during such director’s term or terms of office, that any amendment, repeal or modification of the elimination and limitation of liability therein shall not adversely affect any right of protection of a director existing at the time of such repeal or modification and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law.

Darling has entered into indemnification agreements with each of its directors and executive officers and certain officers of its subsidiaries, including Darling Global Holdings Inc., Rousselot Inc., Rousselot Dubuque Inc. and Terra Holding Company, and purchased directors’ and officers’ liability insurance. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, an individual will receive indemnification for expenses, judgments, fines and amounts paid in settlement if he or she is found to have acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of Darling or any of its subsidiaries, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, Darling will provide unsecured, interest-free advances for the expenses (including attorney’s fees) incurred by any individual in defending against any threatened, pending or completed action, suit, demand, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding. Notwithstanding anything to the contrary in the indemnification agreement, Darling shall not indemnify any such director or executive officer seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by such person unless the initiation thereof was authorized in the specific case by the Board of Directors of Darling or Darling provides the indemnification, in its sole discretion, pursuant to the powers vested in Darling under applicable law.

The bylaws of Darling Global Holdings Inc. and Terra Holding Company each provide that each respective corporation may purchase and maintain insurance on behalf of any past or present director, officer, employee or agent of such corporation (or on behalf of any person who serves or has served at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise) against any liability arising out of such person’s status as such, whether or not such corporation would have the power to indemnify such person against such liability.

Delaware Limited Liability Company

Darling AWS LLC (“Darling AWS”), Darling National LLC (“Darling National”), Darling Northstar LLC (“Darling Northstar”) and Sonac USA LLC (“Sonac USA”) are each limited liability companies organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, set forth in its limited liability company agreement.

The limited liability company agreement of Darling AWS does not provide for any insurance or indemnification against liability which any controlling person, director or officer of Darling AWS may incur in his or her capacity as such.

The limited liability company agreement of Darling Northstar does not provide for any insurance or indemnification against liability which any controlling person, director or officer of Darling Northstar may incur in his or her capacity as such.

Section 18 of the limited liability company agreement of Darling National (the “Darling National LLC Agreement”) provides that none of the member of Darling National, any of its respective members, employees, agents, officers, directors, any of their respective affiliates, consultants, employees or agents or any officer of Darling National (each, a “Darling National Indemnitee”) shall be liable to Darling National or any other person or entity who has an interest in Darling National for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Darling National Indemnitee in good faith on behalf of Darling National and in a manner reasonably believed to be within the scope of the authority conferred on such Darling National

Indemnitee by the Darling National LLC Agreement, except a Darling National Indemnitee is liable for any loss, damage or claim incurred by reason of such Darling National Indemnitee’s own gross negligence or willful misconduct. Additionally, each Darling National Indemnitee shall be entitled to be indemnified to the full extent permitted by the law, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Darling National Indemnitee in good faith on behalf of Darling National and in a manner reasonably believed to be within the scope of the authority conferred by the Darling National LLC Agreement, except no Darling National Indemnitee is entitled to be indemnified for any loss, damage or claim incurred by reason of gross negligence or willful misconduct. Any indemnity is provided out of Darling National’s assets only. These rights of indemnification are in addition to any rights to which such director or officer may otherwise be entitled by contract or as a matter of law and shall extend to his successors and assigns. Darling National may purchase and maintain insurance on behalf of a Darling National Indemnitee and other persons against any liability which may be asserted against, or expense which may be incurred by, any such person in connection with activities of Darling National.

Article 9 of the limited liability company operating agreement of Sonac USA (the “Sonac USA LLC Agreement”) provides that any member, director or officer of Sonac USA shall not be liable for any breach of duty in any such capacity, unless a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Additionally, the Sonac USA LLC Agreement provides that Sonac USA shall indemnify and hold harmless each member and its respective directors, shareholders, officers, employees and agents, and the officers, employees and agents of Sonac USA (each, a “Sonac USA Indemnitee”), against all costs, liabilities, claims, demands, damages and expenses, including reasonable attorneys’ fees (collectively, “Sonac USA Indemnifiable Losses”) paid or incurred by any such Sonac USA Indemnitee in connection with the conduct of the business of Sonac USA; provided that, such indemnification shall not apply, in the case of any Sonac USA Indemnitee, for any Sonac USA Indemnifiable Losses incurred by reason of conduct by such Sonac USA Indemnitee that constitutes willful misfeasance, fraud, gross negligence or reckless disregard of duty.

As discussed under “—Delaware Corporations,” Darling has entered into indemnification agreements with certain of its officers and directors which provide for indemnification when acting in their capacity as officers and directors of Darling AWS, Darling National, Darling Northstar and Sonac USA.

Kentucky Limited Liability Company

Griffin Industries LLC is a limited liability company organized under the laws of the Commonwealth of Kentucky (“Griffin”).

Section 275.180 of the Kentucky Revised Statutes provides that the written operating agreement of a limited liability company may (i) eliminate or limit the personal liability of a member or manager for monetary damages for breach of certain of such member’s or manager’s duties as described in Section 275.170 of the Kentucky Revised Statutes, and (ii) provide for the indemnification of a member or manager for judgments, settlements, penalties, fines, or expenses incurred in a proceeding to which a person is a party because the person is or was a member or manager.

Section 22 of the operating agreement of Griffin (the “Operating Agreement”) provides that none of the member, any of the member’s respective shareholders, employees, agents, officers or directors, any of their respective affiliates, consultants, employees or agents, or any officer of Griffin (each, an “Indemnified Party”) shall be liable to Griffin or any other person or entity who has an interest in Griffin for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of Griffin and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by the Operating Agreement, except an Indemnified Party is liable for any loss, damage or claim incurred by reason of such Indemnified Party’s wanton or reckless misconduct, as construed under Section 275.170 of the Kentucky Revised Statutes. Additionally, each Indemnified Party shall be entitled to be indemnified by Griffin to the full extent permitted by the law, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of Griffin and in a manner reasonably believed to be within the scope of the authority conferred by the Operating Agreement, except no Indemnified Party is entitled to be indemnified for any loss, damage or claim incurred by reason of wanton or reckless misconduct (as construed under Section 275.170 of the Kentucky Revised Statutes) with respect to such acts or omissions. Any indemnity is provided out of Griffin’s assets only, and Griffin’s member shall have no liability on account thereof. Section 22 of the Operating Agreement further provides that any expenses incurred by an officer or manager of Griffin in defending or in preparation for a civil, criminal, administrative or investigative action, suit or proceeding, arbitration, mediation or claim in respect thereof shall be paid in advance by Griffin; provided, that such officer or manager shall undertake to repay such advanced expenses if it is ultimately determined that he or she is not entitled to be indemnified by Griffin pursuant to the terms of the Operating Agreement.

These rights to indemnification and advancement of expenses are in addition to any rights to which such Indemnified Party may otherwise be entitled by contract or as a matter of law and shall extend to his successors and assigns. Griffin may purchase and maintain insurance on behalf of an Indemnified Party and other persons against any liability which may be asserted against, or expense which may be incurred by, any such person in connection with activities of Griffin.

As discussed under “—Delaware Corporations,” Darling has entered into indemnification agreements with certain of its officers and directors which provide for indemnification when acting in their capacity as officers and directors of Griffin.

Georgia Corporation

Craig Protein Division, Inc. is a corporation organized under the laws of the State of Georgia (“Craig Protein”). There are three provisions of the Georgia Business Corporations Code (“GBCC”) which permit indemnification of company constituents under certain conditions and subject to certain limitations: Sections 14-2-851 and 14-2-856 of the GBCC govern indemnification of directors and Section 14-2-857 of the GBCC addresses indemnification of officers, employees or agents. The provisions in Sections 14-2-851 through 14-2-859 of the GBCC more fully address various specific indemnification issues, and permit a Georgia corporation to provide additional indemnification rights and procedures not in violation of such statutes in its articles of incorporation or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders. Section 14-2-858 of the GBCC also prescribes that a corporation “may purchase and maintain insurance on behalf of any individual who is a director, officer, employee or agent of the corporation.”

The indemnification provisions for Craig Protein are provided in Article XII of its Amended and Restated Bylaws. Section 1 of such Article provides for mandatory indemnification of its directors, officers, employees or agents to the maximum extent permitted by the GBCC as amended from time to time. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of such person’s heirs, executors and administrators. In addition, expenses incurred by a director or officer in defending or in preparation for any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Craig Protein shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Craig Protein under Article XII of the Bylaws. Under the interpretive rules prescribed in Section 14-2-859(f) of the GBCC, the textual reference to the “fullest extent permitted by law” shall be deemed to obligate Craig Protein to “advance funds” for covered persons to the fullest extent permitted by the GBCC, to indemnify directors to the fullest extent permitted in Section 14-2-856 of the GBCC for shareholder-approved indemnification, and to indemnify officers to the fullest extent permitted in Section 14-2-857 of the GBCC. These rights to indemnification and advancement of expenses are in addition to rights which the Indemnified Party is entitled to by “contract.”

As discussed under “—Delaware Corporations,” Darling has entered into indemnification agreements with certain of its officers and directors which provide for indemnification when acting in their capacity as officers and directors of Craig Protein.

Lastly, as to nature of a director’s duties, Section 14-2-830(a) of the GBCC provides that a director shall discharge his duties as a director “(1) In a manner he believes in good faith to be in the best interests of the corporation; and (2) With the care an ordinarily prudent person in a like position would exercise under similar circumstances.” Subsection (d) of such statute provides that a director is not liable for any actions (or failure to act)

if “he performs the duties of his office in compliance with the above standards.” In addition, a director may be liable for certain “unlawful distributions” as prescribed in Section 14-2-832. There are no provisions in the Articles of Incorporation or Bylaws of Craig Protein which amend or supplement the above-described statutory performance standards for the corporation’s directors.

Massachusetts Corporation

Rousselot Peabody Inc. is a corporation organized under the laws of the Commonwealth of Massachusetts. Reference is made to Chapter 156D of the Massachusetts Business Corporation Act (the “MBCA”). Section 2.02(b)(4) of the MBCA enables a corporation in its original articles of organization or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breaches of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to 6.40 and 6.41 of the MBCA (providing for liability of directors for authorizing illegal distributions) or (4) for any transaction from which a director derived an improper personal benefit. Rousselot Peabody Inc. has not adopted any such provisions in its articles of organization.

Section 8.51 of the MBCA permits a corporation to indemnify a director if the individual (1) conducted himself or herself in good faith, (2) reasonably believed that his or her conduct was (a) in the best interests of the corporation or (b) at least not opposed to the best interest of the corporation, and (3) in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 8.51 of the MBCA also permits the corporation to indemnify a director for conduct for which such individual is or would not be liable under the charter provision referred to above, whether or not the director satisfied a particular standard of conduct. Section 8.56 of the MBCA permits a corporation to indemnify an officer (1) under those circumstances in which the corporation would be allowed to indemnify a director and (2) if such officer is not also a director, to such further extent as the corporation chooses except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. This broader permissible indemnification for officers also is available for a director who is an officer if the individual becomes party to a proceeding on the basis of an act or omission solely as an officer. Section 8.55 of the MBCA mandates that the determination of whether an award of indemnification is permissible in a particular circumstance be made by (1) a majority vote of all disinterested directors or a majority of a committee of disinterested directors (in each case, if there are at least two disinterested directors), (2) special legal counsel or (3) the shareholders.

Prior to the final disposition of a proceeding involving a director or officer, Sections 8.53 and 8.56 of the MBCA allow a corporation to pay for or reimburse reasonable expenses. As a condition, the director or officer must deliver a written undertaking to repay the funds if the individual is determined not to have met the relevant standard of conduct, which determination is made in the same manner as the determination of whether an individual is entitled to indemnification. This undertaking may be accepted without security and without regard to the individual’s financial ability to make repayment. Another condition to advancement of expenses is that the individual submit a written affirmation of his or her good faith that he or she has met the standard of conduct necessary for indemnification (or that the matter involved conduct for which liability has been eliminated pursuant to the charter provision referred to above).

Sections 8.52 and 8.56(c) of the MBCA mandate indemnification for reasonable expenses, regardless of whether an individual has met a particular standard of conduct, in connection with proceedings in which a director or officer is wholly successful, on the merits or otherwise. Furthermore, Section 8.54 of the MBCA provides that a court may direct a corporation to indemnify a director or officer if the court determines that (1) the director or officer is entitled to mandatory indemnification under the MBCA, (2) the director or officer is entitled to indemnification pursuant to a provision in the corporation’s charter or bylaws or in a contract or a board or shareholder resolution, or (3) it is fair and reasonable to indemnify the director or officer, regardless of whether he or she met the relevant standard of conduct.

As discussed under “—Delaware Corporations,” Darling has entered into indemnification agreements with certain of its officers and directors which provide for indemnification when acting in their capacity as officers and directors of Rousselot Peabody.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits (Including Those Incorporated By Reference)

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of November 9, 2010, by and among Darling Ingredients Inc., DG Acquisition Corp., Griffin Industries, Inc. and Robert A. Griffin, in his capacity as the Shareholders’ Representative (filed as Exhibit 2.1 to Darling Ingredients Inc’s Current Report on Form 8-K filed November 9, 2010 and incorporated herein by reference).

2.2	Acquisition Agreement, dated as of August 23, 2013, by and between Darling Ingredients Inc. and Maple Leaf Foods Inc. (the schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be furnished to the SEC upon request) (filed as Exhibit 2.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed August 26, 2013 and incorporated herein by reference).

2.3	Sale and Purchase Agreement, dated as of October 5, 2013, by and between Darling Ingredients Inc. and VION Holding N.V. (certain immaterial schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be furnished to the Securities and Exchange Commission upon request) (filed as Exhibit 2.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed October 10, 2013 and incorporated herein by reference).

3.1	Restated Certificate of Incorporation of Darling Ingredients Inc., as amended (filed as Exhibit 3.1 to Darling Ingredients Inc.’s Registration Statement on Form S-1 filed May 23, 2002 and incorporated herein by reference).

3.2	Certificate of Amendment of Restated Certificate of Incorporation of Darling Ingredients Inc. (filed as Exhibit 3.2 to Darling Ingredients Inc.’s Annual Report on Form 10-K filed March 2, 2011 and incorporated herein by reference).

3.3	Certificate of Amendment of Restated Certificate of Incorporation of Darling Ingredients Inc. (filed as Exhibit 3.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed November 27, 2013 and incorporated herein by reference).

3.4	Certificate of Amendment of Restated Certificate of Incorporation of Darling Ingredients Inc. (filed as Exhibit 3.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed May 7, 2014 and incorporated herein by reference).

3.5	Amended and Restated Bylaws of Darling Ingredients Inc. (filed as Exhibit 3.2 to Darling Ingredients Inc.’s Current Report on Form 8-K filed May 7, 2014 and incorporated herein by reference).

3.6	Articles of Incorporation of Craig Protein Division, Inc. (filed as Exhibit 3.8 to Darling Ingredients Inc.’s Registration Statement on Form S-4 filed June 15, 2011 and incorporated herein by reference).

3.7	Amended and Restated Bylaws of Craig Protein Division, Inc. (filed as Exhibit 3.9 to Darling Ingredients Inc.’s Registration Statement on Form S-4 filed June 15, 2011 and incorporated herein by reference).

3.8†	Certificate of Formation of Darling AWS LLC.

3.9†	Limited Liability Company Agreement of Darling AWS LLC.

3.10	Certificate of Formation of Darling National LLC (filed as Exhibit 3.4 to Darling Ingredients Inc.’s Registration Statement on Form S-4 filed June 15, 2011 and incorporated herein by reference).

3.11	Amended and Restated Limited Liability Company Agreement of Darling National LLC (filed as Exhibit 3.5 to Darling Ingredients Inc.’s Registration Statement on Form S-4 filed June 15, 2011 and incorporated herein by reference).

Exhibit	Description

3.12†	Certificate of Formation of Darling Northstar LLC.

3.13†	Limited Liability Company Agreement of Darling Northstar LLC.

3.14†	Certificate of Incorporation of Darling Global Holdings Inc.

3.15†	Bylaws of Darling Global Holdings Inc.

3.16†	Articles of Incorporation of EV Acquisition, Inc.

3.17†	Amended and Restated Bylaws of EV Acquisition, Inc.

3.18	Articles of Organization of Griffin Industries LLC (filed as Exhibit 3.6 to Darling Ingredients Inc.’s Registration Statement on Form S-4 filed June 15, 2011 and incorporated herein by reference).

3.19	Operating Agreement of Griffin Industries LLC (filed as Exhibit 3.7 to Darling Ingredients Inc.’s Registration Statement on Form S-4 filed June 15, 2011 and incorporated herein by reference).

3.20†	Certificate of Incorporation of Rousselot Dubuque Inc.

3.21†	Bylaws of Rousselot Dubuque Inc.

3.22†	Certificate of Incorporation of Rousselot Inc.

3.23†	Bylaws of Rousselot Inc.

3.24†	Articles of Organization of Rousselot Peabody Inc.

3.25†	Bylaws of Rousselot Peabody Inc.

3.26†	Certificate of Formation of Sonac USA LLC.

3.27†	Limited Liability Company Operating Agreement of Sonac USA LLC.

3.28†	Amended and Restated Certificate of Incorporation of Terra Holding Company.

3.29†	Amended and Restated Bylaws of Terra Holding Company.

3.30†	Articles of Incorporation of Terra Renewal Services, Inc.

3.31†	Amended and Restated Bylaws of Terra Renewal Services, Inc.

4.1	Specimen Common Stock Certificate (filed as Exhibit 4.1 to Darling Ingredients Inc.’s Registration Statement on Form S-1 filed May 27, 1994 and incorporated herein by reference).

4.2	Certificate of Designation, Preference and Rights of Series A Preferred Stock (filed as Exhibit 4.2 to Darling Ingredients Inc.’s Registration Statement on Form S-1 filed May 23, 2002 and incorporated herein by reference).

4.3	Senior Notes Indenture dated as of January 2, 2014, by and among Darling Escrow Corporation, the subsidiary guarantors party thereto from time to time and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 10, 2014 and incorporated herein by reference).

Exhibit	Description

4.4	Supplemental Indenture, dated as of January 8, 2014, by and among Darling Escrow Corporation, Darling Ingredients Inc., Craig Protein Division, Inc., Darling AWS LLC, Darling National LLC, Darling Northstar LLC, Darling Global Holdings Inc., EV Acquisition, Inc., Griffin Industries LLC, Terra Holding Company and Terra Renewal Services Inc. and U.S. Bank National Association, as trustee (filed as Exhibit 4.2 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 10, 2014 and incorporated herein by reference).

4.5†	Supplemental Indenture, dated as of April 4, 2014, by and among Darling Ingredients Inc., Craig Protein Division, Inc., Darling AWS LLC, Darling National LLC, Darling Northstar LLC, Darling Global Holdings Inc., EV Acquisition, Inc., Griffin Industries LLC, Terra Holding Company, Terra Renewal Services Inc., Rousselot Dubuque Inc., Rousselot Inc., Rousselot Peabody Inc., Sonac USA LLC and U.S. Bank National Association, as trustee.

4.6	Form of Senior Indenture for Debt Securities of Darling Ingredients Inc. (filed as Exhibit 4.3 to Darling Ingredients Inc.’s Registration Statement on Form S-3 filed November 17, 2010 and incorporated herein by reference).

4.7	Form of Subordinated Indenture for Debt Securities of Darling Ingredients Inc. (filed as Exhibit 4.4 to Darling Ingredients Inc.’s Registration Statement on Form S-3 filed November 17, 2010 and incorporated herein by reference).

5.1†	Opinion of Sidley Austin LLP.

5.2†	Opinion of Friday, Eldredge & Clark LLP.

5.3†	Opinion of Burr & Forman LLP.

5.4†	Opinion of Wyatt, Tarrant & Combs, LLP.

5.5†	Opinion of Goodwin Procter LLP.

10.1*	Form of Indemnification Agreement (filed as Exhibit 10.7 to Darling Ingredients Inc.’s Registration Statement on Form S-1 filed on May 27, 1994, and incorporated herein by reference).

10.2	Registration Rights Agreement, dated as of December 17, 2010, by and among Darling Ingredients Inc. and each of the stockholders named therein (filed as Exhibit 10.5 to Darling Ingredients Inc.’s Current Report on Form 8-K filed December 20, 2010 and incorporated herein by reference).

10.3	Rollover Agreement, dated as of November 9, 2010, by and among Darling Ingredients Inc., certain investors named therein and Robert A. Griffin, in his capacity as the Investors’ Representative (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed November 9, 2010 and incorporated herein by reference).

10.4	Second Amended and Restated Credit Agreement, dated as of January 6, 2014, by and among Darling Ingredients Inc., the other borrowers party thereto from time to time, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents from time to time party thereto (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 10, 2014 and incorporated herein by reference).

10.5	Second Amended and Restated Security Agreement, dated as of January 6, 2014, by and among Darling Ingredients Inc., its subsidiaries signatory thereto and any other subsidiary who may become a party thereto and JPMorgan Chase Bank, N.A, as administrative agent (filed as Exhibit 10.2 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 10, 2014 and incorporated herein by reference).

Exhibit	Description

10.6	Second Amended and Restated Guaranty Agreement, dated as of January 6, 2014, by and among Darling Ingredients Inc., its subsidiaries signatory thereto and any other subsidiary who may become a party thereto and JPMorgan Chase Bank, N.A., as administrative agent (filed as Exhibit 10.3 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 10, 2014 and incorporated herein by reference).

10.7	Registration Rights Agreement, dated as of January 2, 2014, by and among Darling Escrow Corporation, and Goldman, Sachs & Co. and J.P. Morgan Securities LLC, for themselves and on behalf of BMO Capital Markets Corp. (filed as Exhibit 10.4 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 10, 2014 and incorporated herein by reference).

10.8	Joinder to the Registration Rights Agreement, dated as of January 8, 2014, by and among Darling Ingredients Inc., Craig Protein Division, Inc., Darling AWS LLC, Darling National LLC, Darling Northstar LLC, Darling Global Holdings Inc., EV Acquisition, Inc., Griffin Industries LLC, Terra Holding Company and Terra Renewal Services Inc., and Goldman, Sachs & Co. and J.P. Morgan Securities LLC, for themselves and on behalf of BMO Capital Markets Corp. (filed as Exhibit 10.45 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 10, 2014 and incorporated herein by reference).

10.9	Limited Liability Company Agreement, dated as of January 21, 2011, by and among Diamond Green Diesel Holdings LLC, Darling Green Energy LLC and Diamond Alternative Energy, LLC. (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 21, 2011 and incorporated herein by reference).

10.10	Sponsor Support Agreement, dated as of May 31, 2011, by and between Darling Ingredients Inc., Diamond Green Diesel LLC and Diamond Alternative Energy, LLC (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed June 1, 2011 and incorporated herein by reference).

10.11	Raw Material Supply Agreement, dated as of May 31, 2011, by and between Diamond Green Diesel LLC and Darling Ingredients Inc. (filed as Exhibit 10 to Darling Ingredients Inc.’s Quarterly Report on Form 10-Q filed August 11, 2011 and incorporated herein by reference).

10.12	Leases, dated July 1, 1996, between the Company and the City and County of San Francisco (filed pursuant to temporary hardship exemption under cover of Form SE).

10.13	Lease, dated November 24, 2003, between Darling Ingredients Inc. and the Port of Tacoma (filed as Exhibit 10.3 to Darling Ingredients Inc.’s Annual Report on Form 10-K filed March 29, 2004, and incorporated herein by reference).

10.14	Ground Lease, dated as of December 17, 2010, by and between Martom Properties, LLC and Griffin Industries, Inc. (Butler, Kentucky) (filed as Exhibit 10.6 to Darling Ingredients Inc.’s Current Report on Form 8-K filed December 20, 2010 and incorporated herein by reference).

10.15	Ground Lease, dated as of December 17, 2010, by and between Martom Properties, LLC and Griffin Industries, Inc. (Henderson, Kentucky) (filed as Exhibit 10.7 to Darling Ingredients Inc.’s Current Report on Form 8-K filed December 20, 2010 and incorporated herein by reference).

10.16*	1994 Employee Flexible Stock Option Plan (filed as Exhibit 2 to Darling Ingredients Inc.’s Revised Definitive Proxy Statement filed on April 20, 2001, and incorporated herein by reference).

10.17*	Non-Employee Directors Stock Option Plan (filed as Exhibit 10.13 to Darling Ingredients Inc.’s Registration Statement on Form S-1/A filed on June 5, 2002, and incorporated herein by reference).

10.18*	Darling Ingredients Inc. 2004 Omnibus Incentive Plan (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed May 17, 2005, and incorporated herein by reference).

10.19*	Amendment to Darling Ingredients Inc. 2004 Omnibus Incentive Plan (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 22, 2007 and incorporated herein by reference).

Exhibit	Description

10.20*	Darling Ingredients Inc. 2012 Omnibus Incentive Plan (filed as Exhibit 99 to Darling Ingredients Inc.’s Registration Statement on Form S-8 filed May 31, 2012 and incorporated herein by reference).

10.21*	Darling Ingredients Inc. Compensation Committee Long-Term Incentive Program Policy Statement (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed June 22, 2005, and incorporated herein by reference).

10.22*	Darling Ingredients Inc. Compensation Committee Executive Compensation Program Policy Statement adopted January 15, 2009 (filed as Exhibit 10.3 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 21, 2009 and incorporated herein by reference).

10.23*	Darling Ingredients Inc. Compensation Committee Amended and Restated Executive Compensation Program Policy Statement adopted January 8, 2010 (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 14, 2010 and incorporated herein by reference).

10.24*	Darling Ingredients Inc. Compensation Committee 2011 Amended and Restated Executive Compensation Program Policy Statement adopted February 3, 2011 (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed February 9, 2011 and incorporated herein by reference).

10.25*	Integration Success Incentive Award Plan (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed March 15, 2006 and incorporated herein by reference).

10.26*	2010 Special Incentive Program (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed November 17, 2010 and incorporated herein by reference).

10.27*	Form of Performance Unit Award Agreement under the Darling Ingredients Inc. 2012 Omnibus Incentive Plan (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 6, 2014 and incorporated herein by reference).

10.28*	Non-Employee Director Restricted Stock Award Plan (filed as Exhibit 10.2 to Darling Ingredients Inc.’s Current Report on Form 8-K filed March 15, 2006 and incorporated herein by reference).

10.29*	Amendment No. 1 to Non-Employee Director Restricted Stock Award Plan, effective as of January 15, 2009 (filed as Exhibit 10.04 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 21, 2009 and incorporated herein by reference).

10.30*	Amended and Restated Non-Employee Director Restricted Stock Award Plan, (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed February 28, 2011 and incorporated herein by reference).

10.31*	Notice of Amendment to Grants and Awards, dated as of October 10, 2006 (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed October 10, 2006 and incorporated herein by reference).

10.32*	Amended and Restated Employment Agreement, dated as of January 1, 2009, between Darling Ingredients Inc. and Randall C. Stuewe (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 21, 2009, and incorporated herein by reference).

10.33*	Form of Senior Executive Termination Benefits Agreement (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed November 29, 2007 and incorporated herein by reference).

10.34*	Form of Addendum to Senior Executive Termination Benefits Agreement (filed as Exhibit 10.2 to Darling Ingredients Inc.’s Current Report on Form 8-K filed December 12, 2008 and incorporated herein by reference).

10.35*	Form of Third Addendum to Senior Executive Termination Benefits Agreement (filed as Exhibit 10.4 to Darling Ingredients Inc.’s Current Report on Form 8-K filed December 13, 2010 and incorporated herein by reference).

10.36*	Senior Executive Termination Benefits Agreement, dated as of September 1, 2012, between Darling Ingredients Inc. and Colin Stevenson (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed July 6, 2012 and incorporated herein by reference).

Exhibit	Description

10.37*	Amendment One to the Senior Executive Termination Benefits Agreement dated as of April 23, 2013 by and between Darling Ingredients Inc. and Colin Stevenson (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed April 23, 2013 and incorporated herein by reference).

10.38*	Transitional Services Agreement dated December 27, 2013 by and between Darling Ingredients Inc. and John O. Muse (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed December 30, 2013 and incorporated herein by reference).

10.39*	Transitional Services Agreement dated December 27, 2013 by and between Darling Ingredients Inc. and Neil Katchen (filed as Exhibit 10.2 to Darling Ingredients Inc.’s Current Report on Form 8-K filed December 30, 2013 and incorporated herein by reference).

10.40*	Form of Indemnification Agreement between Darling Ingredients Inc. and its directors and executive officers (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed February 25, 2008, and incorporated herein by reference).

10.41	Underwriting Agreement, dated as of January 27, 2011, by and among Darling Ingredients Inc., the selling stockholders signatory thereto and Goldman, Sachs & Co., as representative of the several underwriters named in Schedule 1 thereto (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 28, 2011 and incorporated herein by reference).

10.42	Underwriting Agreement, dated December 12, 2013, between Darling Ingredients Inc. and Goldman, Sachs & Co., as representative of the several underwriters named in Schedule I thereto (filed as Exhibit 1.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed December 13, 2013 and incorporated herein by reference).

10.43	Employment Agreement, dated as of February 12, 2014, between Darling International Netherlands BV and Dirk Kloosterboer (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Quarterly Report on Form 10-Q filed May 8, 2014 and incorporated herein by reference).

12.1†	Statements re Computation of Ratio of Earnings to Fixed Charges.

14	Darling Ingredients Inc. Code of Business Conduct applicable to all employees, including senior executive officers (filed as Exhibit 14 to Darling Ingredients Inc.’s Current Report on Form 8-K filed February 25, 2008, and incorporated herein by reference).

21	Subsidiaries of Darling Ingredients Inc. (filed as Exhibit 21 to Darling Ingredients Inc.’s Annual Report on Form 10-K filed February 26, 2014, and incorporated herein by reference).

23.1†	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2†	Consent of BDO Audit & Assurance B.V., Independent Accountant.

23.3†	Consent of Sidley Austin LLP (included as part of Exhibit 5.1).

23.4†	Consent of Friday, Eldredge & Clark LLP (included as part of Exhibit 5.2).

23.5†	Consent of Burr & Forman LLP (included as part of Exhibit 5.3).

23.6†	Consent of Wyatt, Tarrant & Combs, LLP (included as part of Exhibit 5.4).

23.7†	Consent of Goodwin Procter LLP (included as part of Exhibit 5.5).

24.1†	Power of Attorney (included as part of the signature pages hereto).

25.1†	Statement of Eligibility of Trustee on Form T-1 under Trust Indenture Act of 1939.

99.1†	Form of Letter of Transmittal.

99.2†	Form of Notice of Guaranteed Delivery.

†	Filed herewith.
*	Management contract or compensatory plan or arrangement.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

For the purpose of determining liability under the Securities Act of 1933 to any purchaser, the undersigned registrant undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on July 15, 2014.

DARLING INGREDIENTS INC.

By:	/s/ Randall C. Stuewe

Name:	Randall C. Stuewe
Title:	Chairman of the Board and Chief Executive Officer

We, the undersigned directors and officers of Darling Ingredients Inc. (the “Company”), hereby severally constitute and appoint Randall C. Stuewe and Colin T. Stevenson, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-4 (including all pre-effective and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 15, 2014.

Signature	Title

/s/ Randall C. Stuewe Randall C. Stuewe	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Colin T. Stevenson Colin T. Stevenson	Executive Vice President, Global Finance and Administration (Principal Accounting and Financial Officer)

/s/ O. Thomas Albrecht O. Thomas Albrecht	Director

/s/ D. Eugene Ewing D. Eugene Ewing	Director

/s/ Dirk Kloosterboer Dirk Kloosterboer	Director

/s/ Charles Macaluso Charles Macaluso	Director

/s/ John D. March John D. March	Director

/s/ Michael Urbut Michael Urbut	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on July 15, 2014.

CRAIG PROTEIN DIVISION, INC.

By:	/s/ Randall C. Stuewe

Name:	Randall C. Stuewe
Title:	Chief Executive Officer

We, the undersigned directors and officers of Craig Protein Division, Inc. (the “Company”), hereby severally constitute and appoint Randall C. Stuewe and Colin T. Stevenson, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-4 (including all pre-effective and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 15, 2014.

Signature	Title

/s/ Randall C. Stuewe Randall C. Stuewe	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Colin T. Stevenson Colin T. Stevenson	Executive Vice President, Global Finance and Administration, and Director (Principal Accounting and Financial Officer)

/s/ Martin W. Griffin Martin W. Griffin	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on July 15, 2014.

DARLING AWS LLC

By:	Darling Ingredients Inc., its sole member

By:	/s/ Randall C. Stuewe

Name:	Randall C. Stuewe
Title:	Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on July 15, 2014.

DARLING NATIONAL LLC

By:	Darling Ingredients Inc., its sole member

By:	/s/ Randall C. Stuewe

Name:	Randall C. Stuewe
Title:	Chairman of the Board and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on July 15, 2014.

DARLING NORTHSTAR LLC

By:	Darling Ingredients Inc., its sole member

By:	/s/ Randall C. Stuewe

Name:	Randall C. Stuewe
Title:	Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on July 15, 2014.

DARLING GLOBAL HOLDINGS INC.

By:	/s/ Randall C. Stuewe

Name:	Randall C. Stuewe
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 15, 2014.

Signature	Title

/s/ Randall C. Stuewe Randall C. Stuewe	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Colin T. Stevenson Colin T. Stevenson	Executive Vice President, Global Finance and Administration, and Director (Principal Accounting and Financial Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on July 15, 2014.

EV ACQUISITION, INC.

By:	/s/ Randall C. Stuewe

Name:	Randall C. Stuewe
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 15, 2014.

Signature	Title

/s/ Randall C. Stuewe Randall C. Stuewe	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Colin T. Stevenson Colin T. Stevenson	Executive Vice President, Global Finance and Administration, and Director (Principal Accounting and Financial Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on July 15, 2014.

GRIFFIN INDUSTRIES LLC

By:	/s/ Randall C. Stuewe

Name:	Randall C. Stuewe
Title:	Chief Executive Officer and Manager

We, the undersigned directors and officers of Griffin Industries LLC (the “Company”), hereby severally constitute and appoint Randall C. Stuewe and Colin T. Stevenson, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-4 (including all pre-effective and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 15, 2014.

Signature	Title

/s/ Randall C. Stuewe Randall C. Stuewe	Chief Executive Officer and Manager (Principal Executive Officer)

/s/ Colin T. Stevenson Colin T. Stevenson	Executive Vice President, Global Finance and Administration, and Manager (Principal Accounting and Financial Officer)

/s/ Martin W. Griffin Martin W. Griffin	Manager

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on July 15, 2014.

ROUSSELOT INC.

By:	/s/ Larry Jeske

Name:	Larry Jeske
Title:	President

We, the undersigned directors and officers of Rousselot Inc. (the “Company”), hereby severally constitute and appoint Larry Jeske and Stephen Smith, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-4 (including all pre-effective and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 15, 2014.

Signature	Title

/s/ Larry Jeske Larry Jeske	President (Principal Executive Officer)

/s/ Stephen Smith Stephen Smith	Chief Financial Officer (Principal Accounting and Financial Officer)

/s/ Villaume Kal Villaume Kal	Director

/s/ Dirk Kloosterboer Dirk Kloosterboer	Director

/s/ Johan Roijmans Johan Roijmans	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on July 15, 2014.

ROUSSELOT DUBUQUE INC.

By:	/s/ Larry Jeske

Name:	Larry Jeske
Title:	President

We, the undersigned directors and officers of Rousselot Dubuque Inc. (the “Company”), hereby severally constitute and appoint Larry Jeske and Stephen Smith, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-4 (including all pre-effective and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 15, 2014.

Signature	Title

/s/ Larry Jeske Larry Jeske	President (Principal Executive Officer)

/s/ Stephen Smith Stephen Smith	Chief Financial Officer (Principal Accounting and Financial Officer)

/s/ Villaume Kal Villaume Kal	Director

/s/ Dirk Kloosterboer Dirk Kloosterboer	Director

/s/ Mieke Philipsen Mieke Philipsen	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on July 15, 2014.

ROUSSELOT PEABODY INC.

By:	/s/ Larry Jeske

Name:	Larry Jeske
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 15, 2014.

Signature	Title

/s/ Larry Jeske Larry Jeske	President and Director (Principal Executive Officer)

/s/ Stephen Smith Stephen Smith	Chief Financial Officer and Director (Principal Accounting and Financial Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on July 15, 2014.

SONAC USA LLC

By:	/s/ Jan van der Velden

Name:	Jan van der Velden
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 15, 2014.

Signature	Title

/s/ Jan van der Velden Jan van der Velden	President and Sole Director (Principal Executive Officer)

/s/ Stephen Smith Stephen Smith	Vice President—Finance (Principal Accounting and Financial Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on July 15, 2014.

TERRA HOLDING COMPANY

By:	/s/ Randall C. Stuewe

Name:	Randall C. Stuewe
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 15, 2014.

Signature	Title

/s/ Randall C. Stuewe Randall C. Stuewe	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Colin T. Stevenson Colin T. Stevenson	Executive Vice President, Global Finance and Administration, and Director (Principal Accounting and Financial Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on July 15, 2014.

TERRA RENEWAL SERVICES, INC.

By:	/s/ Randall C. Stuewe

Name:	Randall C. Stuewe
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 15, 2014.

Signature	Title

/s/ Randall C. Stuewe Randall C. Stuewe	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Colin T. Stevenson Colin T. Stevenson	Executive Vice President, Global Finance and Administration, and Director (Principal Accounting and Financial Officer)

Exhibit Index

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of November 9, 2010, by and among Darling Ingredients Inc., DG Acquisition Corp., Griffin Industries, Inc. and Robert A. Griffin, in his capacity as the Shareholders’ Representative (filed as Exhibit 2.1 to Darling Ingredients Inc’s Current Report on Form 8-K filed November 9, 2010 and incorporated herein by reference).

2.2	Acquisition Agreement, dated as of August 23, 2013, by and between Darling Ingredients Inc. and Maple Leaf Foods Inc. (the schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be furnished to the SEC upon request) (filed as Exhibit 2.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed August 26, 2013 and incorporated herein by reference).

2.3	Sale and Purchase Agreement, dated as of October 5, 2013, by and between Darling Ingredients Inc. and VION Holding N.V. (certain immaterial schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be furnished to the Securities and Exchange Commission upon request) (filed as Exhibit 2.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed October 10, 2013 and incorporated herein by reference).

3.1	Restated Certificate of Incorporation of Darling Ingredients Inc., as amended (filed as Exhibit 3.1 to Darling Ingredients Inc.’s Registration Statement on Form S-1 filed May 23, 2002 and incorporated herein by reference).

3.2	Certificate of Amendment of Restated Certificate of Incorporation of Darling Ingredients Inc. (filed as Exhibit 3.2 to Darling Ingredients Inc.’s Annual Report on Form 10-K filed March 2, 2011 and incorporated herein by reference).

3.3	Certificate of Amendment of Restated Certificate of Incorporation of Darling Ingredients Inc. (filed as Exhibit 3.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed November 27, 2013 and incorporated herein by reference).

3.4	Certificate of Amendment of Restated Certificate of Incorporation of Darling Ingredients Inc. (filed as Exhibit 3.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed May 7, 2014 and incorporated herein by reference).

3.5	Amended and Restated Bylaws of Darling Ingredients Inc. (filed as Exhibit 3.2 to Darling Ingredients Inc.’s Current Report on Form 8-K filed May 7, 2014 and incorporated herein by reference).

3.6	Articles of Incorporation of Craig Protein Division, Inc. (filed as Exhibit 3.8 to Darling Ingredients Inc.’s Registration Statement on Form S-4 filed June 15, 2011 and incorporated herein by reference).

3.7	Amended and Restated Bylaws of Craig Protein Division, Inc. (filed as Exhibit 3.9 to Darling Ingredients Inc.’s Registration Statement on Form S-4 filed June 15, 2011 and incorporated herein by reference).

3.8†	Certificate of Formation of Darling AWS LLC.

3.9†	Limited Liability Company Agreement of Darling AWS LLC.

3.10	Certificate of Formation of Darling National LLC (filed as Exhibit 3.4 to Darling Ingredients Inc.’s Registration Statement on Form S-4 filed June 15, 2011 and incorporated herein by reference).

3.11	Amended and Restated Limited Liability Company Agreement of Darling National LLC (filed as Exhibit 3.5 to Darling Ingredients Inc.’s Registration Statement on Form S-4 filed June 15, 2011 and incorporated herein by reference).

3.12†	Certificate of Formation of Darling Northstar LLC.

3.13†	Limited Liability Company Agreement of Darling Northstar LLC.

Exhibit	Description

3.14†	Certificate of Incorporation of Darling Global Holdings Inc.

3.15†	Bylaws of Darling Global Holdings Inc.

3.16†	Articles of Incorporation of EV Acquisition, Inc.

3.17†	Amended and Restated Bylaws of EV Acquisition, Inc.

3.18	Articles of Organization of Griffin Industries LLC (filed as Exhibit 3.6 to Darling Ingredients Inc.’s Registration Statement on Form S-4 filed June 15, 2011 and incorporated herein by reference).

3.19	Operating Agreement of Griffin Industries LLC (filed as Exhibit 3.7 to Darling Ingredients Inc.’s Registration Statement on Form S-4 filed June 15, 2011 and incorporated herein by reference).

3.20†	Certificate of Incorporation of Rousselot Dubuque Inc.

3.21†	Bylaws of Rousselot Dubuque Inc.

3.22†	Certificate of Incorporation of Rousselot Inc.

3.23†	Bylaws of Rousselot Inc.

3.24†	Articles of Organization of Rousselot Peabody Inc.

3.25†	Bylaws of Rousselot Peabody Inc.

3.26†	Certificate of Formation of Sonac USA LLC.

3.27†	Limited Liability Company Operating Agreement of Sonac USA LLC.

3.28†	Amended and Restated Certificate of Incorporation of Terra Holding Company.

3.29†	Amended and Restated Bylaws of Terra Holding Company.

3.30†	Articles of Incorporation of Terra Renewal Services, Inc.

3.31†	Amended and Restated Bylaws of Terra Renewal Services, Inc.

4.1	Specimen Common Stock Certificate (filed as Exhibit 4.1 to Darling Ingredients Inc.’s Registration Statement on Form S-1 filed May 27, 1994 and incorporated herein by reference).

4.2	Certificate of Designation, Preference and Rights of Series A Preferred Stock (filed as Exhibit 4.2 to Darling Ingredients Inc.’s Registration Statement on Form S-1 filed May 23, 2002 and incorporated herein by reference).

4.3	Senior Notes Indenture dated as of January 2, 2014, by and among Darling Escrow Corporation, the subsidiary guarantors party thereto from time to time and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 10, 2014 and incorporated herein by reference).

Exhibit	Description

4.4	Supplemental Indenture, dated as of January 8, 2014, by and among Darling Escrow Corporation, Darling Ingredients Inc., Craig Protein Division, Inc., Darling AWS LLC, Darling National LLC, Darling Northstar LLC, Darling Global Holdings Inc., EV Acquisition, Inc., Griffin Industries LLC, Terra Holding Company and Terra Renewal Services Inc. and U.S. Bank National Association, as trustee (filed as Exhibit 4.2 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 10, 2014 and incorporated herein by reference).

4.5†	Supplemental Indenture, dated as of April 4, 2014, by and among Darling Ingredients Inc., Craig Protein Division, Inc., Darling AWS LLC, Darling National LLC, Darling Northstar LLC, Darling Global Holdings Inc., EV Acquisition, Inc., Griffin Industries LLC, Terra Holding Company, Terra Renewal Services Inc., Rousselot Dubuque Inc., Rousselot Inc., Rousselot Peabody Inc., Sonac USA LLC and U.S. Bank National Association, as trustee.

4.6	Form of Senior Indenture for Debt Securities of Darling Ingredients Inc. (filed as Exhibit 4.3 to Darling Ingredients Inc.’s Registration Statement on Form S-3 filed November 17, 2010 and incorporated herein by reference).

4.7	Form of Subordinated Indenture for Debt Securities of Darling Ingredients Inc. (filed as Exhibit 4.4 to Darling Ingredients Inc.’s Registration Statement on Form S-3 filed November 17, 2010 and incorporated herein by reference).

5.1†	Opinion of Sidley Austin LLP.

5.2†	Opinion of Friday, Eldredge & Clark LLP.

5.3†	Opinion of Burr & Forman LLP.

5.4†	Opinion of Wyatt, Tarrant & Combs, LLP.

5.5†	Opinion of Goodwin Procter LLP.

10.1*	Form of Indemnification Agreement (filed as Exhibit 10.7 to Darling Ingredients Inc.’s Registration Statement on Form S-1 filed on May 27, 1994, and incorporated herein by reference).

10.2	Registration Rights Agreement, dated as of December 17, 2010, by and among Darling Ingredients Inc. and each of the stockholders named therein (filed as Exhibit 10.5 to Darling Ingredients Inc.’s Current Report on Form 8-K filed December 20, 2010 and incorporated herein by reference).

10.3	Rollover Agreement, dated as of November 9, 2010, by and among Darling Ingredients Inc., certain investors named therein and Robert A. Griffin, in his capacity as the Investors’ Representative (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed November 9, 2010 and incorporated herein by reference).

10.4	Second Amended and Restated Credit Agreement, dated as of January 6, 2014, by and among Darling Ingredients Inc., the other borrowers party thereto from time to time, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents from time to time party thereto (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 10, 2014 and incorporated herein by reference).

10.5	Second Amended and Restated Security Agreement, dated as of January 6, 2014, by and among Darling Ingredients Inc., its subsidiaries signatory thereto and any other subsidiary who may become a party thereto and JPMorgan Chase Bank, N.A, as administrative agent (filed as Exhibit 10.2 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 10, 2014 and incorporated herein by reference).

Exhibit	Description

10.6	Second Amended and Restated Guaranty Agreement, dated as of January 6, 2014, by and among Darling Ingredients Inc., its subsidiaries signatory thereto and any other subsidiary who may become a party thereto and JPMorgan Chase Bank, N.A., as administrative agent (filed as Exhibit 10.3 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 10, 2014 and incorporated herein by reference).

10.7	Registration Rights Agreement, dated as of January 2, 2014, by and among Darling Escrow Corporation, and Goldman, Sachs & Co. and J.P. Morgan Securities LLC, for themselves and on behalf of BMO Capital Markets Corp. (filed as Exhibit 10.4 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 10, 2014 and incorporated herein by reference).

10.8	Joinder to the Registration Rights Agreement, dated as of January 8, 2014, by and among Darling Ingredients Inc., Craig Protein Division, Inc., Darling AWS LLC, Darling National LLC, Darling Northstar LLC, Darling Global Holdings Inc., EV Acquisition, Inc., Griffin Industries LLC, Terra Holding Company and Terra Renewal Services Inc., and Goldman, Sachs & Co. and J.P. Morgan Securities LLC, for themselves and on behalf of BMO Capital Markets Corp. (filed as Exhibit 10.45 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 10, 2014 and incorporated herein by reference).

10.9	Limited Liability Company Agreement, dated as of January 21, 2011, by and among Diamond Green Diesel Holdings LLC, Darling Green Energy LLC and Diamond Alternative Energy, LLC. (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 21, 2011 and incorporated herein by reference).

10.10	Sponsor Support Agreement, dated as of May 31, 2011, by and between Darling Ingredients Inc., Diamond Green Diesel LLC and Diamond Alternative Energy, LLC (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed June 1, 2011 and incorporated herein by reference).

10.11	Raw Material Supply Agreement, dated as of May 31, 2011, by and between Diamond Green Diesel LLC and Darling Ingredients Inc. (filed as Exhibit 10 to Darling Ingredients Inc.’s Quarterly Report on Form 10-Q filed August 11, 2011 and incorporated herein by reference).

10.12	Leases, dated July 1, 1996, between the Company and the City and County of San Francisco (filed pursuant to temporary hardship exemption under cover of Form SE).

10.13	Lease, dated November 24, 2003, between Darling Ingredients Inc. and the Port of Tacoma (filed as Exhibit 10.3 to Darling Ingredients Inc.’s Annual Report on Form 10-K filed March 29, 2004, and incorporated herein by reference).

10.14	Ground Lease, dated as of December 17, 2010, by and between Martom Properties, LLC and Griffin Industries, Inc. (Butler, Kentucky) (filed as Exhibit 10.6 to Darling Ingredients Inc.’s Current Report on Form 8-K filed December 20, 2010 and incorporated herein by reference).

10.15	Ground Lease, dated as of December 17, 2010, by and between Martom Properties, LLC and Griffin Industries, Inc. (Henderson, Kentucky) (filed as Exhibit 10.7 to Darling Ingredients Inc.’s Current Report on Form 8-K filed December 20, 2010 and incorporated herein by reference).

10.16*	1994 Employee Flexible Stock Option Plan (filed as Exhibit 2 to Darling Ingredients Inc.’s Revised Definitive Proxy Statement filed on April 20, 2001, and incorporated herein by reference).

10.17*	Non-Employee Directors Stock Option Plan (filed as Exhibit 10.13 to Darling Ingredients Inc.’s Registration Statement on Form S-1/A filed on June 5, 2002, and incorporated herein by reference).

10.18*	Darling Ingredients Inc. 2004 Omnibus Incentive Plan (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed May 17, 2005, and incorporated herein by reference).

10.19*	Amendment to Darling Ingredients Inc. 2004 Omnibus Incentive Plan (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 22, 2007 and incorporated herein by reference).

Exhibit	Description

10.20*	Darling Ingredients Inc. 2012 Omnibus Incentive Plan (filed as Exhibit 99 to Darling Ingredients Inc.’s Registration Statement on Form S-8 filed May 31, 2012 and incorporated herein by reference).

10.21*	Darling Ingredients Inc. Compensation Committee Long-Term Incentive Program Policy Statement (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed June 22, 2005, and incorporated herein by reference).

10.22*	Darling Ingredients Inc. Compensation Committee Executive Compensation Program Policy Statement adopted January 15, 2009 (filed as Exhibit 10.3 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 21, 2009 and incorporated herein by reference).

10.23*	Darling Ingredients Inc. Compensation Committee Amended and Restated Executive Compensation Program Policy Statement adopted January 8, 2010 (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 14, 2010 and incorporated herein by reference).

10.24*	Darling Ingredients Inc. Compensation Committee 2011 Amended and Restated Executive Compensation Program Policy Statement adopted February 3, 2011 (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed February 9, 2011 and incorporated herein by reference).

10.25*	Integration Success Incentive Award Plan (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed March 15, 2006 and incorporated herein by reference).

10.26*	2010 Special Incentive Program (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed November 17, 2010 and incorporated herein by reference).

10.27*	Form of Performance Unit Award Agreement under the Darling Ingredients Inc. 2012 Omnibus Incentive Plan (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 6, 2014 and incorporated herein by reference).

10.28*	Non-Employee Director Restricted Stock Award Plan (filed as Exhibit 10.2 to Darling Ingredients Inc.’s Current Report on Form 8-K filed March 15, 2006 and incorporated herein by reference).

10.29*	Amendment No. 1 to Non-Employee Director Restricted Stock Award Plan, effective as of January 15, 2009 (filed as Exhibit 10.04 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 21, 2009 and incorporated herein by reference).

10.30*	Amended and Restated Non-Employee Director Restricted Stock Award Plan, (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed February 28, 2011 and incorporated herein by reference).

10.31*	Notice of Amendment to Grants and Awards, dated as of October 10, 2006 (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed October 10, 2006 and incorporated herein by reference).

10.32*	Amended and Restated Employment Agreement, dated as of January 1, 2009, between Darling Ingredients Inc. and Randall C. Stuewe (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 21, 2009, and incorporated herein by reference).

10.33*	Form of Senior Executive Termination Benefits Agreement (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed November 29, 2007 and incorporated herein by reference).

10.34*	Form of Addendum to Senior Executive Termination Benefits Agreement (filed as Exhibit 10.2 to Darling Ingredients Inc.’s Current Report on Form 8-K filed December 12, 2008 and incorporated herein by reference).

10.35*	Form of Third Addendum to Senior Executive Termination Benefits Agreement (filed as Exhibit 10.4 to Darling Ingredients Inc.’s Current Report on Form 8-K filed December 13, 2010 and incorporated herein by reference).

10.36*	Senior Executive Termination Benefits Agreement, dated as of September 1, 2012, between Darling Ingredients Inc. and Colin Stevenson (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed July 6, 2012 and incorporated herein by reference).

Exhibit	Description

10.37*	Amendment One to the Senior Executive Termination Benefits Agreement dated as of April 23, 2013 by and between Darling Ingredients Inc. and Colin Stevenson (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed April 23, 2013 and incorporated herein by reference).

10.38*	Transitional Services Agreement dated December 27, 2013 by and between Darling Ingredients Inc. and John O. Muse (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed December 30, 2013 and incorporated herein by reference).

10.39*	Transitional Services Agreement dated December 27, 2013 by and between Darling Ingredients Inc. and Neil Katchen (filed as Exhibit 10.2 to Darling Ingredients Inc.’s Current Report on Form 8-K filed December 30, 2013 and incorporated herein by reference).

10.40*	Form of Indemnification Agreement between Darling Ingredients Inc. and its directors and executive officers (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed February 25, 2008, and incorporated herein by reference).

10.41	Underwriting Agreement, dated as of January 27, 2011, by and among Darling Ingredients Inc., the selling stockholders signatory thereto and Goldman, Sachs & Co., as representative of the several underwriters named in Schedule 1 thereto (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed January 28, 2011 and incorporated herein by reference).

10.42	Underwriting Agreement, dated December 12, 2013, between Darling Ingredients Inc. and Goldman, Sachs & Co., as representative of the several underwriters named in Schedule I thereto (filed as Exhibit 1.1 to Darling Ingredients Inc.’s Current Report on Form 8-K filed December 13, 2013 and incorporated herein by reference).

10.43	Employment Agreement, dated as of February 12, 2014, between Darling International Netherlands BV and Dirk Kloosterboer (filed as Exhibit 10.1 to Darling Ingredients Inc.’s Quarterly Report on Form 10-Q filed May 8, 2014 and incorporated herein by reference).

12.1†	Statements re Computation of Ratio of Earnings to Fixed Charges.

14	Darling Ingredients Inc. Code of Business Conduct applicable to all employees, including senior executive officers (filed as Exhibit 14 to Darling Ingredients Inc.’s Current Report on Form 8-K filed February 25, 2008, and incorporated herein by reference).

21	Subsidiaries of Darling Ingredients Inc. (filed as Exhibit 21 to Darling Ingredients Inc.’s Annual Report on Form 10-K filed February 26, 2014, and incorporated herein by reference).

23.1†	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2†	Consent of BDO Audit & Assurance B.V., Independent Accountant.

23.3†	Consent of Sidley Austin LLP (included as part of Exhibit 5.1).

23.4†	Consent of Friday, Eldredge & Clark LLP (included as part of Exhibit 5.2).

23.5†	Consent of Burr & Forman LLP (included as part of Exhibit 5.3).

23.6†	Consent of Wyatt, Tarrant & Combs, LLP (included as part of Exhibit 5.4).

23.7†	Consent of Goodwin Procter LLP (included as part of Exhibit 5.5).

24.1†	Power of Attorney (included as part of the signature pages hereto).

25.1†	Statement of Eligibility of Trustee on Form T-1 under Trust Indenture Act of 1939.

99.1†	Form of Letter of Transmittal.

99.2†	Form of Notice of Guaranteed Delivery.

†	Filed herewith.
*	Management contract or compensatory plan or arrangement.